UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Midcoast Energy Partners, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common units representing limited partner interests

	(2)	Aggregate number of securities to which transaction applies: 21,275,000 Class A common units

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.00 per Class A common unit

	(4)	Proposed maximum aggregate value of transaction: $170,200,000

	(5)	Total fee paid:

$19,726.18 determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001159 by the proposed maximum aggregate value of the transaction of $170,200,000

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

1100 LOUISIANA STREET, SUITE 3300

HOUSTON, TEXAS 77002

NOTICE OF ACTION BY WRITTEN CONSENT

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Common Unitholders of Midcoast Energy Partners, L.P.:

This notice of action by written consent and the accompanying information statement are being furnished to the holders of Class A common units representing limited partner interests (“Class A Common Units”) in Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), in connection with the Agreement and Plan of Merger, dated as of January 26, 2017 (the “Merger Agreement”), entered into by and among Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly-owned subsidiary of EECI (“Merger Sub”), MEP and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of MEP (“MEP GP”), pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into MEP, with MEP surviving the merger (the “Merger”).

If the Merger is completed, you will be entitled to receive $8.00 in cash, without interest, less any applicable withholding taxes, for each Class A Common Unit you own.

The conflicts committee (the “MEP Committee”) of the board of directors of MEP GP (the “MEP GP Board”), consisting of three independent directors, has (1) unanimously determined that the Merger, the Merger Agreement and the Support Agreement (defined below) and the transactions contemplated by the Merger Agreement and the Support Agreement, including the Merger and the issuance of new Class A Common Units (the “Merger Transactions”), are fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and the holders of the outstanding Class A Common Units (other than EECI, Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), MEP GP and their respective affiliates) (the “MEP Unaffiliated Unitholders”), (2) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (3) recommended that the MEP GP Board approve the Merger Agreement, the Support Agreement and the consummation of the Merger Transactions and (4) recommended that the MEP GP Board submit the Merger Agreement to a vote of MEP’s limited partners and recommend the approval of the Merger Agreement by MEP’s limited partners, such approval and recommendation by the MEP Committee constituting “Special Approval” as such term is defined in the First Amended and Restated Agreement of Limited Partnership of MEP, dated as of November 13, 2013, as amended, modified or supplemented from time to time (the “MEP Partnership Agreement”).

The MEP GP Board (acting based in part upon the recommendation of the MEP Committee and after receiving the approval of MEP GP’s sole member), has unanimously (1) determined that each of the Merger, the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and MEP’s limited partners, (2) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (3) resolved to submit the Merger Agreement to a vote of MEP’s limited partners by written consent, and (4) recommended approval of the Merger Agreement, including the Merger, by MEP’s limited partners.

Under the applicable provisions of the MEP Partnership Agreement, the approval of the Merger Agreement requires the approval of at least a majority of the outstanding common units. As of February 15, 2017, EEP owns approximately 52% of MEP’s outstanding common units. As a result, EEP owns a sufficient number of common units to approve the Merger Agreement and the Merger Transactions on behalf of the holders of MEP common units. Concurrently with the execution of the Merger Agreement, MEP has entered into a support agreement (the “Support Agreement”) with EECI and EEP whereby EEP has agreed, in its capacity as a unitholder of MEP, to vote its units in favor of the Merger Agreement and the Merger Transactions.

Immediately prior to the closing of the Merger Transactions, EEP will deliver to MEP a written consent approving the Merger Agreement and the Merger Transactions. As a result, MEP has not solicited and is not soliciting your approval of the Merger Agreement or the Merger Transactions. Further, MEP does not intend to call a meeting of unitholders for purposes of voting on the approval of the Merger Agreement or the Merger Transactions.

The accompanying information statement provides you with detailed information about the Merger Agreement and the Merger Transactions. A copy of the Merger Agreement is attached as Annex A to the information statement and a copy of the Support Agreement is attached as Annex B to the information statement. We encourage you to read the entire information statement and its annexes, including the Merger Agreement and the Support Agreement, carefully. Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Merger. All information in this information statement concerning MEP has been furnished by MEP. You may also obtain additional information about MEP from documents MEP has filed with the Securities and Exchange Commission.

No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of your common units and payment for your common units.

Sincerely,

Dan A. Westbrook

Chair of the Board of Directors of Midcoast

Holdings, L.L.C., the general partner of

Midcoast Energy Partners, L.P.

This information statement is dated                     , 2017, and is first being mailed to holders of Class A Common Units on or about                     , 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, MEP encourages you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. You may obtain the information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger Transactions

Midcoast Energy Partners, L.P.

Midcoast Energy Partners, L.P. (“MEP”) is a publicly traded Delaware limited partnership formed by Enbridge Energy Partners, L.P. (“EEP”) to serve as EEP’s primary vehicle for owning and growing EEP’s natural gas and natural gas liquids (“NGL”) midstream assets in the United States.

The Class A common units representing limited partner interests in MEP (“Class A Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MEP.”

The principal executive offices of MEP are located at 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and its telephone number at that address is (713) 821-2000.

Midcoast Holdings, L.L.C.

Midcoast Holdings L.L.C., a Delaware limited liability company (“MEP GP”), is the general partner of MEP and is solely responsible for conducting the business and managing the operations of MEP.

The principal executive offices of MEP GP are located at 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and its telephone number at that address is (713) 821-2000.

Enbridge Energy Partners, L.P.

EEP is a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, as well as natural gas gathering, treating, processing, transportation and marketing assets in the United States. EEP is the sole member of MEP GP. EEP is not party to the Merger Agreement (defined below) but has executed the Support Agreement (defined below) in connection with the Merger Agreement.

The principal executive offices of EEP are located at 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and its telephone number at that address is (713) 821-2000.

Enbridge Energy Company, Inc.

Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), is the general partner of EEP. EECI, under a delegation of control agreement with Enbridge Energy Management, L.L.C., a Delaware limited liability company (“EEM”), delegated substantially all of its power and authority to manage the business and affairs of EEP to EEM. EECI owns the voting shares of EEM and elects all of the directors of EEM.

The principal executive offices of EECI are located at 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and its telephone number at that address is (713) 821-2000.

Enbridge Holdings (Leather) L.L.C.

Enbridge Holdings (Leather) L.L.C. (“Merger Sub”) is a Delaware limited liability company and wholly-owned subsidiary of EECI, which was formed by EECI on January 17, 2017, solely for the purposes of effecting the Merger (as defined below). Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below). Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

The principal executive offices of Merger Sub are located at 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and its telephone number at that address is (713) 821-2000.

Relationship of the Parties to the Merger Transactions

Enbridge Inc. (“Enbridge”), a Canadian corporation, is the ultimate parent of EECI, EEM, EEP and MEP. EECI is an indirect wholly owned subsidiary of Enbridge. Through its ownership of EECI, Enbridge has a controlling interest in both EEP and MEP. EECI is the sole general partner of EEP and has delegated substantially all of its general partner authority to manage the business and affairs of EEP to EEM. EECI also owns all of the voting shares of EEM and has the right to appoint and remove all of the members of the board of directors and officers of EEM. As of December 31, 2016, Enbridge and its consolidated subsidiaries owned an effective 41.7% interest in EEP, through ownership of EEM and EECI. EEP is the sole member of MEP GP, which is the sole general partner of MEP. Through its ownership of Class A Common Units, subordinated units representing limited partner interests in MEP (the “Subordinated Units”) and its ownership of MEP GP, EEP owned, as of December 31, 2016, an effective 53.9% interest in MEP. Neither MEP nor its subsidiaries have any employees. None of MEP GP’s executive officers are directly employed by MEP and are, instead, employed by Enbridge and its affiliates.

For more information regarding these relationships and the related party transactions between MEP, EEP and EECI, see “Special Factors—Interests of Certain Persons in the Merger.”

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, entered into by and among EECI, Merger Sub, MEP and MEP GP, as it may be amended from time to time (the “Merger Agreement”), according to which the parties have agreed to consummate the transactions contemplated by the Merger Agreement and the Support Agreement, including the Merger (as defined below) and the issuance of the New Class A Common Units (as defined below) (the “Merger Transactions”), Merger Sub will merge with and into MEP, with MEP surviving the Merger and continuing to exist as a Delaware limited partnership (the “Merger”). Following the consummation of the Merger, EECI will own approximately 48% of the limited partner interests in MEP, and EEP will own the remaining approximate 52% of the limited partner interests and 2% general partner interest in MEP. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by EECI and MEP and set forth in the certificate of merger (the “Effective Time”). Through the Merger, EECI will acquire all of the outstanding Class A Common Units, other than those held by EECI, EEP, MEP GP and their respective affiliates.

The Merger Agreement is attached to this information statement as Annex A and is incorporated herein by reference. MEP encourages you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

The Merger Consideration

Each Class A Common Unit issued and outstanding immediately prior to the Effective Time, other than Class A Common Units held by EECI, EEP and their respective affiliates, will be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, each holder of Class A Common Units that is entitled to the Merger Consideration pursuant to the terms of the Merger

Agreement (each, a “MEP Unaffiliated Unitholder”) will cease to have rights with respect to those Class A Common Units immediately prior to the Effective Time except the right to receive the Merger Consideration. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit dividend, subdivision, reclassification, recapitalization, split or similar transaction and to provide the MEP Unaffiliated Unitholders the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into a number of newly issued Class A Common Units of MEP equal to the number of Class A Common Units converted into the right to receive the Merger Consideration (the “New Class A Common Units”). The general partner interest in MEP owned by MEP GP immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding. The incentive distribution rights in MEP owned by MEP GP and the MEP common units owned by EEP issued and outstanding as of immediately prior to the Effective Time will be unchanged and remain issued and outstanding in the surviving entity and no consideration will be delivered in respect of those rights or units. Any partnership interests in MEP (other than the general partner interest, the incentive distribution rights and the common units owned by EEP) that are owned immediately prior to the Effective Time by MEP or any subsidiary of MEP or by EECI or any affiliate of EECI will be automatically cancelled and cease to exist. No consideration will be delivered for such cancelled partnership interests. To the extent applicable, holders of Class A Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Class A Common Units with a record date occurring prior to the Effective Time that has been declared by MEP GP with respect to such Class A Common Units in accordance with the terms of the Merger Agreement and which remains unpaid as of the Effective Time.

To the extent applicable, holders of Class A Common Units prior to the Effective Time (other than EEP) will have no rights to any distribution with respect to such Class A Common Units with a record date occurring on or after the Effective Time that may have been declared by MEP GP with respect to such Class A Common Units prior to the Effective Time and which remains unpaid as of the Effective Time.

For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—The Merger Consideration.”

Effects of the Merger

If the Merger is completed, (1) MEP Unaffiliated Unitholders will no longer have an equity interest in MEP, (2) the Class A Common Units will no longer be listed on the NYSE, (3) the registration of the Class A Common Units under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and (4) EECI will own approximately 48% of the limited partner interests in MEP, and EEP will own the remaining approximate 52% of the limited partner interests and 2% general partner interest in MEP.

Information about the Action by Written Consent

Required Unitholder Approval

Under the applicable provisions of MEP’s First Amended and Restated Agreement of Limited Partnership, dated as of November 13, 2013, as amended from time to time (the “MEP Partnership Agreement”), the approval of the Merger Agreement requires the approval of a “Unit Majority” which, after the end of the subordination period, means at least a majority of the outstanding common units (the “Partnership Unitholder Approval”). The subordination period with respect to MEP subordinated units owned by EEP ended on February 15, 2017 after MEP paid its quarterly cash distribution for the quarter ended December 31, 2016, and the subordinated units were converted into common units on a one-for-one basis.

As a result of such conversion, EEP owns approximately 52% of MEP’s outstanding common units, a sufficient number of common units to approve the Merger Agreement and the Merger Transactions on behalf of the holders of MEP common units. Concurrently with the execution of the Merger Agreement on January 26, 2017, MEP entered into a support agreement with EECI and EEP (the “Support Agreement”) whereby EEP has agreed, in its capacity as a unitholder of MEP, to vote its units in favor of the Merger Agreement and the Merger Transactions.

Immediately prior to the closing of the Merger Transactions, EEP will deliver to MEP a written consent approving the Merger Agreement and the Merger Transactions. As a result, MEP has not solicited and is not soliciting your approval of the Merger Agreement or the Merger Transactions. Further, MEP does not intend to call a meeting of unitholders for purposes of voting on the approval of the Merger Agreement or the Merger Transactions.

Recommendation of MEP GP Board and MEP Committee

On January 26, 2017, the conflicts committee (the “MEP Committee”) of the board of directors of MEP GP (the “MEP GP Board”), consisting of three independent directors, unanimously (1) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are fair and reasonable to and in the best interests of MEP and its subsidiaries and the MEP Unaffiliated Unitholders, (2) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (3) recommended that the MEP GP Board approve the Merger Agreement and the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement by MEP and the consummation of the Merger Transactions and (4) recommended that the MEP GP Board submit the Merger Agreement to a vote of MEP’s limited partners and recommend the approval of the Merger Agreement by MEP’s limited partners, such approvals by the MEP Committee constituting “Special Approval” as such term is defined in the MEP Partnership Agreement. The MEP Committee consulted with its financial and legal advisors and considered many factors in making its determinations, approvals and recommendations.

Acting based in part on the recommendation of the MEP Committee and after receiving the approval of MEP GP’s sole member, the MEP GP Board unanimously (1) determined that each of the Merger, the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to and in the best interests of MEP and its subsidiaries and MEP’s limited partners, (2) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (3) resolved to submit the Merger Agreement to a vote of MEP’s limited partners by written consent, and (4) recommended approval of the Merger Agreement, including the Merger, by MEP’s limited partners.

See “Special Factors—Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

Opinion of Evercore Group L.L.C. – Financial Advisor to the MEP Committee

At the request of the MEP Committee at a meeting of the MEP Committee held on January 26, 2017, Evercore Group L.L.C. (“Evercore”) rendered its oral opinion to the MEP Committee that, as of January 26, 2017, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the Written Opinion (defined below), the Merger Consideration provided for pursuant to the Merger Agreement is fair, from a financial point of view, to the MEP Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in writing dated January 26, 2017 to the MEP Committee (the “Written Opinion”).

Evercore’s opinion was directed to the MEP Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the MEP Unaffiliated Unitholders of the Merger Consideration provided for pursuant to the Merger Agreement. Evercore’s opinion did not address any other term or aspect of the Merger Agreement or the Merger Transactions. The full text of the Written Opinion, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached as Annex C to this information statement. The summary of Evercore’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the Written Opinion. However, neither the Written Opinion nor the summary of such opinion and the related analyses set forth in this information statement are intended to be, and they do not constitute, a recommendation as to how unitholders of MEP or any other person should act or vote with respect to any matter relating to the Merger Transactions or any other matter.

See “Special Factors— Opinion of Evercore Group L.L.C. – Financial Advisor to the MEP Committee.”

Support Agreement

On January 26, 2017, EECI, EEP and MEP entered into the Support Agreement, pursuant to which, among other things, EEP agreed, in its capacity as a unitholder of MEP, to vote (or cause to be voted) all of the common and subordinated units in MEP owned of record by EEP as of the date of the Support Agreement as well as any common units in MEP acquired beneficially or of record by EEP after the date of the Support Agreement (1) in favor of the approval and adoption of the Merger Agreement, the Merger Transactions and any other matter necessary for the consummation of such transactions submitted for the vote or written consent of the unitholders of MEP; (2) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MEP or MEP GP or any of their subsidiaries contained in the Merger Agreement; and (3) against any action, agreement or transaction that would impede, interfere with, delay, postpone or adversely affect the Merger Transactions.

The full text of the Support Agreement is attached to this information statement as Annex B. MEP encourages its unitholders to read the Support Agreement carefully and in its entirety.

EEM Conflicts Committee and the EEM Board

On January 26, 2017, the special committee (the “EEM Conflicts Committee”) of the board of directors of EEM (the “EEM Board”), (1) determined that each of the Merger Agreement and the Merger Transactions is fair and reasonable to, and in the best interests of, EEP including the holders of units of limited partner interests in EEP (other than EECI, EEM and their respective affiliates) (the “EEP Unaffiliated Unitholders”), (2) recommended, on behalf of EEP, that the EEM Board cause EEP to (A) approve the Merger and the Merger Transactions, (B) vote or deliver a written consent in respect of EEP’s limited partner interests in MEP in favor of the Merger and the Merger Transactions and (C) enter into the Support Agreement.

Acting in part based on the recommendation of the EEM Conflicts Committee, the EEM Board (1) determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of EEP, including its partners, (2) authorized and approved the voting or consent by EEP, (A) as the sole member of MEP GP and (B) of the Units held by EEP, in favor of the Merger and the adoption and approval of the Merger Agreement, and (3) authorized and approved the Support Agreement.

See “Special Factors—EEM Conflicts Committee and the EEM Board.”

Interests of Certain Persons in the Merger

In considering the recommendations of the MEP GP Board and the MEP Committee with respect to the Merger, the MEP Unaffiliated Unitholders should be aware that certain of the executive officers and directors of MEP GP have interests in the transaction that differ from, or are in addition to, the interests of the MEP Unaffiliated Unitholders generally, including:

•	certain executive officers of MEP GP hold unvested performance share units in MEP;

•	certain directors and executive officers of MEP GP, some of whom are also directors and/or officers of EECI, own Class A Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration;

•	the chairman of the MEP Committee will receive $5,000 for his service as chairman of the MEP Committee and each member of the MEP Committee will receive a fee of $1,500 per meeting;

•	each member of the MEP Committee will receive a reasonable hourly fee for time spent in connection with litigation arising out of their service on the MEP Committee, in addition to any other compensation they receive for service on the MEP GP Board and its committees; and

•	all of the directors and executive officers of MEP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time of the Merger.

These arrangements are more fully described under “Special Factors—Interests of Certain Persons in the Merger.”

Conditions to Completion of the Merger

Before the Merger can be completed, a number of conditions set forth in the Merger Agreement must be satisfied or waived. These include:

•	with respect to any party’s obligation to effect the Merger, the Partnership Unitholder Approval has been obtained;

•	with respect to any party’s obligation to effect the Merger, the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal;

•	with respect to EECI’s and Merger Sub’s obligation to effect the Merger, MEP’s and MEP GP’s representations and warranties are accurate, subject to materiality qualifications;

•	with respect to MEP’s and MEP GP’s obligation to effect the Merger, EECI’s and Merger Sub’s representations and warranties are accurate, subject to materiality qualifications; and

•	each of the parties has performed their respective obligations, and each of the parties has complied with their respective covenants, subject to materiality qualifications.

MEP can give no assurance when or if all of the conditions to the Merger will be either satisfied or, to the extent possible, waived, or that the Merger will be consummated. For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after MEP’s unitholders approve the Merger Agreement and the Merger Transactions:

•	by the mutual written consent of MEP and EECI duly authorized by the MEP GP Board, after consulting with the MEP Committee, and the board of directors of EECI;

•	by either MEP (duly authorized by the MEP GP Board after consulting with the MEP Committee) or EECI, if:

•	the closing of the Merger does not occur on or before June 30, 2017 (the “Outside Date”), except that the right to terminate the Merger Agreement will not be available (1) to MEP if the failure to satisfy such condition is due to the failure of MEP or MEP GP to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it before the closing of the Merger, (2) to EECI if the failure to satisfy such condition is due to the failure of EECI, Merger Sub or EEP to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be complied with by them before the closing of the Merger or (3) to MEP or EECI if, in the case of EECI, MEP or MEP GP, and in the case of MEP, EECI or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by the Merger Agreement; or

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal, except that the right to terminate the Merger Agreement will not be available to MEP or EECI if the restraint was due to the failure of, in the case of MEP, MEP or MEP GP, and in the case of EECI, Merger Sub or EEP, to perform in all material respects any of its obligations under the Merger Agreement or the Support Agreement, as applicable;

•	MEP or MEP GP (1) withdraws, modifies or qualifies, or proposes to withdraw, modify or qualify, in a manner adverse to EECI, the recommendation of MEP (through the MEP GP Board’s recommendation) that MEP’s limited partners approve the Merger Agreement (the “Partnership Board Recommendation”) or (2) fails to include the Partnership Board Recommendation in this information statement (the circumstances described in (1) and (2), each a “MEP Adverse Recommendation Change”);

•	by EECI, if:

•	MEP, prior to obtaining the Partnership Unitholder Approval, is in willful breach of its obligations relating to the MEP Board Recommendation or the MEP Adverse Recommendation Change; provided that EECI will not have the right to terminate the Merger Agreement under this condition if EECI, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable; or

•	MEP or MEP GP has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement if the breach or failure to perform (1) would constitute the failure of a condition to EECI’s obligation to complete the Merger and (2) is not capable of being cured, or is not cured, by MEP or MEP GP within the earlier of (A) 30 days after receipt of EECI’s notice of such breach or failure or (B) the Outside Date; provided that EECI will not have the right to terminate the Merger Agreement under this condition if EECI, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable;

•

by MEP (duly authorized by the MEP GP Board after consulting with the MEP Committee), if EECI or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any of EECI’s or Merger Sub’s representations or warranties contained in the Merger Agreement fails to be true and such breach or failure would (1) constitute the failure of a condition of MEP’s obligation to complete the Merger and (2) is not capable of being cured, or is not cured, by EECI or Merger Sub within the earlier of (A) 30 days after receipt of MEP’s notice of such breach or failure or (B) the Outside Date; provided that MEP will not have the right to terminate the Merger Agreement if MEP or MEP GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

For more information regarding the termination of the Merger Agreement, see “The Merger Agreement—Termination.”

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination of the Merger Agreement,” the Merger Agreement will terminate, except for certain provisions, and there will be no liability on the part of any of EECI and or MEP and MEP GP or their respective directors, officers and affiliates to the other parties except for any failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement except in the case of a party’s intentional and material breach of the Merger Agreement or intentional fraud, in which case the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money).

For more information regarding the effect of termination and remedies, see “The Merger Agreement—Effect of Termination; Remedies.”

Expenses Relating to the Merger

Generally, each party to the Merger Agreement is responsible for its own expenses, including the fees and expenses of its advisors.

Financing of the Merger

The total amount of funds necessary for EECI to consummate the Merger and the Merger Transactions is anticipated to be approximately $170,200,000. EECI expects to fund the Merger through an intercompany financing from a wholly owned direct or indirect subsidiary of Enbridge.

See “Special Factors—Financing of the Merger.”

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for Class A Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to holders. A holder who receives cash in exchange for Class A Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (1) the amount of any cash received and (2) such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger; and

•	such holder’s adjusted tax basis in the Class A Common Units exchanged therefor (which includes such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent attributable to assets giving rise to “unrealized receivables, ” including depreciation recapture, or to substantially appreciated

“inventory items” owned by MEP and its subsidiaries. Passive losses that were not deductible by a holder in prior taxable periods because they exceeded such holder’s share of MEP’s income may become available to offset a portion of the gain recognized by such holder.

The U.S. federal income tax consequences of the Merger to a holder of Class A Common Units will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

No Appraisal Rights

Holders of Class A Common Units are not entitled to dissenters’ rights of appraisal under the MEP Partnership Agreement, the Merger Agreement or applicable Delaware law.

See “Special Factors—No Appraisal Rights.”

Accounting Treatment

The Merger will be accounted for in accordance with generally accepted accounting principles in the United States of America (“GAAP”). As EECI, through its direct and indirect interest through EEP, will have a controlling financial interest in MEP, both before and after the Merger, changes in its ownership interest in MEP will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in its consolidated statements of earnings.

See “Special Factors—Accounting Treatment of the Merger.”

Delisting and Deregistration of Class A Common Units

Upon completion of the Merger, the Class A Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

See “Delisting and Deregistration of Class A Common Units.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	This information statement describes the Merger and the approval of the Merger Agreement and the Merger Transactions by written consent of our unitholders. The MEP GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and provide you with information about, the Merger and the Merger Transactions before the Merger is consummated. This information statement is first being mailed to holders of Class A Common Units (the “MEP Common Unitholders”) on or about , 2017.

Q:	Why am I not being asked to vote on the Merger?

A:	Consummation of the Merger requires Partnership Unitholder Approval. EEP owns approximately 52% of MEP’s common units, a sufficient number to approve the Merger Agreement and Merger Transactions on behalf of the MEP Common Unitholders. Concurrently with the execution of the Merger Agreement, EECI, EEP and MEP entered into the Support Agreement whereby EEP agreed to vote its MEP common units in favor of the Merger Agreement and Merger Transactions. EEP will deliver a written consent approving the Merger Agreement and the Merger Transactions immediately prior to the closing of the Merger Transactions. As a result, MEP has not solicited and is not soliciting your approval of the Merger Agreement or Merger Transactions, and does not plan to call a meeting of unitholders to approve the Merger Agreement or Merger Transactions.

Q:	What will happen in the Merger?

A:	Merger Sub will merge with and into MEP, with MEP surviving the Merger and continuing to exist as a Delaware limited partnership.

Q:	What will I, as a holder of Class A Common Units, receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive $8.00 per Class A Common Unit in cash, without interest, less any applicable withholding taxes.

See “The Merger Agreement—The Merger Consideration.”

Q:	Will MEP continue to pay quarterly distributions?

Holders of Class A Common Units will be entitled to any distributions declared by MEP GP and paid by MEP with respect to the Class A Common Units that have a record date occurring prior to the Effective Time, but MEP GP has not announced any future distributions and is under no obligation to do so.

Q:	What will holders of MEP incentive awards receive in the Merger?

A:	MEP GP has not previously granted any equity incentive awards in MEP. However, certain executive officers of MEP GP and other key employees who provide services to MEP GP have previously been granted performance share units in MEP that, if earned based on MEP’s performance against certain pre-established metrics, represent the right to receive a cash payment based upon the trading price of MEP common units (the “MEP PSUs”). MEP GP and EECI have determined that upon consummation of the Merger, the MEP PSU performance metrics will be frozen and the cash payment due upon vesting on the original maturity date will be based on the $8.00 merger consideration with a potential additional amount that will fluctuate with total shareholder return corresponding to an investment in Enbridge over the remainder of the applicable vesting period.

See “Special Factors—Interests of Certain Persons in the Merger.”

Q:	How does the $8.00 per unit Merger Consideration compare to the market price of Class A Common Units prior to the execution of the Merger Agreement?

A:	The $8.00 per unit Merger Consideration represents a premium of approximately 5.5% to the 30-day volume-weighted average closing price (“VWAP”) of Class A Common Units as of January 26, 2017, the last trading day prior to the public announcement the Merger Agreement. The $8.00 per unit Merger Consideration is below the closing price of the Class A Common Units as of January 26, 2017. During the period beginning December 5, 2016, the date on which EECI made its initial proposal of $6.25 per Class A Common Unit to the MEP GP Board, and January 26, 2017, the date the Merger Agreement was approved and executed, there was a large and unexpected increase in the market price of Class A Common Units. The market price of Class A Common Units increased by 39.2% during this period, compared to an increase of 10.7% in the price of a basket of securities of peer group master limited partnerships (“MLP”s). There were no changes in MEP’s underlying business or financial condition to support such an increase in the market price of Class A Common Units. During this time, MEP continued to face a continued declining financial condition. As a result, EECI was not willing to pay more than $8.00 per Class A Common Unit, which EECI already believed was far in excess of the underlying value of MEP’s distressed business.

Q:	Why does the MEP GP Board recommend that unitholders approve the Merger Agreement and Merger Transactions?

A:	The MEP GP Board considered a number of factors in making its determination and approvals and the related recommendation to the holders of Class A Common Units. The factors considered by the MEP GP Board to be generally positive or favorable include, but are not limited to, the following:

•	the unanimous determination and recommendation of the MEP Committee;

•	receipt by the MEP Committee of the opinion of Evercore, dated January 26, 2017, that based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth therein, as of January 26, 2017, the $8.00 per unit Merger Consideration to be received by the MEP Unaffiliated Unitholders in connection with the Merger was fair, from a financial point of view, to the MEP Unaffiliated Unitholders;

•	the Merger would provide the MEP Unaffiliated Unitholders with Merger Consideration of $8.00 per Class A Common Unit, a price the MEP Committee viewed as fair in light of MEP’s recent and projected financial performance. Such consideration amount represented a premium of approximately 5.5% above the VWAP of a Class A Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on January 26, 2017 (the last trading day before the announcement of the Merger Agreement and the Merger Transactions);

•	the Merger Consideration of $8.00 per Class A Common Unit represents a 28% increase from the value of the total consideration originally offered by EECI as part of the Merger Agreement and the Merger Transactions;

•	The MEP Committee’s belief that Enbridge’s alternative offers of merger consideration per Class A Common Unit of either (i) $7.80 per Class A Common Unit or (ii) the current trading price of the Class A Common Units at the execution of the Merger Agreement not to exceed $7.90 or be below $7.70, was its final offer and the conclusion reached by the MEP Committee that $8.00 per Class A Common Unit was likely the highest amount of consideration that Enbridge would be willing to pay at the time of the MEP Committee’s determination and approval;

•	the MEP Committee’s belief that, under the status quo, the MEP Unaffiliated Unitholders would experience significant dilution as a result of MEP’s efforts to maintain compliance with the Loan Documents (defined below in “Special Factors—Background of the Merger”) financial covenants as detailed by Enbridge on the morning of January 25, 2017 and that the Class A Common Unit market price would significantly decline if the distribution was reduced or eliminated; and

•	the MEP Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of MEP or significant interest in MEP or its assets could be consummated at the time of the MEP Committee’s determination and approval in light of (1) the results of the Sale Process (defined below in “Special Factors—Background of the Merger”) and (2) Enbridge’s position stated in its proposal, dated December 5, 2016, that it was only interested in acquiring all of the outstanding Class A Common Units owned by the MEP Unaffiliated Unitholders and had no interest in approving any combination of MEP with, or a sale of all or substantially all of the assets of MEP to, any other acquirer.

For a full list of the factors considered by the MEP GP Board and the MEP Committee, please see “Special Factors—Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

Q:	When do you expect the Merger to be completed?

A:	MEP and EECI are working towards completing the Merger as soon as possible. Assuming timely satisfaction of other closing conditions, MEP currently anticipates that the Merger will be completed in the second quarter of 2017.

See “The Merger Agreement—Effective Time; Closing.”

Q:	What if the Merger is not completed?

A:	If the Merger Agreement and the Merger Transactions do not receive Partnership Unitholder Approval or if the Merger is not completed for any other reason, you will not receive any consideration for your Class A Common Units in connection with the Merger. Instead, MEP will remain an independent, publicly traded MLP, and Class A Common Units will continue to be listed and traded on the NYSE.

Q:	What conditions must be satisfied to complete the Merger?

A:	EECI and MEP are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others, the receipt of Partnership Unitholder Approval of the Merger Agreement and the Merger Transactions. Following the termination of the subordination period on February 15, 2017, as described above, EEP owns approximately 52% of MEP’s outstanding common units, a sufficient number to approve the Merger Agreement and Merger Transactions on behalf of the MEP Common Unitholders. EEP agreed to vote its MEP common units in favor of the Merger Agreement and Merger Transactions pursuant to the Support Agreement, and EEP will deliver a written consent approving the Merger Agreement and the Merger Transactions immediately prior to the closing of the Merger Transactions, which will satisfy the condition of the receipt of Partnership Unitholder Approval of the Merger Agreement and the Merger Transactions.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Why is there no vote required if Partnership Unitholder Approval is required to approve of the Merger Agreement and the Merger Transactions?

A:	Approval of the Merger Agreement and the Merger Transactions requires Partnership Unitholder Approval. The MEP Partnership Agreement permits voting by written consent. EEP owns approximately 52% of the outstanding Class A Common Units, a sufficient number to approve the Merger Agreement and Merger Transactions. Pursuant to the Support Agreement, EEP will execute and deliver a written consent, immediately prior to the closing of the Merger Transactions, approving the Merger Agreement and Merger Transactions, which consent will constitute Partnership Unitholder Approval.

See “Summary Term Sheet—Information about the Action by Written Consent.”

Q:	Will MEP be required to submit the Merger Agreement and the Merger Transactions to MEP Common Unitholders even if the MEP GP Board has effected a change of recommendation that MEP Common Unitholders adopt the Merger Agreement?

A:	Yes. Unless the Merger Agreement is terminated, MEP is required to submit the Merger Agreement and the Merger Transactions to MEP Common Unitholders regardless of whether the MEP GP Board recommends that MEP Common Unitholders reject the Merger Agreement and the Merger Transactions or otherwise takes any action constituting a “Partnership Adverse Recommendation Change” under the Merger Agreement.

For more information regarding the ability of MEP to terminate the Merger Agreement, and the MEP Committee’s ability to change its recommendation with respect to the Merger Agreement and the Merger Transactions, see “The Merger Agreement—Termination” and “The Merger Agreement—MEP GP Recommendation and MEP Adverse Recommendation Change.”

Q:	What do I need to do now?

A:	No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of your Class A Common Units and payment for your Class A Common Units.

Q:	What happens if I sell my Class A Common Units before the Effective Time?

A:	If you transfer your Class A Common Units before the Effective Time, you will transfer the right to receive the per unit Merger Consideration if the Merger is consummated to the person to whom you transfer your Class A Common Units.

See “Summary Term Sheet—Information about the Action by Written Consent.”

Q:	How will I receive the per unit Merger Consideration to which I am entitled?

A:	Promptly after the Effective Time, the paying agent, Computershare Trustee Company N.A., will mail or provide to each holder of record of Class A Common Units certain transmittal materials and instructions for use in effecting the surrender of Class A Common Units to the paying agent. If you hold a unit certificate, please do not send it to the paying agent until you receive these transmittal materials and instructions. If your Class A Common Units are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” Class A Common Units in exchange for the per unit Merger Consideration.

See “The Merger Agreement—Surrender of Class A Common Units.”

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	No. Holders of Class A Common Units are not entitled to dissenters’ rights of appraisal under the MEP Partnership Agreement, the Merger Agreement or applicable Delaware law.

Q:	What are the expected U.S. federal income tax consequences to a holder of Class A Common Units as a result of the Merger?

A:	The receipt of cash in exchange for Class A Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A holder will generally recognize capital gain or loss on the receipt of cash in exchange for Class A Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by MEP and its subsidiaries. Passive losses that were not deductible by a holder in prior taxable periods because they exceeded a holder’s share of MEP’s income may become available to offset a portion of the gain recognized by such holder. The U.S. federal income tax consequences of the Merger to a holder of Class A Common Units will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:	What is “householding”?

A:	The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are MEP Common Unitholders may be “householding” MEP’s information statement materials. As indicated in the notice provided by these brokers to MEP Common Unitholders, a single information statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected MEP Common Unitholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or write to the following address:

Midcoast Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 821-2000

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or need additional copies of this information statement, you should contact MEP at the above address and phone number.

SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this information statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

If the Merger is completed, the holders of the Class A Common Units will have the right to receive the Merger Consideration, less any applicable withholding taxes.

Background of the Merger

The senior management teams and boards of directors of Enbridge, MEP, EEP and EEM regularly review operational and strategic opportunities to maximize value for their respective investors. In connection with these reviews, these management teams and boards of directors from time to time evaluate potential transactions that would further their respective strategic objectives.

As more fully described in the Section entitled “Summary Term Sheet—Parties to the Merger—Relationship Between the Parties,” MEP was formed by EEP to serve as EEP’s primary vehicle for owning and growing its natural gas and NGL midstream business in the United States. MEP is managed and operated by the board of directors and executive officers of MEP GP. EEP is the sole owner of MEP GP and has the right to appoint the entire MEP GP Board, including the independent directors appointed in accordance with the listing standards of the NYSE. Through a delegation of control agreement, EEP’s general partner, EECI, has delegated to EEM the authority to manage and control EEP’s business and affairs. Through its indirect ownership of EEM’s voting shares, EECI controls EEM and appoints all of its directors. EECI is an indirect wholly owned subsidiary of Enbridge, and Enbridge has the right to appoint all of EECI’s directors.

Demand for MEP’s midstream services primarily depends upon the supply of natural gas, NGLs and associated natural gas from crude oil development, as well as the drilling rate for new wells. Demand for these services depends on overall economic conditions and commodity prices. Since 2015, commodity prices for natural gas, NGLs, condensate and crude oil have remained low. As a result, there has been reduced drilling activity and declining volumes in the basins in which MEP operates as compared to other basins such as the Marcellus, Utica and Permian, which are viewed as more economic in the current commodity price environment. Due to the commodity price environment, MEP expects drilling activity to remain low and, as a result, MEP expects to see continued low volumes on its systems in 2017 and beyond. While MEP has a hedging program in place to assist in mitigating its direct commodity risk, (1) MEP’s condensate hedge prices for 2017 are approximately 20% lower than 2016 and (2) MEP’s NGL hedge prices for 2017 are on average 30% lower than 2016. Despite its hedging program, MEP continues to bear direct commodity price exposure for unhedged commodity positions as well as indirect commodity price exposure as lower drilling activity impacts the volumes on its systems.

Low commodity prices and the resultant decreased drilling activity and declining volumes in the basins in which MEP operates have had an adverse impact on MEP’s financial condition, results of operations and cash flows. These adverse impacts are expected to worsen in 2017 and through 2019 which, absent affirmative steps to address such matters, would materially and adversely affect MEP’s distribution coverage and its ability to comply with its existing credit agreement covenants. MEP’s projected operational and financial performance is expected to necessitate, among other things, (1) a significant reduction in or elimination of MEP’s quarterly distributions and (2) significant equity infusions by EEP that would be expected to be materially dilutive to existing MEP unitholders. MEP’s projected Adjusted EBITDA for 2017 is $50.6 million, a 41% decrease from 2016. In addition, MEP’s projected ratio of net debt to Adjusted EBITDA is expected to be 8.9x in 2017, which would result in a breach of the related covenants under the Loan Documents (defined below).

On May 11, 2015, Citigroup Global Markets, Inc. (“Citi”) was formally engaged by EEP to evaluate and/or implement various strategic or financial alternatives regarding MEP.

In order to address MEP’s likely inability to maintain a 1.0x distribution coverage ratio, on July 15, 2015, EEM delivered a letter to the MEP Committee proposing an amendment (the “MOLP Amendment”) to the Amended and Restated Agreement of Limited Partnership of Midcoast Operating, L.P. (“MOLP”) that would adjust the allocation of cash distributions between MEP and EEP under such agreement for a period of time commencing with the quarter ending June 30, 2015 and continuing through and including the quarter ending December 31, 2017. Pursuant to the MOLP Amendment, during the applicable period and so long as MEP and EEP are the sole limited partners of MOLP, if MEP has a distribution coverage ratio that is less than 1.0x in a particular quarter, then the distribution payable to EEP for such quarter will be reduced and the distribution payable to MEP will be increased by an amount, up to 100% of EEP’s pro rata share of the limited partner distribution amount for such quarter, that is needed for MEP to achieve a 1.0x distribution coverage ratio. However, the MOLP Amendment does not require MEP to make any cash distributions on the Class A Common Units.

On July 23, 2015, the MEP Committee approved the entry into the MOLP Amendment by MEP and Midcoast OLP GP, LLC, the general partner of MOLP (“MOLP GP”), and on July 29, 2015, the MOLP Amendment was executed by the MOLP GP, MEP and EEP. At that time, MEP believed its financial condition would improve beginning in 2018, and that the MOLP Amendment would be sufficient to address the concerns regarding MEP’s distribution coverage. The cash redistribution feature of the MOLP Amendment has taken effect in several quarters since the agreement became effective in July 2015, resulting in MEP receiving approximately $15.9 million in incremental cash distributions from MOLP.

In early 2016, in light of the continued commodity price downturn, reduced drilling activity and declining volumes on MEP’s system, management of Enbridge and EEP considered and discussed with the board of directors of Enbridge (the “Enbridge Board”) potential strategic alternatives with respect to MEP.

On February 17, 2016, at a meeting of the Enbridge Board, Enbridge’s management discussed Enbridge’s overall strategy regarding its U.S. sponsored vehicles, with a particular focus on the challenges facing the gathering and processing business. Enbridge’s management discussed various strategies to address these challenges, but no formal recommendation was made to the Enbridge Board at that time.

On April 22, 2016, at a meeting of the Enbridge Board, Enbridge’s management provided an update to the board of directors on Enbridge’s U.S. sponsored vehicle strategy. The Enbridge Board, acting on behalf of Enbridge as the controlling unitholder of EEP, took no exception to EEP commencing a private sale process of the U.S. gathering and processing business.

On May 2, 2016, MEP announced that, in light of the low commodity price environment and the ongoing challenges it presented to MEP’s business, MEP had begun working with EEP to explore and evaluate a broad range of strategic alternatives to address the challenges faced in their jointly owned gas business. As part of this review, EEP indicated that it was considering strategic alternatives with respect to its investment in MOLP and MEP. The various strategic alternatives that were evaluated included (i) asset sales, (ii) mergers, (iii) joint ventures, (iv) reorganizations or recapitalizations and (v) further reductions in operating and capital expenditures.

On May 19, 2016, EEM delivered a letter to the MEP Committee proposing an equity commitment program (the “Equity Commitment”) pursuant to which EEP would purchase up to $250 million of a new class of equity securities in MEP (the “Class C Units”) pursuant to a subscription agreement between MEP and EEP (the “Subscription Agreement”). The Equity Commitment was proposed by EEP as a measure to enable MEP and MOLP to remain in compliance with the financial covenant leverage threshold (the “Total Leverage Ratio”) under the terms of the Credit Agreement, dated November 13, 2013, among MEP, MOLP and the lenders and other parties thereto (as amended, the “Credit Agreement”), and the Note Purchase Agreement, dated September 30, 2014, among MEP and the purchasers party thereto (the “Note Purchase Agreement” and, together with the Credit Agreement, the “Loan Documents”). The Total Leverage Ratio measures MEP’s total debt compared to EBITDA generated by its gas gathering and processing business. Under the terms of the Credit Agreement, if the Total Leverage Ratio exceeds 4.25 times for two consecutive quarters, a springing lien is triggered over MEP’s gas gathering and processing assets, and if liens are granted under the Credit Agreement, the Notes issued pursuant to the Note Purchase Agreement must also be equally secured. If the Total Leverage Ratio is in excess of 5.0 times, MEP’s total debt outstanding under the Loan Documents may become accelerated.

On May 25, 2016, Citi was formally engaged by Enbridge as financial advisor in connection with a potential transaction involving MOLP and MEP.

In considering the Equity Commitment, the MEP Committee reviewed MEP’s financial condition and forecasted performance at the time with its legal and financial advisor. The MEP Committee also considered that, when considering both the projections provided by management of MEP and the forward curve pricing forecasts, (1) MEP’s Total Leverage Ratio was projected at the time to exceed 4.25 times beginning in the third quarter of 2016 and continuing through 2019, which would trigger the springing lien, and (2) MEP’s Total Leverage Ratio was projected at the time to exceed 5.0 times beginning in the fourth quarter of 2016 and continuing through the fourth quarter of 2017, which, unless MEP’s debt was reduced using the proceeds of equity contributions to MEP, would permit the note holders or the lenders to accelerate MEP’s total outstanding debt under the Note Purchase Agreement or the Credit Agreement, respectively.

The MEP Committee and EEM negotiated the terms of the Subscription Agreement and of the Class C Units such that, on a quarterly basis over a period of four quarters, MEP would evaluate the need for and the MEP Committee would approve or disapprove, in its discretion, the purchase by EEP of Class C Units in an amount not to exceed $250 million at a price equal to 92% of the 5 trading day VWAP of the Class A Common Units as of the last trading day prior to the issuance date. The Class C Units would receive distributions as if they were Class A Common Units, except that any distribution on the Class C Units would be paid in kind in the form of additional Class C Units. The Class C Units would be convertible into Class A Common Units on a one-for-one basis at the sole option of the holder at any time on or after the occurrence of the earlier of (1) a change of control of MEP or (2) January 1, 2019. Each Class C Unit would have a liquidation preference over the other equity interests of MEP equal to the purchase price for such unit. Following negotiation between the MEP Committee and EEM, on July 11, 2016, the MEP Committee approved the entry by MEP into the Subscription Agreement. At a meeting of the MEP GP Board on July 11, 2016, the MEP GP Board similarly approved the Subscription Agreement but determined to delay execution of the documents related to the Subscription Agreement while certain strategic options were reviewed. Therefore, the Subscription Agreement was never executed.

During the following months, with the assistance of Citi, EEP conducted a process (the “Sale Process”) pursuant to which it marketed for sale all of its ownership interest in MEP GP and all of its limited partner interests in MEP and MOLP (collectively, the “EEP Interests”) or, alternatively, all of the general partner and limited partner interests in MEP and MOLP (the “Sale Process Transaction”). EEP determined to initiate the Sale Process given the overall financial issues facing MEP. Although MEP’s efforts over the preceding months to reduce operating and capital expenditures had resulted in savings that improved MEP’s financial condition, these savings were not enough to remedy MEP’s overall financial decline. EEP also determined to proceed with the Sale Process prior to pursuing a recapitalization of MEP pursuant to the terms of the Subscription Agreement as it was determined that the required level of equity issuances to recapitalize MEP would result in severe dilution of MEP’s existing unitholders while not being sufficient to alleviate MEP’s expected covenant compliance issues. As part of the Sale Process Transaction, the potential buyer would be required to assume, guarantee or restructure obligations under the Loan Documents. EEP also indicated to participants in the Sale Process that it was open to alternative transactions that would maximize unitholder value.

As part of the Sale Process, Citi, on behalf of EEP, contacted 67 parties representing a mix of strategic and financial buyers to gauge interest in the Sale Process Transaction. Of the 67 parties contacted, 34 executed non-disclosure agreements and received the confidential information memorandum presenting the Sale Process Transaction. Citi received initial, non-binding indications of interest for potential transactions from only four participants, two that conformed to the Sale Process Transaction and two that were indications of interest for alternative transactions. EEP and Citi worked with the four potential buyers to vet their indications of interest and, ultimately, EEP determined that none of the indications of interest received provided the basis for consummating a transaction in which EEP was willing to participate at that time.

In mid-September 2016, as the Sale Process described above was reaching its conclusion, management of Enbridge, together with its outside legal counsel, Latham & Watkins LLP (“Latham”), evaluated structuring alternatives for the acquisition by Enbridge or its affiliates of the remaining publicly traded equity securities of MEP that EEP did not already own (the “Buy-In Alternative”). During the remainder of September 2016 and during October 2016, Enbridge, in consultation with Latham and Citi, continued to evaluate the Buy-In Alternative and developed a formal proposal to be delivered to the MEP GP Board and EEM.

On November 28, 2016, representatives of Enbridge management advised the members of the MEP Committee that management intended to present a potential conflict of interest transaction involving MEP at the December 5, 2016 meeting of the MEP GP Board. The MEP Committee then began to consider advisors that could represent the MEP Committee with respect to such a transaction.

On December 1, 2016, Edmund P. Segner III, Chairman of the MEP Committee, contacted a representative of Bracewell LLP (“Bracewell”), which had served as counsel to the MEP Committee in prior transactions, including the MEP Committee’s consideration of the MOLP Amendment and the Subscription Agreement, and requested that Bracewell perform a conflicts check. Following that conflicts check, it was determined that Bracewell did not have any conflicts that would preclude it from representing the MEP Committee in any transaction adverse to Enbridge or EEP.

On December 1, 2016, Mr. Segner also contacted a representative of Evercore, which had served as financial advisor to the MEP Committee in its consideration of the Subscription Agreement, and requested that Evercore perform a conflicts check. Following that conflicts check, it was determined that Evercore did not have any conflicts that would preclude it from representing the MEP Committee in any transaction adverse to Enbridge or EEP.

On December 2, 2016, the members of the MEP Committee held a telephonic meeting that included representatives of Bracewell to discuss the retention of legal and financial advisors. After Bracewell left the meeting, the members of the MEP Committee continued in an executive session and determined to (1) retain Evercore as the MEP Committee’s independent financial advisor with respect to the MEP Committee’s review and consideration of the transaction to be presented at the December 5, 2016 meeting of the MEP GP Board, subject to the negotiation of a mutually acceptable engagement letter; and (2) retain Bracewell as the MEP Committee’s independent legal advisor with respect to the MEP Committee’s review and consideration of the transaction to be presented at the December 5, 2016 meeting of the MEP GP Board.

Following the MEP Committee meeting on December 2, 2016, Mr. Segner called a representative of Bracewell to inform Bracewell that the members of the MEP Committee had determined that Bracewell would be the independent legal advisor for the MEP Committee if constituted following the MEP GP Board meeting proposed to be held on December 5, 2016. Mr. Segner also asked that representatives from Bracewell attend the December 5, 2016 MEP GP Board meeting.

On December 5, 2016, Enbridge delivered to the MEP GP Board a proposal letter (the “December 5 Proposal”) that contemplated that EECI would acquire all of the outstanding Class A Common Units not already owned by EEP at a price of $6.25 per unit, the closing price of the Class A Common Units on December 2, 2016, the last trading day prior to December 5, 2016. Enbridge stated that it believed its proposal should be attractive to the MEP Unaffiliated Unitholders, particularly in light of the prolonged deterioration in commodity prices. Enbridge believed that the current trading prices of the Class A Common Units were not indicative of the value of the underlying distressed business of MEP, and that the trading price of the Class A Common Units would decline precipitously in the event of a reduction in or elimination of the MEP quarterly distribution or a dilutive equity issuance to EEP. The December 5 Proposal stated that the transaction would be structured as a merger between MEP and a wholly owned subsidiary of EECI. In the December 5 Proposal, Enbridge informed the MEP GP Board that Enbridge was interested only in acquiring common units of MEP and not in selling, or causing EEP to sell, interests in MEP or MEP GP or approving any combination of MEP with, or a sale of all or substantially all of the assets of MEP to, any other acquirer.

Also on December 5, 2016, Enbridge delivered to the EEM Board a letter (the “EEP Letter”) describing the matters addressed in the December 5 Proposal. The EEP Letter stated that Enbridge believed the transaction would be beneficial to EEP because, among other things, it would (1) result in the elimination of existing public company costs associated with MEP and (2) provide EEP and Enbridge with increased flexibility with respect to potential future transactions to address the deteriorating gathering and processing business.

Also on December 5, 2016, at a telephonic meeting of the MEP GP Board at which representatives of Evercore and Bracewell were present, members of Enbridge’s management team gave a presentation to the MEP GP Board regarding the December 5 Proposal. During the meeting, Enbridge management discussed with the members of the MEP GP Board: (1) an overview of the December 5 Proposal; (2) management’s views of the current challenges facing MEP and its ability to sustain its current quarterly cash distributions payable on the Class A Common Units; (3) management’s rationale for considering the Merger, including the potential benefits of the Merger to the MEP Unaffiliated Unitholders; and (4) other alternatives to the Merger that had been considered by management, including the Sale Process, EEP providing additional support to MEP pursuant to the Subscription Agreement and significantly reducing or eliminating the quarterly cash distributions payable on the Class A Common Units. During the course of the meeting, members of the MEP Committee and representatives of Evercore and Bracewell asked questions regarding the Merger that were responded to by members of Enbridge management.

After discussion and consideration, the MEP GP Board unanimously determined, in the good faith exercise of its reasonable business judgment, that it was advisable and in the best interest of MEP and the MEP Unaffiliated Unitholders to appoint John A. Crum, James G. Ivey and Mr. Segner as the members of the MEP Committee, with Mr. Segner to serve as Chairman, and to empower the MEP Committee to (1) review, evaluate, consider and negotiate the December 5 Proposal on behalf of MEP and the MEP Unaffiliated Unitholders for the purpose of providing, if appropriate, Special Approval (pursuant to the MEP Partnership Agreement) and (2) determine whether or not to give Special Approval of the Merger, the Merger Agreement and the transactions contemplated thereby. In addition, the MEP GP Board unanimously determined that (1) none of Messrs. Crum, Ivey or Segner (nor any of their family members or affiliates) had any material financial or other interest in, or any material relationship with, MEP or Enbridge and its affiliates, nor were they otherwise involved (other than as board members of the MEP GP Board) in the Merger, and (2) each of Messrs. Crum, Ivey and Segner satisfied the independence and other requirements to serve as members of the MEP Committee. After making these determinations, the MEP GP Board adopted resolutions authorizing the MEP Committee to, among other things, (1) review, evaluate, consider and negotiate the terms of the Merger and the Merger Agreement (including the amount and form of the merger consideration), (2) consider alternatives to the Merger, if any, (3) approve or disapprove, as the case may be, MEP entering into the Merger Agreement and the agreements and arrangements related thereto and the transactions contemplated thereby (including the issuance of new Class A Common Units in connection with the Merger), (4) make all determinations and take all actions with respect to the Merger and the Merger Agreement and the agreements and arrangements related thereto and the transactions contemplated thereby as may be authorized and contemplated under the Merger Agreement, the MEP Partnership Agreement and MEP GP’s Amended and Restated Limited Liability Company Agreement, dated as of November 6, 2013, and (5) make a recommendation to the MEP GP Board whether to approve the Merger and the Merger Agreement and the agreements and arrangements related thereto and the transactions contemplated thereby. The MEP GP Board also determined that Mr. Segner would be entitled to $5,000 for his service as Chairman of the MEP Committee and that each member of the MEP Committee would be entitled to a fee of $1,500 per meeting.

The MEP GP Board also authorized the MEP Committee to select and retain its own independent legal and financial advisors. Mr. Segner reported to the MEP GP Board that the MEP Committee had engaged Bracewell as its independent legal advisor and expected to engage Evercore as its independent financial advisor.

Following the MEP GP Board meeting on December 5, 2016, the MEP Committee met with representatives of Evercore and Bracewell and discussed their initial thoughts regarding the December 5 Proposal and next steps to be undertaken, including: (1) the financial analysis to be conducted by Evercore; (2) factors to consider in determining whether the Merger should be conditioned upon a separate vote of the MEP Unaffiliated Unitholders; and (3) reactions to alternative transactions to the Merger considered by Enbridge management, as well as to the projected reduction to the distributions payable on the Class A Common Units, including a discussion of the impact of distribution cuts on trading prices of common units of other publicly traded MLPs. The MEP Committee then discussed the potential terms of Evercore’s engagement with representatives of Bracewell and Evercore, and Evercore committed to provide a draft engagement letter with a fee quotation. The MEP Committee directed Bracewell to complete the negotiation of a mutually acceptable engagement letter with Evercore. The MEP Committee subsequently formally engaged Evercore as the MEP Committee’s independent financial advisor with respect to the MEP Committee’s review and consideration of the Merger.

During the course of the MEP Committee’s review of the Merger, the MEP Committee discussed with Evercore the potential implications to MEP and the MEP Unaffiliated Unitholders of remaining with the status quo rather than approving the Merger; however, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A Common Units or any business combination or other extraordinary transaction involving MEP.

On December 5, 2016, Evercore received MEP’s budget and long range plan as reviewed by the MEP GP Board and representatives of Evercore submitted a proposed due diligence questions list to Enbridge management.

On December 6, 2016, Evercore met with members of Enbridge management and representatives of Citi to discuss the MEP financial projections. Members of management of MEP had delivered to representatives of Evercore a model prepared by management of MEP detailing MEP’s 2017 budget and the financial projections for MEP, including MOLP (the “Management Projections”).

On December 13, 2016, Evercore met with members of Enbridge management and representatives of Citi via teleconference to discuss the due diligence questions posed by Evercore regarding the Sale Process.

On December 15, 2016, Evercore met with members of Enbridge management and representatives of Citi to discuss the MEP assets and financial projections.

On December 19, 2016, Latham delivered an initial draft of the Merger Agreement to Bracewell that provided for all cash consideration. The initial draft of the Merger Agreement was consistent with the December 5 Proposal. The initial draft of the Merger Agreement provided, among other things, that (1) MEP could not solicit any proposal that could constitute an acquisition proposal (a “no-shop” provision); (2) the MEP Board could only change its recommendation of the Merger if it determined in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal constitutes a superior proposal and that the failure to take such action would be a material breach of its duties under the MEP Partnership Agreement; and (3) a change in recommendation would not terminate the Merger Agreement or preclude EEP from voting in favor of the Merger. The initial draft of the Merger Agreement also included EEP as a party to the Merger Agreement and contemplated delivery of the Support Agreement.

During the afternoon of December 20, 2016, at a telephonic meeting of the MEP Committee at which representatives of Bracewell and Evercore were present, representatives of Evercore discussed with the MEP

Committee the due diligence that had been conducted to date and Evercore’s preliminary financial analysis of the Merger, based on the Management Projections and the proposed merger consideration of $6.25 per Class A Common Unit. During the presentation Evercore provided, among other things: (1) a summary of the terms of the Merger; (2) a situation analysis for MEP; (3) a detailed overview of MEP’s assets and operations, including MOLP; (4) a summary of the Management Projections, including the underlying assumptions; (5) a detailed preliminary financial analysis of MEP, including a discounted cash flow analysis, a discounted distribution analysis based on various assumed distribution levels and using the reduced future distributions payable on the Class A Common Units under the Management Projections, a precedent M&A transaction analysis, a peer group trading analysis and a premiums paid analysis. Representatives of Evercore then described for the benefit of the MEP Committee the results of Evercore’s diligence regarding the Sale Process and an overview of the summaries of the Sale Process that were prepared by Enbridge. Evercore noted that the Sale Process was unsuccessful and had not, from EEP’s perspective, resulted in any acceptable offers that would allow for MEP’s long-term financial stability. During the presentation, the MEP Committee asked, and representatives of Evercore answered, questions with respect to Evercore’s preliminary financial analysis. Following the presentation, the MEP Committee and its advisors discussed the appropriate response to the December 5 Proposal and the MEP Committee determined to have a representative of Evercore communicate to Enbridge management a counteroffer (the “December 21 Counteroffer”) of consideration for the Class A Common Units that reflects a 15% premium to the 30 trading day VWAP of the Class A Common Units as of the execution date of the Merger Agreement and that such consideration would be payable, at the election of the MEP Unaffiliated Unitholders, in cash or common stock or units of Enbridge or EEP, respectively.

On December 21, 2016, a representative of Evercore called Colin Gruending, Vice President Corporate Development of Enbridge, and presented the terms of the December 21 Counteroffer. As of December 21, 2016, the 30 trading day VWAP of the Class A Common Units was approximately $6.70, a 7.2% increase as compared to Enbridge’s original offer of $6.25 per unit. Evercore also stated that the MEP Committee proposed that the consideration for Class A Common Units be payable in cash or in Enbridge stock or EEP common units, at the election of MEP unitholders. Evercore also asked that Enbridge confirm that MEP would pay the quarterly distribution with respect to the fourth quarter of 2016.

On January 6, 2017, Bracewell asked Enbridge to provide documents related to the Sale Process, including the confidential information memorandum presented to potential buyers that had been previously provided to Evercore, the instructions for providing a bid, any indications of interest provided by potential buyers in the Sale Process and any related documents, any responses by Enbridge, EEP or MEP to such indications of interest and any summary of the Sale Process or the indications of interest received prepared by EEP or its advisors.

On January 6, 2017 and January 9, 2017, Enbridge provided materials responsive to Bracewell’s request for documentation regarding the Sale Process. The materials provided by Enbridge were reviewed by Bracewell and Evercore and discussed with the MEP Committee at subsequent meetings.

On January 8, 2017, Mr. Gruending delivered a letter to the MEP Committee in response to the December 21 Counteroffer (the “January 8 Proposal”). The January 8 Proposal stated that (1) Enbridge would agree to base the merger consideration off of a VWAP of the Class A Common Units as of the execution date of the Merger Agreement and that it believed that 30 days was reasonable, but did not believe that any premium was warranted, (2) Enbridge had considered the MEP Committee’s proposal that the merger consideration be paid in cash or in common stock or units of either Enbridge or EEP, respectively, at the election of the MEP Unaffiliated Unitholders, and that management of Enbridge had declined the MEP Committee’s proposal because, at the time, neither Enbridge nor EEP were willing to issue equity in connection with the Merger, and (3) Enbridge agreed that a regular distribution with respect to the quarter ended December 31, 2016 should be paid by MEP to the holders of the Class A Common Units on the record date. As of January 8, 2017, the 30 trading day VWAP price would have resulted in the MEP’s Unaffiliated Unitholders receiving approximately $6.70 per Class A Common Unit.

On January 9, 2017, at a telephonic meeting of the MEP Committee at which representatives of Evercore and Bracewell were present, a representative of Evercore discussed his recent conversations with Mr. Gruending regarding the January 8 Proposal. The Evercore representative noted that Enbridge would not consider including common stock or units of Enbridge or EEP, respectively, as a portion of the merger consideration. Representatives of Evercore also discussed with the MEP Committee certain due diligence updates, and responded to questions from the MEP Committee during the course of the discussion. Evercore presented the supplemental financial analysis that it had delivered to the MEP Committee members and Bracewell prior to the meeting, which Evercore explained was a summary of how various potential amounts of merger consideration compared to various metrics of the Class A Common Units’ trading price, including the 10 trading day, 20 trading day and 30 trading day VWAPs for the Class A Common Units. Following the Evercore presentation and related discussions at the meeting, the MEP Committee determined to have Evercore propose to Enbridge management that the merger consideration be the greater of (1) a 20% premium to the 30 trading day VWAP for the Class A Common Units or (2) the current market price of the Class A Common Units, in each case, as of the close of the trading day prior to the execution of the Merger Agreement.

On January 10, 2017, a representative of Evercore had a telephonic conversation with Mr. Gruending in which he communicated a counteroffer of consideration for the Class A Common Units equal to the greater of (1) a 20% premium to the 30 trading day VWAP for the Class A Common Units and (2) the current market price of MEP’s Class A Common Units, in each case, as of the close of the trading day prior to execution of the Merger Agreement, and an agreement that the merger consideration consist only of cash and not of common stock or units of Enbridge or EEP, respectively (the “January 9 Counteroffer”).

On January 11, 2017, Bracewell and Latham held a telephonic meeting to discuss the draft Merger Agreement that Latham provided Bracewell on December 19, 2016. Among the items discussed by Bracewell and Latham were the timing of the transaction, the proposed merger mechanics and treatment of Units owned by EEP and whether filings under the Hart Scott Rodino Act would be required. Bracewell and Latham also discussed whether it would be possible for Enbridge or EEP to issue equity securities as an election for the merger consideration and Latham advised Bracewell that Enbridge and EEP were not willing to agree to issue equity securities. Bracewell and Latham also discussed whether Enbridge would be willing to include a condition in the Merger Agreement that the Merger be approved by the affirmative vote of the MEP Unaffiliated Unitholders holding a majority of the Class A Common Units as a condition to MEP’s obligation to consummate the Merger and Latham advised Bracewell that Enbridge was not willing to agree to such a provision. Bracewell and Latham discussed generally the proposed operational representations of MEP included in the draft Merger Agreement and how the MEP Committee could reasonably diligence such representations. Bracewell and Latham also discussed whether the Management Projections that reflect MEP significantly reducing or eliminating the quarterly cash distributions payable on the Class A Common Units were consistent with the MOLP Amendment. Latham advised Bracewell that it was Enbridge’s view that the MOLP Amendment does not require MEP to pay a quarterly cash distribution and therefore the Management Projections are consistent with the MOLP Amendment.

Also on January 11, 2017, Mr. Gruending had a telephonic conversation with a representative of Evercore in which he communicated Enbridge’s response to the January 9 Counteroffer. Mr. Gruending advised Evercore that he believed that Enbridge may be willing to offer consideration per Class A Common Unit based on the then-current trading price of the Class A Common Units (the “January 11 Proposal”). The closing price of the Class A Common Units on January 11, 2017 was $7.70.

Also on January 11, 2017, the MEP Committee met telephonically with representatives from Bracewell and Evercore for Evercore to present Enbridge’s response to the January 9 Counteroffer. Evercore explained that Mr. Gruending had advised Evercore that Enbridge may be willing to offer consideration of $7.70 per Class A Common Unit, the then-current trading price of the Class A Common Units. The MEP Committee considered the January 11 Proposal and determined to propose consideration per Class A Common Unit equal to the greater of (1) $7.70, the closing price of the Class A Common Units on January 11, 2017, and (2) the trading price of the

Class A Common Units as of the execution of the Merger Agreement (the “January 11 Counteroffer”). Following the Evercore presentation and related discussions at the meeting, Mr. Segner asked Bracewell to report on the draft Merger Agreement. Representatives of Bracewell then proceeded to (1) provide the MEP Committee with an overview of the terms of the initial draft of the Merger Agreement and (2) discuss with the MEP Committee a number of potential negotiation points and recommended changes to the Merger Agreement, including: (A) deleting or modifying the no-shop provision; (B) expanding the circumstances under which the MEP GP Board and/or the MEP Committee could effect a change in its recommendation and making the consequences of any such change more favorable to the MEP Unaffiliated Unitholders, in light of EEP’s expected ownership of a majority of the Class A Common Units at the time the Merger is submitted to a vote of the limited partners of MEP; (C) deleting the operational representations related to MEP, including representations by MEP concerning SEC filings, no undisclosed liabilities, absence of changes, tax matters, environmental matters, regulatory matters, employee benefit matters, title to properties and rights of way; (D) modifying the definition of “material adverse effect”; (E) confirming that MEP would pay a quarterly cash distribution on the Class A Common Units with respect to the quarter ended December 31, 2016, which was contemplated by the January 8 Proposal, and requiring that MEP would pay a quarterly cash distribution on the Class A Common Units with respect to the first quarter of 2017 if the closing had not occurred prior to MEP’s customary record date; and (F) requiring the approval of a majority of the Class A Common Units held by the MEP Unaffiliated Unitholders as a condition to MEP’s obligation to consummate the Merger.

During the course of the meeting, the MEP Committee asked, and representatives of Bracewell answered, various questions with respect to the draft of the Merger Agreement. The MEP Committee and its advisors also discussed factors to consider in connection with determining whether the Merger should be conditioned upon approval by a majority of the Class A Common Units held by the MEP Unaffiliated Unitholders. Following additional discussion, the MEP Committee directed Bracewell to provide a revised draft of the Merger Agreement to Latham reflecting the revisions discussed with the MEP Committee and instructed Evercore to propose the January 11 Counteroffer to Enbridge.

On January 12, 2017, Evercore communicated the January 11 Counteroffer to Enbridge. On January 12, 2017, the closing price of the Class A Common Units was $7.60.

On January 12, 2017, Bracewell provided a revised draft of the Merger Agreement to Latham reflecting the revisions discussed with the MEP Committee, including, among others, (1) the deletion of the no-shop provision, (2) providing for less restrictive circumstances under which the MEP GP Board and/or the MEP Committee could change their recommendations regarding the Merger and providing that any such change of recommendation would act to invalidate and rescind any Special Approval from the MEP Committee of the Merger, (3) deleting the operational representations related to MEP, (4) confirming that MEP would pay a quarterly cash distribution on the Class A Common Units with respect to the quarter ended December 31, 2016, and proposing that MEP pay distributions until the earlier of the Effective Time of the Merger or until the Merger Agreement was terminated and (5) requiring the approval of a majority of the Class A Common Units held by the MEP Unaffiliated Unitholders as a condition to MEP’s obligation to consummate the Merger.

On January 13, 2017, Bracewell and Latham held a telephonic meeting at which the parties discussed the draft of the Merger Agreement that Bracewell provided Latham on January 12, 2017 reflecting the comments of the MEP Committee. Bracewell explained the MEP Committee’s rationale behind the changes that were reflected in the draft Merger Agreement and answered questions asked by Latham.

On January 14, 2017, Latham provided an initial draft of the Support Agreement to Bracewell.

On January 16, 2017, Latham provided a revised draft of the Merger Agreement to Bracewell. The draft accepted the MEP Committee’s proposed deletion of the operational representations and included an agreement that MEP would pay a quarterly cash distribution on the Class A Common Units with respect to the quarter ended December 31, 2016, but did not include an agreement to pay a quarterly distribution with respect to the first quarter of 2017 if the closing did not occur prior to MEP’s customary record date. The draft also rejected (1) the

MEP Committee’s proposed deletion of the no-shop provision, (2) the modifications to the circumstances under which the MEP GP Board and/or the MEP Committee could change their recommendations and the consequences of such a change and (3) the inclusion of a provision that would require the approval of a majority of the Class A Common Units held by the MEP Unaffiliated Unitholders as a condition to MEP’s obligation to consummate the Merger.

On January 17, 2017, Bracewell and Latham held a telephonic meeting during which the parties discussed the draft Merger Agreement that Latham provided to Bracewell on January 16, 2017. Bracewell and Latham discussed the current status of discussions between the parties to the Merger. At the request of Bracewell, Latham reviewed their markup of the Merger Agreement and Enbridge’s rationale for the changes made in the draft of the Merger Agreement. Such comments, among other items, focused on the representations and warranties made by the parties in the Merger Agreement, the flexibility of the MEP GP Board to consider other transactions, certain legal issues, matters raised by precedent transaction documents and outstanding matters that require further diligence by the MEP Committee.

On January 17, 2017, the MEP GP Board held a dinner at which all of the directors of the MEP GP Board were present except for J. Herbert England and Mark A. Maki. During the dinner, members of the MEP Committee indicated to the other directors in attendance, specifically, C. Gregory Harper and R. Poe Reed, that during the MEP GP Board meeting scheduled for the following morning, the MEP Committee desired to receive further information regarding the Sale Process and the initial, non-binding indications of interest received by EEP.

On January 18, 2017, the MEP GP Board (including the members of the MEP Committee) held a meeting to discuss, among other things, the status of the proposed transaction. Representatives of Bracewell and Evercore attended the meeting as did management of Enbridge and EEP. Bracewell provided the MEP GP Board with a detailed summary of the principal proposed terms of the Merger Agreement and Evercore discussed the financial review process and the process, timing and material financial terms of purchase price negotiations held to date. The MEP GP Board, Bracewell and Evercore then held an in-depth discussion with the management of Enbridge and EEP concerning the Sale Process and the viability and status of the initial, non-binding indications of interest received in the process. Management of Enbridge and EEP advised the MEP GP Board (including the members of the MEP Committee) that none of the indications of interest were expected to result in a transaction that would be superior to the Merger and that the assets and business of MEP were not considered a major source of synergies in the acquisition modeling for Enbridge’s pending merger with Spectra Energy Corp or in Enbridge’s public filings relating to such merger. Management of MEP then discussed the Management Projections, which included the elimination of distributions payable on the Class A Common Units in 2017.

On January 18, 2017, representatives of Bracewell and Latham held a telephonic meeting at which the parties discussed Bracewell’s comments to the Merger Agreement concerning the no-shop provision and the circumstances under which the MEP GP Board could change its recommendation of the Merger and the consequences of such a change.

On January 21, 2017, Bracewell provided a revised draft of the Merger Agreement and the Support Agreement to Latham. The January 21, 2017 draft provided by Bracewell to Latham included a no-shop provision but allowed the MEP GP Board to withdraw or change its recommendation regarding the Merger Agreement if it determines in good faith (after consultation with its financial advisors, outside legal counsel and the MEP Committee) that an acquisition proposal is a superior proposal and that the failure to take such action would be materially adverse to the interests of the MEP Unaffiliated Unitholders or would otherwise be a breach of the its duties under the MEP Partnership Agreement or applicable law, subject to a customary notice and negotiation period in favor of EECI. In addition, if the MEP GP Board were to change its recommendation, each of MEP and EECI would then have the option to terminate the Merger Agreement and, under the terms of the Support Agreement, the Support Agreement would automatically terminate.

On January 23, 2017, Bracewell and Latham held a telephonic meeting at which the parties discussed the draft of the Merger Agreement that Bracewell provided Latham on January 21, 2017 reflecting the comments of the MEP Committee.

On January 23, 2017, Latham provided revised drafts of the Merger Agreement and Support Agreement to Bracewell. The January 23, 2017 drafts generally accepted the changes proposed by the MEP Committee in its January 21, 2017 drafts.

During the afternoon of January 24, 2017, at a telephonic meeting of the MEP Committee at which representatives of Evercore and Bracewell were present, representatives of Evercore updated the MEP Committee regarding: (1) additional sensitivity analyses performed by Evercore concerning the distribution cut reflected in the Management Projections and the impact such a reduction in distributions would have on the market price for the Class A Common Units (“Sensitivity Analyses”); (2) the resulting implications to Evercore’s preliminary financial analysis, including updated assumptions used by Evercore; and (3) updates to Evercore’s presentation materials. The MEP Committee and its advisors then engaged in a discussion regarding: (1) the potential benefits to the MEP Unaffiliated Unitholders of the Merger; (2) the potential implications to MEP and the MEP Unaffiliated Unitholders if the MEP Committee and management of Enbridge were not able to reach agreement on a mutually acceptable merger consideration and the MEP Committee were to decline to approve the Merger in favor of remaining with the status quo; and (3) the next steps involved in evaluating the Merger and negotiating the merger consideration. The MEP Committee then discussed whether it would be appropriate for the MEP GP Board to declare a distribution on the Class A Common Units in respect of the fourth quarter of 2016 in light of the Management Projections if no agreement is reached with Enbridge with respect to the Merger. It was the consensus of the MEP Committee that the MEP GP Board should consider and discuss such matters if no agreement was reached with Enbridge with respect to the Merger.

During the period beginning on December 5, 2016, the date that Enbridge made its initial proposal of $6.25 per Class A Common Unit and continuing through January 24, 2017, there was a large and unexpected increase in the market price of the Class A Common Units. The market price of the Class A Common Units increased by 31.3% during this period from a closing price of $6.55 on December 5, 2016 to a closing price of $8.60 on January 24, 2017, compared to an increase of 8.4% in the price of a basket of securities of peer group MLPs. During this time, there were no changes in MEP’s underlying business or financial condition to support such an increase in the market price of the Class A Common Units.

On January 24, 2017, following the meeting of the MEP Committee, Mr. Gruending had a telephonic conversation with a representative of Evercore in which he discussed the recent unexpected increase in the trading price of MEP common units and Enbridge’s determination that offering cash consideration equivalent to the trading price of the Class A Common Units was no longer appropriate. Mr. Gruending communicated that Enbridge would offer $7.50 per Class A Common Unit (the “January 24 Proposal”).

During the evening of January 24, 2017, at a telephonic meeting of the MEP Committee at which representatives of Evercore and Bracewell were present, representatives of Evercore updated the members of the MEP Committee that Enbridge had offered a purchase price for the Class A Common Units of $7.50 per Class A Common Unit in the January 24 Proposal. The MEP Committee then engaged in a discussion of how the January 24 Proposal compared to the various metrics on which it had evaluated the transaction, including Evercore’s financial analysis, and determined unanimously to reassert the January 11 Counteroffer. The MEP Committee further discussed whether it was appropriate for the MEP GP Board to declare a distribution on the Class A Common Units in respect of the fourth quarter of 2016.

During the evening of January 24, 2017, Bracewell provided revised drafts of the Merger Agreement and Support Agreement to Latham.

Following the telephonic meeting, a representative of Evercore informed Enbridge that the MEP Committee had determined to reiterate the January 11 Counteroffer that the consideration per Class A Common Unit be the greater of (1) $7.70 or (2) the closing price of the Class A Common Units on the date prior to the date of execution of the Merger Agreement.

On January 25, 2017, Mr. Gruending contacted representatives of Evercore to request that he and Vern Yu, Executive Vice President and Chief Development Officer of Enbridge, be permitted to talk directly to the MEP Committee concerning the January 24 Proposal and the MEP Committee’s proposed counteroffer.

During the morning of January 25, 2017, the MEP Committee held a telephonic meeting at which representatives of Evercore and Bracewell and Messrs. Gruending and Yu were present. Messrs. Gruending and Yu entered into a discussion of how Enbridge viewed the rise in the trading price of the Class A Common Units as anomalous when compared to its peer group of gas gathering and processing MLPs and the underlying financial performance of MEP. Messrs. Gruending and Yu conveyed that Enbridge believed that the January 24 Proposal was beneficial to the MEP Unaffiliated Unitholders as the proposed consideration of $7.50 per Class A Common Unit represented an attractive premium to the intrinsic valuation of MEP, represented a premium to various trading day VWAPs for the Class A Common Units and was 20% higher than Enbridge’s initial offer. Messrs. Gruending and Yu also expressed that Enbridge remained committed to the proposed transaction, but that the price in the January 24 Proposal was approaching the limit at which Enbridge would no longer support the transaction. In response to the MEP Committee’s proposed counteroffer, Messrs. Gruending and Yu then presented the MEP Committee with the choice of two alternatives to determine the consideration for the Class A Common Units: (1) $7.80 per Class A Common Unit or (2) the 20 trading day VWAP of the Class A Common Units with a collar between $7.70 and $7.90 per Class A Common Unit (the “January 25 Response”). Messrs. Gruending and Yu explained that Enbridge’s offer would expire at 5:00 p.m. on January 25, 2017. Messrs. Gruending and Yu reminded the MEP Committee that, absent reaching an agreement on the contemplated Merger, (1) Enbridge believed MEP’s financial condition and outlook would further diminish, (2) that it would be likely that MEP would require a reduction or elimination in MEP’s quarterly distributions and/or a dilutive issuance of MEP units to address MEP’s debt covenant compliance issues and (3) that MEP would likely publicly announce the details of items (1) and (2) in connection with the announcement of MEP’s distribution for the fourth quarter of 2016. In response to a question from Bracewell, the representatives of management of Enbridge indicated that Enbridge would not be willing to proceed with the Merger if the approval of the MEP Unaffiliated Unitholders were included as a condition to closing.

Messrs. Gruending and Yu then left the meeting and the MEP Committee discussed the January 25 Response with its legal and financial advisors. After a prolonged discussion, including consideration of whether MEP could continue with the status quo in light of the Management Projections, the MEP Committee determined to propose that the consideration be $8.00 per Class A Common Unit.

Following the meeting of the MEP Committee on January 25, 2017, a representative of Evercore informed Mr. Gruending that the MEP Committee was prepared to approve the Merger with consideration of $8.00 per Class A Common Unit.

During the afternoon of January 25, 2017, Mr. Gruending called Evercore and informed Evercore that Enbridge accepted the offer of $8.00 per Class A Common Unit. The $8.00 per Class A Common Unit merger consideration represented a premium of (i) approximately 28% to the $6.25 price offered by Enbridge in the December 5 Proposal and (ii) approximately 5.5% to the 30 trading day VWAP of the Class A Common Units as of January 26, 2017, the last trading day prior to the public announcement the Merger Agreement.

During the evening of January 25, 2017, Latham provided revised drafts of the Merger Agreement and Support Agreement to Bracewell.

On the morning of January 26, 2017, at a meeting of the MEP Committee at which representatives of Evercore and Bracewell were present, Evercore presented its financial analysis of the Merger Consideration of $8.00 per Class A Common Unit, noting that its materials and financial analyses were substantially equivalent to those most recently presented to the MEP Committee and had been updated to reflect the Merger Consideration. After the MEP Committee discussed Evercore’s presentation, representatives from Evercore then confirmed that Evercore was prepared to deliver a fairness opinion to the MEP Committee based on the Merger Consideration of $8.00 per Class A Common Unit if so requested by the MEP Committee. Representatives of Bracewell then provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the Merger Agreement and the Support Agreement, and answered questions from the MEP Committee regarding the terms of the agreements. At the request of the MEP Committee, Evercore then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated January 26, 2017, that, as of January 26, 2017 and based upon and subject to the factors, procedures, limitations and other matters set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the MEP Unaffiliated Unitholders. After further discussions and based on prior conclusions of the MEP Committee with respect to the risks and merits of the Merger, the MEP Committee unanimously: (1) determined that the Merger Agreement, the Support Agreement and the Merger Transactions were fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and the MEP Unaffiliated Unitholders; (2) approved the Merger Agreement, the Support Agreement and the Merger Transactions (such approval constituting “Special Approval” as defined in the MEP Partnership Agreement); (3) recommended that the MEP GP Board approve the Merger Agreement and the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement by MEP and the consummation of the Merger Transactions; and (4) recommended that the MEP GP Board submit the Merger Agreement to a vote of the limited partners of MEP and recommend the approval of the Merger Agreement, including the Merger, by the limited partners of MEP.

In the afternoon of January 26, 2017, at a special meeting of the MEP GP Board at which all members of the MEP GP Board as well as management of Enbridge and representatives of Bracewell were present, the MEP GP Board received the report of Mr. Segner, in his capacity as Chairman of the MEP Committee. Mr. Segner reported that the MEP Committee had reviewed the Merger Consideration, the Merger Agreement and the Support Agreement and, based on the foregoing, the MEP Committee delivered its Special Approval (under the MEP Partnership Agreement) of the Merger. In addition, Mr. Segner confirmed that the MEP Committee had received an oral opinion from Evercore as to the fairness, from a financial point of view, of the Merger Consideration to the MEP Unaffiliated Unitholders.

On January 26, 2017, at a meeting of the EEM Board, acting in part based on the recommendation of the EEM Conflicts Committee, the EEM Board determined that the Merger Agreement and the Merger Transactions, were fair and reasonable to, and in the best interests of, EEP, including its partners, and authorized and approved the voting or consent by EEP, (1) as the sole member of MEP GP and (2) of the MEP common units owned by EEP, in favor of the Merger Transactions, including the adoption and approval of the Merger Agreement and the Support Agreement, and (3) authorized and approved EEP’s entry into the Support Agreement.

On January 26, 2017, at a meeting of the board of directors of EECI (“EECI Board”), the EECI Board (1) determined that the Merger was in the best interests of EECI and EEP, and declared it advisable to enter into the Merger Agreement and the Support Agreement and (2) approved the adoption of the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions.

Later in the afternoon of January 26, 2017, at a re-convened meeting of the MEP GP Board, Mr. Maki then provided an overview of the Merger and the necessary steps required under the Merger Agreement to proceed to closing. After discussion and based in part upon the approval and recommendation of the Merger by the MEP Committee, the MEP GP Board unanimously (1) deemed it advisable and in the best interests of MEP, MEP’s Subsidiaries and MEP’s limited partners that the Merger Agreement and the Merger Transactions be consummated and therefore unanimously approved the Merger Agreement, the Support Agreement and the Merger Transactions; (2) declared it advisable and in the best interests of MEP GP that MEP GP, on its own behalf and on behalf of MEP, execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger Transactions; and, (3) on behalf of MEP GP, authorized and directed that the Merger Agreement be submitted to a vote of the limited partners of MEP and, as permitted by the MEP Partnership Agreement, authorized the limited partners of MEP to act by written consent without a meeting in connection with consenting to the Merger Agreement and the Merger Transactions, and (4) recommended that the limited partners of MEP vote in favor of the Merger.

In the evening of January 26, 2017, the Merger Agreement and the Support Agreement were executed by the parties.

In the morning of January 27, 2017, Enbridge, EEP and MEP issued news releases announcing the Merger Agreement, and EEP held an analyst call to discuss a number of recent actions, including the Merger Agreement and the Merger Transactions.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement, the Support Agreement and the Merger Transactions by a majority of the members of the MEP Committee acting in good faith constitutes Special Approval. Under Section 7.9(a) of the MEP Partnership Agreement, whenever a potential conflict of interest exists, such as consideration of the Merger Agreement, the Support Agreement and the Merger Transactions, any resolution or course of action by MEP GP or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all of the partners of MEP, and will not constitute a breach of the MEP Partnership Agreement or of any duty under the MEP Partnership Agreement or stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval.

Under Section 7.9(b) of the MEP Partnership Agreement, whenever MEP GP or the MEP GP Board, or any committee thereof (including the MEP Committee), makes a determination or takes or declines to take any other action, or any affiliate of MEP GP causes MEP GP to do so, in its capacity as the general partner of MEP as opposed to its individual capacity, then unless another express standard is provided for in the MEP Partnership Agreement, MEP GP, the MEP GP Board or such committee or such affiliates causing MEP GP to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by the MEP Partnership Agreement, any other agreement contemplated by the MEP Partnership Agreement or under applicable law.

A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the MEP Partnership Agreement if the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group as defined in the MEP Partnership Agreement. In making such determination or taking or declining to take such other action, such person or persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to MEP.

Under Section 7.10(b) of the MEP Partnership Agreement, any action taken or omitted to be taken by, among others, MEP GP or directors of the MEP GP Board in reliance upon the advice or opinion of legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by such person as to matters reasonably believed to be in such adviser’s professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions

The MEP Committee

The MEP Committee consists of three independent directors: Mr. Crum, Mr. Ivey and Mr. Segner. The MEP Committee retained Bracewell as its independent legal counsel. In addition, the MEP Committee retained Evercore as its independent financial advisor. The MEP Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of EECI’s proposal and conducted negotiations with EECI and its representatives with respect to the Merger Agreement, the Support Agreement and the Merger Transactions.

The MEP Committee considered the benefits of the Merger Agreement, including the Merger as well as the associated risks, and on January 26, 2017, unanimously (1) resolved that the Merger Agreement, the Support

Agreement and the Merger Transactions are fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and the MEP Unaffiliated Unitholders, (2) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (3) recommended that the MEP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement by MEP and the consummation of the Merger Transactions and (4) recommended that the MEP GP Board submit the Merger Agreement to a vote of the limited partners of MEP and recommend the approval of the Merger Agreement, including the Merger, by the limited partners of MEP. For more information regarding the recommendation of the MEP Committee, see “The Merger — Reasons for the MEP Committee’s Recommendation.”

Based in part upon such approval and recommendation, at a meeting duly called and held on January 26, 2017, the MEP GP Board approved the Merger Agreement, the Support Agreement and the Merger Transactions; declared it advisable and in the best interests of MEP GP that MEP GP, on its own behalf and on behalf of MEP, to execute, deliver and perform the Merger Agreement and the Support Agreement, and consummate the Merger and engage in all transactions related thereto, including the Merger; and, on behalf of MEP GP, authorized and directed that the Merger Agreement be submitted to a vote of the limited partners of MEP and, as permitted by the MEP Partnership Agreement, authorized the limited partners of MEP to act by written consent without a meeting in connection with consenting to the Merger Agreement, including the Merger.

Reasons for the MEP Committee’s Recommendation

The MEP Committee consulted with its independent financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the MEP GP Board. The MEP Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the MEP GP Board:

•	The delivery of an opinion by Evercore to the MEP Committee on January 26, 2017, that, as of January 26, 2017 and based upon and subject to the factors, procedures assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration was fair, from a financial point of view, to the MEP Unaffiliated Unitholders including the various analyses undertaken by Evercore in connection with its opinion which are described under “Opinion of Evercore Group L.L.C. – Financial Advisor to the MEP Committee – Analysis of MEP.”

•	The Merger would provide the MEP Unaffiliated Unitholders with Merger Consideration of $8.00 per Class A Common Unit, a price the MEP Committee viewed as fair in light of MEP’s recent financial challenges and projected poor financial performance. Such consideration amount represented a premium of approximately 5.5% above the VWAP of a Class A Common Unit for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on January 26, 2017 (the last trading day before the announcement of the Merger Agreement and the Merger Transactions).

•	The Merger Consideration of $8.00 per Class A Common Unit represents a 28% increase from the value of the Merger Consideration originally offered by Enbridge in the December 5 Proposal.

•	The MEP GP Board would declare a cash distribution in respect of the fourth quarter of 2016 in the amount of $0.3575 per unit on all of its outstanding common and subordinated units.

•	The MEP Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of MEP or significant interest in MEP or its assets could be consummated at the time of the MEP Committee’s determination and approval in light of (1) the results of the Sale Process and (2) Enbridge’s position stated in the December 5 Proposal that it was only interested in acquiring all of the outstanding Class A Common Units owned by the MEP Unaffiliated Unitholders and had no interest in approving any combination of MEP with, or a sale of all or substantially all of the assets of MEP to, any other acquirer. In addition, the MEP Committee considered the potential implications to MEP and the MEP Unaffiliated Unitholders of remaining with the status quo rather than approving the Merger Agreement and the Merger, taking into account the potential financial impact to the MEP Unaffiliated Unitholders of the projected elimination of quarterly cash distributions on the Class A Common Units as reflected in the Management Projections.

•	The MEP Committee’s belief that the January 25 Proposal was Enbridge’s final offer and the conclusion reached by the MEP Committee that the $8.00 per Class A Common Unit was likely the highest price per Class A Common Unit that Enbridge would be willing to pay at the time of the MEP Committee’s determination and approval.

•	The MEP Committee’s belief that the trading price of the Class A Common Units would decline significantly upon MEP’s disclosure of the reduction in distributions payable on the Class A Common Units as reflected in the Management Projections.

•	The MEP Committee’s belief that, under the status quo, the MEP Unaffiliated Unitholders would experience significant dilution as a result of MEP’s efforts to maintain compliance with the financial covenants in the Loan Documents as detailed by Enbridge on the morning of January 25, 2017.

•	Certain terms of the Merger Agreement and the Support Agreement, principally:

•	each Class A Common Unit owned by the MEP Unaffiliated Unitholders will be converted into the right to received cash equal to $8.00;

•	prior to the Effective Time, each Class A Common Unit would also receive $0.3575 as a cash distribution in respect of the fourth quarter of 2016;

•	the limited nature of the operational representations and warranties given by MEP;

•	the consummation of the Merger is not conditioned on financing;

•	the provision allowing the MEP GP Board to withdraw or change its recommendation if it determines in good faith (after consultation with its financial advisors, outside legal counsel and the MEP Committee) that an acquisition proposal is a superior proposal and that the failure to take such action would be materially adverse to the interests of the MEP Unaffiliated Unitholders or would otherwise be a breach of the its duties under the MEP Partnership Agreement or applicable law, subject to a customary notice and negotiation period in favor of EECI;

•	the provision allowing MEP to terminate the Merger Agreement upon the MEP GP Board changing its recommendation regarding the Merger;

•	the lack of a break-up fee for termination of the Merger Agreement in accordance with its terms; and

•	that under the Support Agreement, EEP has agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the Merger Transactions unless there is a change in the MEP GP Board’s recommendation in which case the Support Agreement automatically terminates.

In addition, the MEP Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•	Each of the members of the MEP Committee satisfies the requirements for serving on the MEP Committee as required under the MEP Partnership Agreement, including the requirement that all members of the MEP Committee be independent directors.

•	In connection with the consideration of the Merger, the MEP Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and MEP’s industry specifically, as well as substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the Merger.

•	Under the terms of the Merger Agreement, prior to the Effective Time, EECI will not, and will not permit that any of its subsidiaries to, eliminate the MEP Committee, revoke or diminish the authority of the MEP Committee or remove or cause the removal of any director of the MEP GP Board who is a member of the MEP Committee either as a director or as a member of such committee, without the affirmative vote of the members of the MEP GP Board, including the affirmative vote of the other members of the MEP Committee.

•	The Merger Agreement may not be amended without the approval of the MEP Committee.

•	Whenever a determination, agreement, decision, approval or consent of MEP or the MEP GP Board is required pursuant to the Merger Agreement, including any decision or determination by MEP to terminate the Merger Agreement or any decision or determination by MEP to withdraw, modify or qualify in a manner adverse to EECI, its recommendation to the limited partners to approve the Merger Agreement or to recommend an acquisition proposal, such determination, decision, approval or consent must be made after consultation with the MEP Committee.

•	The terms and conditions of the Merger Agreement and the Merger were determined through arm’s-length negotiations between Enbridge and the MEP Committee and their respective representatives and advisors.

The MEP Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the MEP GP Board:

•	The Merger Consideration represents a discount based on the closing price of Class A Common Units as of January 26, 2017 (the last trading day prior to the public announcement of the Merger).

•	The Merger Agreement does not require MEP to pay a cash distribution in respect of any quarter in 2017.

•	Following the termination of the subordination period on February 15, 2017, EEP owns approximately 52% of the outstanding Class A Common Units, and the Merger Agreement and the Merger are not conditioned on a vote by, and the approval of, a majority of the Class A Common Units held by the MEP Unaffiliated Unitholders, and therefore EEP owns a sufficient number of Class A Common Units to approve the Merger Agreement and the Merger without a vote of the MEP Unaffiliated Unitholders. The MEP Committee determined not to continue to pursue a term requiring the Merger to be approved by such a vote after considering the economic terms of the Merger, Enbridge’s stated position that it would not agree to such a term, the procedural safeguards that had been involved in the negotiation of the Merger and the Merger Agreement, and the other factors discussed in this section.

•	The MEP Unaffiliated Unitholders will not have equity participation in MEP, or, as a potential portion of the merger consideration, in EEP or Enbridge, following the effective time of the Merger, and the MEP Unaffiliated Unitholders will accordingly cease to participate in MEP’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Class A Common Units. The MEP Committee determined not to continue to negotiate for merger consideration that consisted of common stock or units of Enbridge or EEP, respectively, after considering the economic terms of the Merger, Enbridge’s stated position that it would not agree to such a term, the procedural safeguards that had been involved in the negotiation of the Merger and the Merger Agreement and the other factors discussed in this section.

•	The Merger will be a taxable transaction to the MEP Unaffiliated Unitholders for U.S. federal income tax purposes (See “Material U.S. Federal Income Tax Consequences”).

•	The MEP Unaffiliated Unitholders are not entitled to appraisal rights under the Merger Agreement, the MEP Partnership Agreement or Delaware law.

•	Although the MEP Committee believed that the Sale Process was robust, the MEP Committee was not authorized to, and did not, independently conduct an auction process or other solicitation of interest from third parties for the acquisition of MEP or its assets.

•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of Class A Common Units.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

The foregoing discussion of the information and factors considered by the MEP Committee is not intended to be exhaustive, but includes material factors the MEP Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the MEP Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the MEP Committee may have given differing weights to different factors. Overall, the MEP Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the MEP Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The MEP GP Board

The MEP GP Board consists of eight directors: (1) five of whom are independent (J. Herbert England, Dan A. Westbrook, John A. Crum, James G. Ivey and Edmund P. Segner III), except that two of such directors serve on one or more boards of directors of Enbridge affiliates, and (2) three of whom are officers of Enbridge or its affiliates, including officers of MEP GP. As such, the directors on the MEP GP Board may have different interests in the Merger than the MEP Common Unitholders. For a complete discussion of these and other interests of the members of the MEP GP Board in the Merger, see “Special Factors—Interests of Certain Persons in the Merger.” Because of such possible and actual conflicts of interest, the MEP GP Board delegated to the MEP Committee the full power and authority of the MEP GP Board to (1) review, evaluate, consider and negotiate the terms and conditions of the proposed transaction; (2) consider alternatives to the proposed transaction, if any; and (3) determine whether or not to recommend for approval to the MEP GP Board the proposed transaction, any such recommendation of such transaction made in good faith to constitute “Special Approval” as such term is defined in the MEP Partnership Agreement.

On January 26, 2017, the MEP Committee unanimously resolved that the Merger Agreement, the Support Agreement and the Merger Transactions are fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and the MEP Unaffiliated Unitholders. Based upon such determination, the MEP Committee recommended to the MEP GP Board that the MEP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement by MEP and the consummation Merger Transactions. On January 26, 2017, the MEP GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the MEP Committee, and after receiving the approval of the MEP GP’s sole member, unanimously determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to and in the best interests of MEP, MEP’s subsidiaries and the MEP Unaffiliated Unitholders and approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and Support Agreement by MEP GP and MEP, the consummation of the Merger Transactions and the submission of the Merger Agreement to a vote of MEP’s limited partners.

In determining that the Merger Agreement and the Merger Transactions are fair and reasonable to, and in the best interest of, MEP and the MEP Unaffiliated Unitholders, and approving the Merger Agreement, the Support Agreement and the Merger Transactions, and recommending that MEP’s limited partners vote in favor of the Merger Agreement and the Merger Transactions, the MEP GP Board considered a number of factors, including the following material factors:

•	the unanimous approval and recommendation of the MEP Committee; and

•	the factors considered by the MEP Committee, including the material factors considered by the MEP Committee described under “—The MEP Committee” above.

In doing so, the MEP GP Board expressly adopted the analysis of the MEP Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the MEP GP Board is not intended to be exhaustive, but includes material factors the MEP GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the MEP GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the MEP GP Board may have given differing weights to different factors. The MEP GP Board approved and recommends that MEP Common Unitholders vote in favor of the Merger Agreement and the Merger Transactions based upon the totality of the information presented to and considered by the MEP GP Board.

The Merger Agreement, the Support Agreement and the Merger Transactions were approved by the MEP GP Board, acting based on the recommendation of the MEP Committee, as described in the section entitled “—Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions” of this information statement.

Unaudited Financial Projections of MEP and MOLP

MEP management does not routinely publish projections that are disclosed to the public markets as to long-term future performance, earnings or dividends and distributions. In connection with the proposed Merger, and in the normal course of its long range planning process, management of MEP prepared non-public projections relating to the future financial and operating performance of MEP and MOLP with respect to the period from 2017 to 2020. The Management Projections and Forward Curve Financial Projections summarized below were provided to Evercore for use and consideration in its financial analysis and in preparation of its opinion to the MEP Committee. MEP management did not provide any other financial projections to Evercore. The summary of these projections is included below to give the MEP Unaffiliated Unitholders access to certain non-public unaudited prospective financial information that was made available to Evercore, the MEP Committee and the MEP GP Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. Neither MEP nor any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any MEP Unaffiliated Unitholder, or any other person, regarding the ultimate performance of MEP and MOLP compared to the summarized information set forth below or that any such results will be achieved.

The inclusion of the following summary projections in this information statement should not be regarded as an indication that MEP, or its respective advisors or other representatives, considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The MEP and MOLP projections summarized below were prepared by, and are the responsibility of, employees of Enbridge. The MEP and MOLP projections were only prepared for internal planning purposes and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither PricewaterhouseCoopers LLP (“PwC”), nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, and accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. PwC has not given advice or consultation in connection with the proposed Merger. The PwC reports incorporated by reference into this information statement with respect to MEP and MOLP relate to historical financial information of MEP and MOLP, respectively. Such reports do not extend to the projections included below and should not be read to do so. Neither the MEP GP Board, the MEP Committee, nor the MEP GP Board gives any assurance regarding, the summarized information.

The internal financial projections of MEP and MOLP are, in general, prepared primarily for internal use. Such internal financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such projections may not be achieved. The internal financial projections also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. MEP management, consistent with past presentations to the MEP GP Board and public guidance representations, develops its financial projections according to several criteria, including commodity price sensitivities. For internal purposes only, MEP management also provides financial projections that include prospective projects, which are risked based on the status of each project’s probability of success and final approval, among other factors. The financial projections that include risked prospective projects are reviewed alongside the other projections in the ordinary course. Prospective mergers and acquisitions were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial projections upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply.

Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of MEP. Although MEP’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

In developing the projections, MEP’s management made numerous material assumptions with respect to MEP and MOLP for the period from 2017 to 2020, including:

•	organic growth opportunities, and the amounts and timing of related capital expenditures and related operational cash flows;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•	a significant decrease in the trading price of the Class A Common Units following the disclosure of the below guidance and implementation of the distribution cuts reflected therein;

•	an equity capital raise over the next four quarters pursuant to the terms of the Subscription Agreement; and

•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on MEP’s and MOLP’s projected results for 2017 through 2020 with respect to the Management Projections and the Forward Curve Financial Projections.

	Year ended December 31
	2016(1)	2017	2018	2019	2020
	(unaudited)	(Millions of dollars, other than per unit amounts and commodity prices)
Management Projections
Henry Hub Natural Gas ($/MMBtu)	$2.46	$3.63	$3.28	$3.58	$3.59
WTI Crude Oil ($/Bbl)	$43.32	$56.35	$61.60	$70.25	$78.86
Ethane ($/Gal)	$0.20	$0.29	$0.34	$0.36	$0.39
Propane ($/Gal)	$0.48	$0.68	$0.74	$0.86	$0.98
Isobutane ($/Gal)	$0.68	$0.88	$0.93	$1.07	$1.20
Normal Butane ($/Gal)	$0.65	$0.85	$0.91	$1.05	$1.17
Natural Gasoline ($/Gal)	$0.94	$1.21	$1.29	$1.48	$1.65
MOLP Adjusted EBITDA(2)	$178.4	$109.1	$125.9	$167.0	$215.5
MOLP Maintenance Capital Expenditures	$27.7	$36.9	$34.0	$39.0	$43.5
MOLP Growth Capital Expenditures	$28.4	$34.7	$54.3	$75.1	$86.2
MEP Adjusted EBITDA(3)	$86.4	$50.6	$59.1	$80.2	$105.1
MEP Distributable Cash Flow Per Unit	$1.43	$0.26	$0.66	$0.14	$0.21
MEP Distribution Per Unit	$1.43	$0.00	$0.12	$0.12	$0.17

Forward Curve Financial Projections
Henry Hub Natural Gas ($/MMBtu)		$3.63	$3.14	$2.87	$2.88
WTI Crude Oil ($/Bbl)		$56.35	$56.52	$56.07	$56.06
Ethane ($/Gal)		$0.29	$0.32	$0.34	$0.36
Propane ($/Gal)		$0.68	$0.66	$0.65	$0.66
Isobutane ($/Gal)		$0.88	$0.85	$0.88	$0.89
Normal Butane ($/Gal)		$0.85	$0.83	$0.87	$0.87
Natural Gasoline ($/Gal)		$1.21	$1.24	$1.24	$1.24
MOLP Adjusted EBITDA(3)		$109.1	$111.0	$127.9	$144.9

(1)	These amounts represent actual results for the referenced period. The amounts are unaudited. The prices reflect the average price for each of the products for 2016.
(2)	Includes distributions in excess of equity earnings, which was $11.5 million for 2016. Excludes MOLP’s share of G&A abatement under an intercompany services agreement with EEP, pursuant to which EEP has agreed to reduce the amounts payable for general and administrative expenses that would have been allocable to MOLP by $25 million annually.
(3)	Includes distributions in excess of equity earnings, which was $5.9 million for 2016. Excludes MEP’s share of G&A abatement.

Non-GAAP Financial Measures (as presented in the tables above):

The unaudited financial projections of MEP above include financial measures which are not GAAP measures and are not intended to be used in lieu of GAAP measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. The items presented do not represent all items that affect comparability between the periods presented. Variations in operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this presentation.

MEP’s non-GAAP financial measures are Adjusted EBITDA and Distributable Cash Flow. MOLP’s non-GAAP financial measure is Adjusted EBITDA. The GAAP presentation of net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Adjusted EBITDA represents net income before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments and any other non-cash adjustments to reconcile net income to net cash provided by operating activities plus cash distributions from equity method investments. Distributable Cash Flow represents Adjusted EBITDA, as described above, adjusted to exclude cash income taxes, cash interest expense and maintenance capital expenditures and include MEP’s proportional interest in the G&A abatement from EEP and cash flows received under the Distribution Support Agreement. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges with estimating some of the items, particularly with estimating non-cash unrealized derivative fair value losses and gains, which are subject to market variability, and therefore a reconciliation is not available without unreasonable effort.

MEP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Evercore Group L.L.C. – Financial Advisor to the MEP Committee

The MEP Committee retained Evercore as its financial advisor with respect to the provision of (i) financial advisory services and (ii) an opinion to the MEP Committee as to the fairness from a financial point of view to the MEP Unaffiliated Unitholders of the Merger Consideration provided for pursuant to the Merger Agreement. At the request of the MEP Committee at a meeting of the MEP Committee held on January 26, 2017, Evercore rendered its oral opinion to the MEP Committee that, as of January 26, 2017, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the Merger Consideration provided for pursuant to the Merger Agreement is fair, from a financial point of view, to the MEP Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in the Written Opinion.

The opinion speaks only as of the date it was delivered and not as of the time the Merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after January 26, 2017, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore’s opinion was directed to the MEP Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the MEP Unaffiliated Unitholders of the Merger Consideration provided for pursuant to the Merger Agreement. Evercore’s opinion did not address any other term or aspect of the Merger Agreement or the Merger Transactions. The full text of the Written Opinion which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached as Annex C to this information statement. The summary of Evercore’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the Written Opinion. However, neither the Written Opinion nor the summary of such opinion and the related analyses set forth in this information statement are intended to be, and they do not constitute, a recommendation as to how unitholders of MEP or any other person should act or vote with respect to any matter relating to the Merger Transactions or any other matter.

Evercore’s opinion to the MEP Committee was among several factors taken into consideration by the MEP Committee in making its recommendation to the MEP GP Board regarding the Merger and the Merger Agreement.

In connection with rendering its opinion and performing its related financial analyses, Evercore, among other things:

•

reviewed certain publicly available historical business and financial information relating to MEP that Evercore deemed to be relevant, including information set forth in MEP’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the quarters ended

March 31, 2016, June 30, 2016 and September 30, 2016 and Current Reports on Form 8-K filed since January 1, 2016, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by MEP;

•	reviewed certain non-public historical and projected financial and operating data relating to MEP prepared and furnished to Evercore by management of MEP, including the Management Projections;

•	discussed the past and current operations, financial projections and current financial condition of MEP with management of MEP, including the Management Projections (including management’s views on the risks and uncertainties of achieving such projections);

•	reviewed certain publicly available research analyst estimates for MEP’s future financial performance on a standalone basis;

•	reviewed the reported prices and the historical trading activity of the Class A Common Units;

•	compared the financial performance of MEP and its stock market trading multiples with publicly available financial terms of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of MEP and the valuation multiples implied by the Merger with those of certain other transactions that Evercore deemed relevant;

•	performed a discounted cash flow analysis based on forecasts and other data provided by management of MEP, including the Management Projections;

•	performed a discounted distributions analysis based on forecasts and other data provided by management of MEP, including the Management Projections;

•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the Merger Transactions;

•	reviewed information regarding the process conducted by EEP with respect to soliciting third parties to acquire EEP’s general partner and limited partner interests in MEP and EEP’s limited partner interest in MOLP or alternatively, all of the general partner and limited partner interests in MEP and MOLP;

•	reviewed a draft of the Merger Agreement dated January 25, 2017;

•	reviewed a draft of the Support Agreement dated January 25, 2017; and

•	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by it, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to MEP, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MEP as to the future competitive, operating and regulatory environments and related financial performance of MEP under the assumptions stated therein. Among other things, Evercore took into consideration the financial impact on the holders of Class A Common Units of the projected substantial reduction in quarterly distributions payable on MEP common units reflected in the projected financial and operating data relating to MEP prepared and furnished to Evercore by management of MEP. Evercore did not express a view as to any projected financial or operating data relating to MEP or any judgments, estimates or assumptions on which such data are based. Evercore relied, at the MEP Committee’s direction, without independent verification, upon the assessments of the management of MEP as to the future financial and operating performance of MEP.

For purposes of rendering its opinion, Evercore assumed that the representations and warranties of each party contained in the Merger Agreement and the Support Agreement (in the draft forms reviewed by Evercore)

are true and correct in all respects material to its analysis, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Support Agreement and that all conditions to the consummation of the Merger Transactions will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on MEP, the consummation of the Merger or materially reduce the benefits of the Merger Transactions to the holders of MEP common units. Evercore assumed that the final versions of all documents reviewed by it in draft form would conform in all material respects to the drafts reviewed by Evercore.

Evercore neither made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of MEP or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of MEP or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion, and financial, economic, market and other conditions as they existed and as could be evaluated on the date of Evercore’ opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

The estimates contained in Evercore’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore’s analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Merger Consideration provided for pursuant to the Merger Agreement, from a financial point of view, as of the date of the opinion, to the MEP Unaffiliated Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness, financial or otherwise, of the Merger Transactions to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of MEP, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MEP, MEP GP or any of the other parties to the Merger Agreement or any affiliates thereof or any class of such persons, whether relative to the Merger Consideration, the Merger Transactions or otherwise. Evercore assumed that any modification to the structure of the Merger Transactions would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the Merger Transactions as compared to other business or financial strategies or opportunities that might have been available to MEP, nor does it address the underlying business decision of MEP to engage in the Merger Transactions. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the units of MEP or any business combination or other extraordinary transaction involving MEP. Evercore’s opinion did not constitute a recommendation to the MEP Committee or to any other persons in respect of the Merger Transactions, including as to how any holder of units of MEP should vote or act in respect of the Merger Transactions. Evercore expressed no opinion therein as to the price at which the Class A Common Units would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by MEP and its advisors with respect to legal, regulatory, accounting and tax matters.

The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion and reviewed with the MEP Committee on January 26, 2017. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Class A Common Units and the equity securities of the selected companies listed below as of January 25, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to MEP or the Merger Transactions. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Projections

See “Special Factors—Unaudited Financial Projections of MEP and MOLP” for a description of certain non-public historical and projected financial and operating data and assumptions, relating to MEP and MOLP, prepared and furnished to Evercore by management of MEP.

Analysis of MEP

Evercore performed a series of analyses to derive indicative valuation ranges for Class A Common Units and compared each of the resulting valuation ranges to the proposed Merger Consideration.

Evercore performed its analyses utilizing (i) the Management Projections and (ii) the forward curve price case, which are referred to in this section as “Forward Curve Financial Projections.” The Management Projections and the Forward Curve Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of MEP by valuing the cash flows to be received by MEP based on the Management Projections and the Forward Curve Financial Projections. Evercore calculated the per unit value range for Class A Common Units by utilizing a range of discount rates with a mid-point equal to MEP’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.0% to 10.0%, a range of EBITDA exit multiples of 8.0x to 10.0x, and a range of perpetuity growth rates of 2.0% to 3.0% resulting in an implied equity value per unit range of (i) $2.29 per unit to $4.88 per unit utilizing the Management Projections and (ii) ($0.07) per unit to $2.02 per unit utilizing the Forward Curve Financial Projections.

After discussions with Enbridge management regarding the issuance of Class C Units required in the Management Projections, Evercore performed sensitivity analyses assuming both (i) a range of MEP Class C Unit net issuance unit prices of $4.00 to $8.00 and (ii) no Class C Unit issuance (the “Class C Unit Sensitivity”).

Utilizing a range of MEP Class C Unit net issuance unit prices of $4.00 to $8.00 resulted in an implied equity value per unit range of (i) $5.39 per unit to $7.82 per unit using the Management Projections and (ii) $1.24 per unit to $2.26 per unit using the Forward Curve Financial Projections. Assuming no Class C issuance resulted in an implied equity value per unit range of (i) $4.73 per unit to $11.35 per unit using the Management Projections and (ii) ($1.28) per unit to $4.06 per unit using the Forward Curve Financial Projections.

Discounted Distribution Analysis

Evercore performed a discounted distribution analysis of MEP based on the present value of the future cash distributions to MEP common unitholders. The projected distributions utilized by Evercore were based on the Management Projections, a terminal yield range of 15.0% to 25.0% based on trading over the last three months, a cost of equity of 17.0% to 18.5% based on CAPM and a cost of equity of 12.5% to 13.5% based on expected market total return for similar MLPs. Evercore determined an implied equity value per unit range using the cost of equity based on CAPM of $0.64 per unit to $0.91 per unit using the Management Projections and an implied equity value per unit range using the cost of equity based on market return of $0.73 per unit to $1.04 per unit utilizing the Management Projections.

Precedent M&A Transaction Analysis – Asset Transactions

Evercore reviewed selected publicly available information for historical assets transactions involving natural gas gathering and processing assets announced since January 2014 and selected 25 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of MEP’s natural gas gathering and processing assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to MEP:

Date Announced	Acquiror	Target	Seller
1/4/17	DCP Midstream Partners, LP	Permian Basin, Midcontinent and DJ Basin gathering and processing assets and marketing and logistics assets	DCP Midstream, LLC
11/21/16	Tesoro Logistics LP	Bakken gathering and processing assets	Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Midstream, LLC
9/26/16	Rice Midstream Partners, LP	30 miles of dry gas gathering assets and compression assets	Rice Midstream, Inc.
7/5/16	Sanchez Production Partners LP	50% interest in Carnero Gathering, LLC	Sanchez Energy Corp
2/25/16	Summit Midstream Partners, LP	Summit Utica, Meadowlark Midstream, Tioga Midstream and 40.0% of Ohio Gathering	Summit Midstream Partners, LLC
2/24/16	Western Gas Partners, LP	Springfield Pipeline LLC	Anadarko Petroleum Corporation
12/31/15	I Squared Capital	San Juan Basin Gathering System	WPX Energy, Inc.
12/7/15	EnLink Midstream Partners, LP	Tall Oak Midstream, LLC	—
11/5/15	Meritage Midstream Services IV, LLC	Rocky Mountain Infrastructure LLC	Bonanza Creek Energy, Inc.
9/28/15	Sanchez Production Partners LP	Pipeline, Gathering and Compression Assets in Western Catarina	Sanchez Production Partners LP
6/1/15	Enterprise Products Partners L.P.	50.1% interest in Eagle Ford Shale Midstream business	Pioneer Natural Resources Company
5/8/15	Southcross Energy Partners, LP	Remaining gathering, treating, compression and transportation assets	Southcross Holdings, LP
4/6/15	Williams Partners L.P.	21% equity interest in Utica East Ohio Midstream LLC	EV Energy Partners, L.P.
3/19/15	Howard Midstream Energy Partners, LLC	Northeast Pennsylvania gathering assets	Southwestern Energy Company
3/10/15	EQT Midstream Partners, LP	Northern West Virginia Marcellus Gathering System	EQT Corporation
3/3/15	Western Gas Partners, LP	50% interest in the Delaware Basin JV gathering system	Anadarko Petroleum Corporation
2/2/15	Enlink Midstream Partners, LP	Coronado Midstream Holdings LLC	—

Date Announced	Acquiror	Target	Seller
1/15/15	Marlin Midstream Partners	Legacy Gathering System	Azure Midstream Energy, LLC
10/28/14	Western Gas Partners, LP	Nuevo Midstream LLC	—
10/15/14	American Midstream Partners, LP	Costar Midstream LLC	Energy Spectrum Partners and Costar Management
6/19/14	Midcoast Energy Partners, L.P.	12.6% interest in Midcoast Operating, L.P.	Enbridge Energy Partners, L.P.
5/7/14	QEP Midstream Partners, LP	Green River Processing, LLC	QEP Resources, Inc.
4/30/14	EQT Midstream Partners, LP	Jupiter Natural Gas Gathering System	EQT Corporation
3/10/14	Summit Midstream Partners, LP	Red Rock Gathering Company, LLC	Summit Midstream Partners, LLC
1/22/14	American Midstream Partners, LP	Eagle Ford Shale Natural Gas Midstream Assets	Penn Virginia Corporation

Evercore reviewed the historical EBITDA multiples paid in the selected historical asset transactions and derived a range of relevant implied multiples of market value of equity, plus debt and preferred units, less cash (“Enterprise Value”) to EBITDA of 7.0x to 10.0x for the natural gas gathering and processing asset precedent transactions. Evercore then applied these ranges of selected multiples to estimated 2017 MOLP adjusted EBITDA and 2018 MOLP adjusted EBITDA. For the value implied by the Enterprise Value to EBITDA multiple, Evercore discounted valuations to a projected March 31, 2017 based on a 9.5% WACC, as appropriate, and subtracted the present value of growth capital expenditures between March 31, 2018 and March 31, 2017, as appropriate, based on the same 9.5% WACC. Utilizing the Management Projections, Evercore determined an implied equity value per unit range of $0.25 per unit to $1.77 per unit.

The Class C Unit Sensitivity resulted in an implied equity value per unit range of $1.68 per unit to $2.04 per unit assuming MEP Class C Unit net issuance unit prices of $4.00 to $8.00 and an implied equity value per unit range of ($0.47) per unit to $3.42 per unit assuming no Class C Unit issuance, utilizing the Management Projections.

Precedent M&A Transaction Analysis – Corporate Transactions

Evercore reviewed selected publicly available information for historical corporate transactions involving natural gas gathering and processing publicly traded entities announced since January 2013 and selected 8 transactions involving MLPs that Evercore deemed to have certain characteristics similar to MEP, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to MEP:

Date Announced	Acquiror	Target
7/13/15	MPLX LP	MarkWest Energy Partners, L.P.
5/6/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
4/6/15	Tesoro Logistics LP	QEP Midstream Partners, LP
1/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
10/13/14	Targa Resource Partners LP	Atlas Pipeline Partners, L.P.
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
5/6/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
1/29/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.

Evercore reviewed the historical EBITDA multiples paid in the selected historical corporate transactions and derived a range of relevant implied multiples of Enterprise Value to EBITDA of (i) 12.5x to 15.0x for 2017 MOLP adjusted EBITDA and (ii) 10.0x to 12.0x for 2018 MOLP adjusted EBITDA. Evercore then applied these ranges of selected multiples to estimated 2017 MOLP adjusted EBITDA and 2018 MOLP adjusted EBITDA and determined an implied equity value per unit range of $2.42 per unit to $4.07 per unit using the Management Projections.

The Class C Unit Sensitivity resulted in an implied equity value per unit range of $5.40 per unit to $6.54 per unit assuming MEP Class C Unit net issuance unit prices of $4.00 to $8.00 and an implied equity value per unit range of $5.06 per unit to $9.30 per unit assuming no Class C Unit issuance, utilizing the Management Projections.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of MEP by reviewing and comparing the market values and trading multiples of the following 15 MLPs that Evercore deemed to have certain characteristics that are similar to those of MEP, including size and asset base, divided into (i) gathering and processing MLPs with commodity price sensitivity / producer volume exposure, and (ii) other gathering and processing MLPs:

Gathering and Processing MLPs with Commodity Price Sensitivity / Producer Volume Exposure:

•	American Midstream Partners, LP

•	Azure Midstream Partners, LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Southcross Energy Partners, L.P.

Other Gathering and Processing MLPs:

•	Antero Midstream Partners LP

•	CONE Midstream Partners LP

•	EnLink Midstream Partners, LP

•	Noble Midstream Partners LP

•	PennTex Midstream Partners, LP

•	Rice Midstream Partners LP

•	Summit Midstream Partners, LP

•	Tallgrass Energy Partners, LP

•	Western Gas Partners, LP

Although the peer group was compared to MEP for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to MEP. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2017 EBITDA, which is defined as Enterprise Value, divided by estimated EBITDA for the calendar year 2017; and

•	Enterprise Value/2018 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2018.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of MEP noted by Evercore.

Benchmark (Gathering & Processing MLPs with Commodity Price Sensitivity/Producer Volume Exposure)	Mean	Median
Enterprise Value/2017 EBITDA	11.2x	11.3x
Enterprise Value/2018 EBITDA	10.3x	10.8x

Benchmark (Other Gathering & Processing MLPs)	Mean	Median
Enterprise Value/2017 EBITDA	11.9x	11.6x
Enterprise Value/2018 EBITDA	9.7x	9.5x

Benchmark (Management Projections)	Reference Range
Enterprise Value/2017 MOLP Adjusted EBITDA	10.0x—12.0x
Enterprise Value/2018 MOLP Adjusted EBITDA	9.5x—11.5x

Utilizing the multiples illustrated above, Evercore determined an implied equity value per unit range of $1.68 per unit to $3.24 per unit using the Management Projections.

The Class C Unit Sensitivity resulted in an implied equity value per unit range of $4.10 per unit to $4.96 per unit assuming MEP Class C Unit net issuance unit prices of $4.00 to $8.00 and an implied equity value per unit range of $3.19 per unit to $7.17 per unit assuming no Class C Unit issuance, utilizing the Management Projections.

Premiums Paid Analysis

Evercore also reviewed selected publicly available information for valuation of MEP common units based on historical premiums paid in (i) MLP merger transactions generally, and (ii) MLP buy-in transactions specifically. Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range for MLP buy-in transactions of 0.0% to 23.0% premium to one-day trailing price and a median premium for MLP buy-in transactions of 15.0%. Evercore noted that none of the selected transactions or the selected MLPs or companies that participated in the selected transactions were directly comparable to the Merger or MEP.

The selected transactions and resulting minimum, maximum, mean and median data were as follows:

		Transaction			Premium
Date			Equity	Enterprise
Announced	Acquiror(s) / Target	Consideration	Value	Value	1-Day	10-Day	30-Day
11/20/16	Sunoco Logistics Partners LP / Energy Transfer Partners LP	Unit-for-Unit	$21,318.7	$52,363.7	(0.2%)	17.4%	7.8%
11/01/16	Columbia Pipeline Group, Inc. / TransCanada Corporation / Columbia Pipeline Partners LP	Cash-for-Unit*	915.3	2,668.7	6.3%	4.3%	5.3%
10/24/16	American Midstream Partners, LP / JP Energy Partners LP	Unit-for-Unit	304.9	455.0	14.5%	14.8%	12.1%
08/01/16	Transocean Ltd. / Transocean Partners LLC	Stock-for-Unit*	862.8	1,605.0	15.0%	3.2%	(3.2%)
05/30/16	SemGroup Corporation / Rose Rock Midstream, L.P.	Stock-for-Unit*	906.5	1,669.9	0.0%	16.8%	39.0%

		Transaction			Premium
Date			Equity	Enterprise
Announced	Acquiror(s) / Target	Consideration	Value	Value	1-Day	10-Day	30-Day
11/03/15	Targa Resources Corp. / Targa Resources Partners LP	Stock-for-Unit*	6,673.1	7,216.2	18.4%	11.0%	14.9%
10/26/15	Western Refining, Inc. / Northern Tier Energy LP	Cash/Stock-for-Unit*	2,513.6	2,746.4	14.0%	11.5%	12.7%
07/13/15	MPLX LP / MarkWest Energy Partners, L.P.	Unit-for-Unit	15,736.0	19,956.0	31.6%	36.6%	29.8%
05/13/15	The Williams Companies, Inc. / Williams Partners L.P.	Stock-for-Unit*	34,237.6	54,142.3	17.9%	11.8%	13.5%
05/06/15	Crestwood Equity Partners LP / Crestwood Midstream Partners LP	Unit-for-Unit*	3,532.6	6,251.3	17.2%	20.1%	27.6%
01/26/15	Energy Transfer Partners, L.P. / Regency Energy Partners LP	Unit-for-Unit	11,155.6	17,955.6	13.2%	23.2%	10.6%
10/27/14	Access Midstream Partners LP / Williams Partners L.P.	Unit-for-Unit	25,925.8	37,006.8	6.5%	15.6%	8.4%
10/13/14	Targa Resource Partners LP / Atlas Pipeline Partners, L.P.	Unit-for-Unit	4,065.4	5,908.8	15.0%	8.1%	3.0%
10/01/14	Enterprise Products Partners L.P. / Oiltanking Partners L.P.	Unit-for-Unit	5,823.0	6,051.0	5.6%	1.9%	6.8%
08/10/14	Kinder Morgan, Inc. / Kinder Morgan Energy Partners, L.P.	Stock-for-Unit*	36,689.1	58,551.1	12.0%	6.9%	10.7%
08/10/14	Kinder Morgan, Inc. / El Paso Pipeline Partners, L.P.	Stock-for-Unit*	5,288.5	10,021.5	15.4%	8.9%	7.3%
10/10/13	Regency Energy Partners LP / PVR Partners, L.P.	Unit-for-Unit	3,899.3	5,664.3	25.6%	23.7%	23.7%
08/27/13	Plains All American Pipeline, L.P. / PAA Natural Gas Storage LP	Unit-for-Unit*	1,713.6	2,271.9	8.5%	11.9%	7.2%
05/07/13	Pioneer Natural Resources Company / Pioneer Southwest Energy Partners L.P.	Stock-for-Unit*	933.0	1,086.0	23.0%	27.5%	9.6%
05/06/13	Inergy Midstream, L.P. / Crestwood Midstream Partners LP	Unit-for-Unit	1,614.7	2,402.0	4.6%	13.1%	8.1%
01/29/13	Kinder Morgan Energy Partners, L.P. / Copano Energy, L.L.C.	Unit-for-Unit	3,777.5	4,724.3	21.8%	22.5%	36.7%
02/23/11	Enterprise Products Partners L.P. / Duncan Energy Partners L.P.	Unit-for-Unit	2,405.0	3,302.8	27.9%	29.6%	27.4%

	All Transactions
* MLP Buy-In Transaction	Median	14.7%	13.9%	10.7%
	Mean	14.3%	15.5%	14.5%
	Max	31.6%	36.6%	39.0%
	Min	(0.2%)	1.9%	(3.2%)

	MLP Buy-Ins
	Median	15.0%	11.5%	10.7%
	Mean	13.4%	12.2%	13.1%
	Max	23.0%	27.5%	39.0%
	Min	0.0%	3.2%	(3.2%)

Based on the relevant median premiums, Evercore calculated implied equity value per unit ranges of: (i) $7.59 to $10.18 for MLP buy-in transactions and (ii) $7.52 to $10.18 for all MLP merger transactions.

General

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to MEP and its affiliates.

Evercore and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, Evercore and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of MEP and (ii) any currency or commodity that may be involved in the Merger Transactions and the other matters contemplated by the Merger Agreement.

Evercore and its affiliates and certain of its employees, including members of the team performing services in connection with the Merger Transactions, as well as certain private equity or other investment funds associated or affiliated with Evercore in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including MEP, other actual or potential transaction participants and their respective affiliates.

The MEP Committee selected Evercore to provide financial advice in connection with its evaluation of the merger because of, among other reasons, Evercore’s experience, reputation and familiarity with the midstream sector of the energy industry and because its investment banking professionals have substantial experience in transactions similar to the Merger.

The description set forth above constitutes a summary of the analyses employed and factors considered by Evercore in rendering its opinion to the MEP Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

Pursuant to the terms of the engagement of Evercore, Evercore will receive a fee of $2.0 million for its services, of which $1.0 million became payable upon the execution of its engagement letter and $1.0 million became payable upon the rendering of the opinion. In addition, MEP has agreed to reimburse certain of Evercore’s expenses and indemnify Evercore and certain related parties against certain liabilities arising out of its engagement.

During the two-year period prior to the date of Evercore’s opinion, other than respect to its opinion and work performed for the MEP Committee in connection with the MEP Committee’s consideration of the Subscription Agreement, no material relationship existed between Evercore or any of its affiliates, on the one hand, and MEP, EEP, MEP GP, or EECI or any of their respective affiliates, on the other hand, pursuant to which compensation was received or is intended to be received by Evercore or its affiliates as a result of such relationship. Evercore and its affiliates may provide financial or other services to MEP, EEP, MEP GP, or EECI or any of their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

EEM Conflicts Committee and the EEM Board

On January 26, 2017, the EEM Conflicts Committee, consisting of three independent directors, unanimously (1) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, including its review of the terms of the Merger Agreement and the Merger Transactions, that the Merger Agreement and the Merger Transactions is fair and reasonable to, and in the best interests of, EEP including the EEP Unaffiliated Unitholders, (2) recommended, on behalf of EEP, that the EEM Board cause EEP to (A) exercise EEP’s power, as the sole member of MEP GP, to approve the Merger and the transactions contemplated thereby, including the adoption and approval of the Merger Agreement and the Support Agreement, (B) vote or deliver a written consent in favor of EEP’s limited partner interests in MEP in favor of the Merger and the transactions contemplated thereby and (C) enter into the Support Agreement.

Acting in part based on the recommendation of the EEM Conflicts Committee, the EEM Board (1) determined that each of the Merger, the Merger Agreement and the Merger Transactions is fair and reasonable to and in the best interests of EEP, including its partners, (2) authorized and approved the voting or consent by EEP, (A) as the sole member of MEP GP and (B) of the Units held by EEP, in favor of the Merger and the adoption and approval of the Merger Agreement, and (3) authorized and approved the Support Agreement.

Position of the Enbridge Parties, the MEP GP Board and the MEP Committee as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of Enbridge, EEP, EEM, EECI and Merger Sub (collectively, the “Enbridge Parties”) are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the MEP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The Enbridge Parties, the MEP Committee and the MEP GP Board are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The MEP GP Board delegated to the MEP Committee the power and authority to review, evaluate and make a recommendation to the MEP GP Board with respect to the proposed transaction, which included the power to negotiate, or delegate to any person the ability to negotiate, the terms and conditions of the proposed transaction and to determine whether the proposed transaction is advisable and fair to, and in the best interests of, MEP and the MEP Unaffiliated Unitholders.

None of Enbridge, EEP, EEM, EECI or Merger Sub undertook an independent evaluation of the fairness of the Merger to the MEP Common Unitholders or engaged a financial advisor for such purpose. However, such entities and MEP and MEP GP believe that the Merger is substantially and procedurally fair to the MEP Unaffiliated Unitholders based on the procedural safeguards implemented during the negotiation of the Merger Agreement, which include the authorization of the MEP Committee to (1) review and to evaluate the terms and conditions of the proposed transaction on behalf of the MEP Unaffiliated Unitholders and MEP; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed transaction; (3) determine whether or not to recommend for approval to the MEP GP Board the proposed transaction, any such recommendation of such transaction made in good faith to constitute “Special Approval” as such term is defined in the MEP Partnership Agreement; (4) to determine whether the proposed transaction is advisable and fair to, and in the best interests of, MEP, MEP’s subsidiaries and the MEP Unaffiliated Unitholders; (5) approve any actions or agreements and other documents as the MEP Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority; and (6) direct the officers of MEP GP to negotiate, execute and deliver, and to cause the performance of, or waiver of rights under, any such agreements and other documents as may be necessary for the MEP Committee to perform its functions, and the other factors considered by, and the analysis, discussion and resulting conclusions of the MEP Committee and the MEP GP Board described in the section entitled “—Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions,” which analysis, discussion and resulting conclusions such entities expressly adopt as their own.

The foregoing discussion of the information and factors considered and given weight by the Enbridge Parties, the MEP GP Board and the MEP Committee is not intended to be exhaustive, but includes the factors considered by the Enbridge Parties, the MEP GP Board and the MEP Committee that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Enbridge Parties, the MEP GP Board and the MEP Committee did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the Enbridge Parties, the MEP GP Board and the MEP Committee made their fairness determination after considering all of the factors as a whole.

Enbridge Parties’ Purpose and Reasons for the Merger

The Enbridge Parties’ reasons for the Merger include, but are not limited to:

•	A Simplified Corporate Governance: The Merger will result in Enbridge ultimately owning all of the equity interests MEP through the holdings of its affiliates EEP and EECI. The transaction will enable Enbridge to focus on managing for itself and for EEP their respective equity holder bases, dividend policies, growth stories, costs, debt ratings and structural subordination of indebtedness within the corporate family.

•	Increased Ownership in MEP: Following the consummation of the Merger, EECI will own approximately 48% of the limited partner interests in MEP, and EEP will own the remaining approximate 52% of the limited partner interests and 2% general partner interest in MEP. This is expected to allow operational synergies to occur through the streamlining of general and administrative expenses and eliminated costs associated with the Class A Common Units being publicly traded.

•	Repositioning of EEP: The fundamentals of MEP’s underlying business have changed due to declines in natural gas, NGL and crude oil prices and related decreases in producer activity. The decline in MEP’s performance has impacted EEP’s cost of capital. These factors make it impractical for MEP to serve as a drop down vehicle for EEP’s assets.

The Enbridge Parties have undertaken to pursue the Merger at this time for the reasons described above.

The Enbridge Parties believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (1) it will enable EECI to acquire all of the outstanding Class A Common Units held by the MEP Unaffiliated Unitholders at the same time, (2) it represents an opportunity for the MEP Unaffiliated Unitholders to receive cash for their Class A Common Units in the form of the Merger Consideration. EEP owns a sufficient number of common units to approve the Merger Agreement and the Merger Transactions on behalf of the holders of MEP common units without the need to solicit the approval of other MEP common unitholders, which provides greater deal certainty. Further, the Enbridge Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of MEP in a single step, without the necessity of financing separate purchases of the Class A Common Units in a tender offer and implementing a second-step merger to acquire any Class A Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The foregoing discussion of the information and factors considered by the Enbridge Parties is not intended to be exhaustive, but includes the material factors considered by the Enbridge Parties. In view of the variety of factors considered in connection with its evaluation of the Merger, the Enbridge Parties did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Enbridge Parties did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Enbridge Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of EECI, will merge with and into MEP, with MEP surviving the Merger and continuing to exist as a Delaware limited partnership, and each Class A Common Unit issued and outstanding immediately prior to the Effective Time, other than Class A Common Units held by EECI, EEP and their respective affiliates will be converted into the right to receive $8.00 in cash, without interest. If the Merger is completed, (1) MEP Unaffiliated Unitholders will no longer have an equity interest in MEP, (2) the Class A Common Units will no longer be listed on the NYSE, (3) the registration of the Class A Common Units under the Exchange Act will be terminated and (4) EECI will own approximately 48% of the limited partner interests in MEP and EEP will own the remaining approximate 52% of the limited partner interests and 2% general partner interest in MEP.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into the number of Class A Common Units of MEP equal to the number of Class A Common Units converted into the right to receive the Merger Consideration. At the Effective Time, the books and records of MEP will be revised to reflect that all limited partners of MEP immediately prior to the Effective Time whose Class A Common Units are converted into the right to receive the Merger Consideration cease to be limited partners of MEP and that, immediately following the Effective Time, EECI and EEP will be the only limited partners of the surviving entity.

The general partner interest, the incentive distribution rights and any units owned by EEP issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding and no consideration will be paid or delivered in respect of such partnership interests. Any partnership interests in MEP (other than the general partner interests, the incentive distribution rights and the common units owned by EEP) that are owned immediately prior to the Effective Time by MEP or any subsidiary of MEP or by EECI or any affiliate of EECI (other than MEP, MEP GP and their subsidiaries) will be automatically cancelled and cease to exist. No consideration will be delivered for such cancelled partnership interests.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to MEP Unaffiliated Unitholders

The primary benefits of the Merger to MEP Unaffiliated Unitholders that will not have a continuing interest in MEP following the Merger include the following:

•	The receipt by such common unitholders of $8.00 per Class A Common Unit in cash, without interest.

•

The avoidance of all downside risk associated with the continued ownership of Class A Common Units following the Merger, including any possible decrease in the future revenues and free cash flow, growth or value of MEP resulting from the expected continued declining financial condition. In addition, absent the Merger, EEP would likely be required to take certain actions to support MEP’s financial condition, including a significant reduction in or elimination of MEP’s quarterly distributions and/or significant equity infusions by EEP, each of which would likely negatively affect the existing MEP unitholders.

The primary detriments of the Merger to MEP Unaffiliated Unitholders that will not have a continuing interest in MEP following the Merger include the following:

•	The MEP unit price had historically traded higher for a significant portion of its trading history.

•	Such unitholders will cease to have an interest in MEP and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of MEP or payment of distributions on Class A Common Units, if any.

•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. As a result, a holder of Class A Common Units that receives cash in exchange for such Class A Common Units in the Merger generally will be required to recognize taxable income, gain or loss as a result of the Merger for U.S. federal income tax purposes. Moreover, because a portion of such holder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture” or to substantially appreciated inventory items owned by MEP and its subsidiaries, a holder of Class A Common Units may recognize both ordinary income and a capital loss as a result of the Merger.

Benefits and Detriments to MEP and the Enbridge Parties

The primary benefits of the Merger to MEP and the Enbridge Parties include the following:

•	Increased flexibility as EECI and EEP position the gas gathering and processing business to be a sustainable, long-term business.

•	If MEP successfully executes its business strategy, the value of the Enbridge Parties’ equity investment could increase because of possible increases in future revenues and cash flow, increases in underlying value of MEP or the payment of distributions, if any, that would accrue to the Enbridge Parties.

•	The Enbridge Parties (other than Merger Sub), as the owners of MEP, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws, including the Sarbanes-Oxley Act of 2002, impose on public companies.

The primary detriments of the Merger to MEP and the Enbridge Parties include the following:

•	The Merger is being undertaken during a time of low commodity prices, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of MEP following the Merger will be borne by the Enbridge Parties (other than Merger Sub).

•	Following the Merger, there will be no trading market for the equity securities of MEP, as the surviving entity.

•	The potential benefits sought in the Merger may not be realized.

•	If EEP seeks to sell MEP in the future, the valuation of MEP at that time could be less than the current valuation.

Interests of Certain Persons in the Merger

In considering the recommendations of the MEP GP Board and the MEP Committee with respect to the Merger, the MEP Unaffiliated Unitholders should be aware that certain of the executive officers and directors of MEP GP have interests in the transaction that differ from, or are in addition to, the interests of the MEP Unaffiliated Unitholders generally, including:

•	certain executive officers of MEP GP hold unvested performance share units in MEP;

•	certain directors and executive officers of MEP GP, some of whom are also directors and/or officers of EECI, own Class A Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration;

•	the chairman of the MEP Committee will receive $5,000 for his service as chairman of the MEP Committee and each member of the MEP Committee will receive a fee of $1,500 per meeting;

•	each Member of the MEP Committee will receive a reasonable hourly fee for time spent in connection with litigation arising out of their service on the MEP Committee, in addition to any other compensation they receive for service on the MEP GP Board and its committees; and

•	all of the directors and executive officers of MEP GP will receive continued indemnification for their actions as directors and executive officers after the Effective Time of the Merger. However, the Merger will not trigger any “change of control” provision in the employment contract of any of the directors or executive officers of MEP GP.

In addition, in 2015 and 2016, each of MEP GP’s executive officers was granted MEP PSUs. When granted, the MEP PSUs represented the right to receive, for each PSU earned, a cash payment upon vesting of the award based on the then current fair market value of one MEP common unit. The MEP PSUs generally vest over a three year performance period and could be earned at a level ranging from 0% to 200% based on attainment of performance metrics that were tied to MEP’s cash flow and relative yield for the applicable performance period. The following table sets forth as of February 13, 2017, the number of MEP PSUs held by each of MEP GP’s named executive officers with respect to such awards granted in each of 2015 and 2016:

Name of Executive Officer	2015 MEP PSUs (the “2015 PSUs”)	2016 MEP PSUs (the “2016 PSUs”)
C. Gregory Harper	31,973	67,065
Stephen J. Neyland	13,897	20,776
R. Poe Reed	21,357	37,569
E. Chris Kaitson	10,685	15,978
Kerry C. Puckett	14,496	21,677

In connection with the Merger, EECI and MEP GP have determined that the 2015 PSUs will be deemed earned at a level of 25% and that the 2016 PSUs will be deemed earned at a level of 125%. The corresponding payout (i.e., $8.00 per earned PSU) will be paid upon vesting of the awards in 2018 and 2019, respectively, generally subject to continued employment through the end of the vesting period and subject to proration in the event of certain terminations. The payout amount will also be adjusted to reflect Enbridge Inc.’s total shareholder return over the remainder of the vesting period (i.e., increased or decreased by an amount that corresponds to the gain or loss that would have occurred if the payout amount were invested in Enbridge Inc.’s common shares on the closing date of the Merger).

Golden Parachute Compensation

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger which the current MEP GP named executive officers could receive in connection with the Merger.

Name	Cash (1)	Total
C. Gregory Harper	$734,596	$734,596
Stephen J. Neyland	$235,554	$235,554
R. Poe Reed	$418,404	$418,404
E. Chris Kaitson	$181,150	$181,150
Kerry C. Puckett	$245,762	$245,762

(1)	Amount shown represents the cash payout to which the named executive officer may become entitled in respect of his or her MEP PSUs, assuming the Merger closed on February 13, 2017. Such amount will be adjusted to account for the earnings or losses that would occur if the amount was deemed invested in Enbridge Inc.’s common shares on the closing date of the Merger through the vesting date of the applicable award, as described above.

Material U.S. Federal Income Tax Considerations

The receipt of cash in exchange for Class A Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to holders. A holder who receives cash in exchange for Class A Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (1) the amount of any cash received and (2) such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger; and

•	such holder’s adjusted tax basis in the Class A Common Units exchanged therefor (which includes such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables, ” including depreciation recapture, or to substantially appreciated “inventory items” owned by MEP and its subsidiaries. Passive losses that were not deductible by a holder in prior taxable periods because they exceeded such holder’s share of MEP’s income may become available to offset a portion of the gain recognized by such holder.

The U.S. federal income tax consequences of the Merger to a holder of Class A Common Units will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $170,200,000. EECI expects to fund the Merger through an intercompany financing from a wholly owned direct or indirect subsidiary of Enbridge.

Estimated Fees and Expenses

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses except that EECI and MEP will each pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of this information statement and the Schedule 13E-3 and any amendments or supplements thereto.

Evercore has provided certain financial advisory services to the MEP Committee in connection with the Merger. MEP has agreed to pay $2.0 million to Evercore as compensation for its services, and MEP has agreed to reimburse Evercore for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Evercore against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. See “—Opinion of Evercore Group L.L.C. – Financial Advisor to the MEP Committee” for more information about Evercore’s compensation.

The following is an estimate of fees and expenses to be incurred and paid by MEP in connection with the Merger:

Description	Amount
Legal	$600,000
Financial Advisors	$2,000,000
Printing and Mailing	$40,000
SEC Filing Fees	$19,726
Paying Agent	$15,000
Miscellaneous	$—

Total	$2,674,726

Enbridge and its affiliates (other than MEP) are expected to incur and pay fees and expenses of approximately $4,385,000 in connection with the Merger, consisting primarily of legal and financial advisory fees.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that required governmental consents and approvals have been obtained before the effective date of the Merger.

Certain Litigation

Currently, MEP is not aware of any pending litigation related to the Merger.

Provisions for Unaffiliated Security Holders

Except as provided for in the Merger Agreement, no provision has been made to grant MEP Unaffiliated Unitholders access to the partnership files of MEP, MEP GP or the Enbridge Parties or to obtain counsel or appraisal services at the expense of the foregoing parties.

No Appraisal Rights

Holders of Class A Common Units are not entitled to dissenters’ rights of appraisal under the MEP Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the MEP Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. As EECI, through its direct and indirect interest through EEP, will have a controlling financial interest in MEP, both before and after the Merger, changes in its ownership interest in MEP will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in its consolidated statements of earnings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and the other documents referred to or incorporated by reference into this information statement contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act.

Statements included in or incorporated by reference into this information statement that are not historical facts, including statements about the beliefs and expectations of the MEP GP Board or the management of MEP, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “consider,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All forward-looking statements speak only as of the date of this information statement or the date of such other filing, as the case may be, and we undertake no obligation to publicly update any forward-looking statement. Although MEP believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. MEP’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond MEP’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement; the inability to complete the Merger due to the failure to obtain the unitholder approvals for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; risks related to disruption of management’s attention from MEP’s ongoing business operations due to the Merger; the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; MEP’s ability to successfully implement its business plan; MEP’s ability to complete internal growth and expansion projects on time and on budget; changes in the demand for, the supply of, forecast data for, and price trends related to natural gas, NGLs and crude oil, and the response by natural gas and crude oil producers to any of these factors; the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; shut-downs or cutbacks at our facilities or refineries, petrochemical plants, utilities or other businesses for which we transport products or to which we sell products; operating hazards and other risks that may not be fully covered by insurance; changes in or challenges to our rates; changes in laws or regulation to which we are subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; cost overruns and delays on construction projects resulting from numerous factors; our ability to comply with covenants in our debt agreements; the results of our and EEP’s reviews of strategic alternatives; changes in MEP’s treatment as a partnership for U.S. federal or state income tax purposes; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the Merger.

MEP cautions that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on MEP’s performance or achievements prior to the Merger. Discussions of some of these other important factors and assumptions can be found in MEP’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as amended, and MEP’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this information statement are expressly qualified in their entirety by such cautionary statements. MEP expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this information statement except as required by applicable law.

OTHER MATTERS

Householding of Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of this notice and information statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to MEP, MEP will provide a separate copy of the information statement. In addition, MEP Common Unitholders sharing an address can request delivery of a single copy of the information statement if you are receiving multiple copies upon written or oral request to MEP at the address and telephone number stated above.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. MEP encourages you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, as it is the legal document governing the Merger. The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about MEP or EECI or any of their respective subsidiaries or affiliates contained in this information statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about MEP or EECI or their respective subsidiaries or affiliates contained in the Merger Agreement and described in these summaries. The representations, warranties and covenants made in the Merger Agreement by MEP or EECI, as applicable, were qualified and subject to important limitations agreed to by MEP and EECI, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

Unless otherwise expressly stated, for the purposes of the Merger Agreement, references to an affiliate or subsidiary of EECI do not include MEP, MEP GP or their subsidiaries.

The Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of EECI, will merge with and into MEP, with MEP surviving the Merger and continuing to exist as a Delaware limited partnership, and each Class A Common Unit issued and outstanding immediately prior to the Effective Time and owned by MEP Unaffiliated Unitholders will be converted into the right to receive (1) $8.00 in cash, without interest. Following the consummation of the Merger, EECI will own approximately 48% of the limited partner interests in MEP, and EEP will own the remaining approximate 52% of the limited partner interests and 2% general partner interest in MEP.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into the number of Class A Common Units of the surviving entity equal to the Class A Common Units converted into the right to receive the Merger Consideration. At the Effective Time, the books and records of MEP will be revised to reflect that all limited partners of MEP immediately prior to the Effective Time whose Class A Common Units are converted into the right to receive the Merger Consideration cease to be limited partners of MEP and that, immediately following the Effective Time, EECI and EEP will be the only limited partners of the surviving entity.

Effective Time; Closing

The Effective Time will occur at such time as MEP and EECI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MEP and EECI in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other date as MEP and EECI may agree.

Conditions to Completion of the Merger

MEP and EECI may not complete the Merger unless each of the following conditions is satisfied or waived:

•	MEP has obtained the Partnership Unitholder Approval; and

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger Transactions illegal.

The obligations of EECI and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of MEP and MEP GP qualified as to materiality are true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	MEP and MEP GP having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by EECI of an officer’s certificate signed on behalf of MEP and MEP GP by an executive officer of MEP GP certifying that the two preceding conditions have been satisfied.

The obligation of EECI to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of EECI and Merger Sub qualified as to materiality are true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	EECI and Merger Sub having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by MEP of an officer’s certificate signed on behalf of EECI by an executive officer of EECI certifying that the two preceding conditions have been satisfied.

MEP GP Recommendation and MEP GP Adverse Recommendation Change

The MEP Committee unanimously (1) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are fair and reasonable to and in the best interests of MEP and its subsidiaries and the MEP Unaffiliated Unitholders, (2) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (3) recommended that the MEP GP Board approve the Merger Agreement and the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, and (4) recommended that the MEP GP Board submit the Merger Agreement to a vote of MEP’s limited partners and recommend the approval of the Merger Agreement by MEP’s limited partners. For more information regarding the recommendation of the MEP Committee and the MEP GP Board, including the obligations of the MEP Committee and the MEP GP Board in making such determination under the MEP partnership agreement, see “Special Factors—Recommendation of the MEP Committee and the MEP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

The MEP GP Board (acting based in part upon the recommendation of the MEP Committee and after receiving the approval of the MEP GP’s sole member) unanimously (1) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to and in the best interests of MEP and its subsidiaries and MEP’s limited partners, (2) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (3) resolved to submit the Merger Agreement to a vote of MEP’s limited partners by written consent and (4) recommended approval of the Merger Agreement, including the Merger, by MEP’s limited partners.

The Merger Agreement provides that MEP and MEP GP will not, and will cause their respective subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EECI, the recommendation of MEP (through the MEP GP Board’s recommendation) or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal (as defined in the Merger Agreement), or fail to recommend against acceptance of any tender offer or exchange offer for Class A Common Units within ten (10) business days after commencement of such offer, or resolve or agree to take any of the foregoing actions; or

•	fail to include the recommendation of MEP (through the MEP GP Board’s recommendation) that MEP’s limited partners approve the Merger Agreement in this information statement.

MEP, MEP GP and any of their subsidiaries taking any of the actions described above is referred to as a “MEP GP Adverse Recommendation Change.”

Subject to the conditions described below, the MEP GP Board, after consulting with the MEP Committee may, at any time prior to obtaining the Partnership Unitholder Approval, make a MEP GP Adverse Recommendation Change if the MEP GP Board determines in good faith (after consultation with its financial advisor and outside legal counsel and the MEP Committee) (1) that an Acquisition Proposal constitutes a Superior Proposal (as defined in the Merger Agreement) and (2) that the failure to take such action would be materially adverse to the interests of the MEP Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the MEP Partnership Agreement and applicable law. The MEP Committee may not effect a MEP GP Adverse Recommendation Change in this manner unless (1) the MEP GP Board has provided prior written notice to EECI specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required there are fewer than five days prior to the expected date of the Partnership Unitholder Approval, in which case the such notice shall be provided as far in advance as practicable, (2) if applicable, EECI has been provided all materials and information delivered or made available to the person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided) and (3) during this period, the MEP GP Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with EECI in good faith (to the extent EECI desires to negotiate in its sole discretion) to make such adjustments in the terms of the Merger Agreement so that the failure to effect such MEP GP Adverse Recommendation Change would not be adverse to the interests of the MEP Unaffiliated Unitholders or otherwise inconsistent with the MEP GP Board’s duties under the MEP Partnership Agreement and applicable law, provided that the MEP GP Board or MEP Committee, as applicable, must take into account all changes to the terms of the Merger Agreement proposed by EECI in determining whether to make, or in the case of the MEP Committee, recommend, a MEP GP Adverse Recommendation Change.

MEP Unitholder Approval

Under the applicable provisions of the MEP Partnership Agreement, the approval of the Merger Agreement requires the approval of at least a majority of the outstanding common units. As of February 15, 2017, EEP owns approximately 52% of MEP’s outstanding common units. As a result, EEP owns a sufficient number of common units to approve the Merger Agreement and the Merger Transactions on behalf of the holders of MEP common units. Concurrently with the execution of the Merger Agreement, MEP has entered into the Support Agreement with EECI and EEP whereby EEP has agreed, in its capacity as a unitholder of MEP, to vote its units in favor of the Merger Agreement and the Merger Transactions.

The Merger Agreement requires MEP, through the MEP GP Board, to recommend to MEP’s limited partners approval of the Merger Agreement. MEP’s obligation to submit the Merger Agreement to MEP’s limited partners for approval is not affected by a MEP Adverse Recommendation Change.

The Merger Consideration

At the Effective Time, each Class A Common Unit issued and outstanding as of immediately prior to the Effective Time and owned by a MEP Unaffiliated Unitholder will be converted into the right to receive $8.00 in cash, without interest. As of the Effective Time, all Class A Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist. The general partner interest, the Class A Common Units owned by EEP and the incentive distribution rights issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding and no consideration will be delivered in respect of such partnership interests.

Treatment of Long-Term Incentive Plan

The Merger Agreement provides that prior to the Effective Time, EECI and MEP GP will determine the terms and conditions of any adjustments, settlements or substitutions to be made to or with respect to outstanding awards under the MEP Long-Term Incentive Plan in connection with the Merger (each a “Partnership Incentive Plan Adjustment”), which Partnership Incentive Plan Adjustments, if any shall comply with the terms of the MEP Long-Term Incentive Plan or any award agreement thereunder and shall become effective as of the Effective Time. EECI and MEP GP have determined to freeze all MEP PSU performance metrics, and the cash payment due upon vesting on the original maturity date will be based on the $8.00 merger consideration with a potential additional amount that will fluctuate based on Enbridge’s total shareholder return corresponding to an investment in Embridge over the remainder of the applicable vesting period. For additional information about these awards and the adjustments thereto, please see “Special Factors—Interests of Certain Persons in the Merger.”

As soon as practicable following the Effective Time, MEP will file a post-effective amendment to the Form S-8 registration statement filed by MEP on August 15, 2014 and deregister all Class A Common Units registered on that registration statement.

Distributions

To the extent applicable, holders of Class A Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Class A Common Units with a record date occurring prior to the Effective Time that has been declared by MEP GP or made by MEP with respect to such Class A Common Units in accordance with the terms of the Merger Agreement and which remains unpaid as of the Effective Time. Such distributions by MEP are not part of the Merger Consideration and will be paid on the payment date set therefor to such holders of Class A Common Units, as applicable. To the extent applicable, holders of Class A Common Units prior to the Effective Time will have no rights to any distribution with respect to such Class A Common Units with a record date occurring on or after the Effective Time that may have been declared by MEP GP or made by MEP with respect to such Class A Common Units prior to the Effective Time and which remains unpaid as of the Effective Time.

Until the Effective Time, EECI shall, subject to compliance with applicable law, cause MEP GP to declare, and MEP to pay, regular quarterly cash distributions to holders of Class A Common Units with respect to the quarter ended December 31, 2016 in accordance with the MEP Partnership Agreement (the “Fourth Quarter Distribution”); provided, however, that subject to applicable laws, the Fourth Quarter Distribution shall not be less than $0.3575 without the prior approval of the MEP Committee. MEP and EECI shall coordinate the timing of the Fourth Quarter Distribution so that the record date and payment date precedes the Effective Time so as to permit the payment of the Fourth Quarter Distribution. On February 14, 2017, the Fourth Quarter Distribution was paid.

Surrender of Class A Common Units

Before the closing of the Merger Agreement, EECI will appoint a paying agent reasonably acceptable to MEP for the purpose of exchanging the Class A Common Units, whether represented by certificates or in book-entry form only, for the Merger Consideration. As promptly as practicable after the Effective Time, EECI will send, or will cause the paying agent to send, to each record holder of Class A Common Units as of the Effective Time (as defined pursuant to the Merger Agreement) whose Class A Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal in a form as MEP and EECI may reasonably agree, including instructions for use in effecting the surrender the Class A Common Units.

On or before the closing date, EECI will deposit with the paying agent in trust for the benefit of the holders of Class A Common Units as of the Effective Time which were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement. We refer to such cash deposited with the paying agent as the “Exchange Fund.” The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of Class A Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such Class A Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Adjustments to Prevent Dilution

The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to the number of outstanding Class A Common Units prior to the Effective Time to provide the holders of Class A Common Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

EECI, Merger Sub, the surviving entity and the paying agent retained by EECI for the purpose of exchanging Class A Common Units for the Merger Consideration will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former holder of Class A Common Units in respect of whom such withholding was made.

Filings

Pursuant to the Merger Agreement, EECI, on the one hand, and MEP and MEP GP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use their respective commercially reasonable efforts to (1) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger Agreement to be satisfied as promptly as practicable (and in no event later than the Outside Date), and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including to prepare and file as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (2) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (3) defend legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby.

Termination

EECI and MEP may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent authorized by the EECI Board and MEP GP Board, after consulting with the MEP Committee.

In addition, either EECI or MEP (duly authorized by the MEP GP Board after consulting with the MEP Committee) may terminate the Merger Agreement at any time prior to the Effective Time by written notice to the other party if:

•	the closing of the Merger has not occurred on or before the Outside Date, except that the right to terminate will not be available (1) to MEP, if the failure to satisfy such condition was due to the failure of MEP or MEP GP to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with it prior to the closing of the Merger, (2) EECI, if the failure to satisfy such condition was due to the failure of EECI, Merger Sub or EEP to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the closing of the Merger, or (3) MEP or EECI if, in the case of EECI, MEP or MEP GP and in the case of MEP, EECI or Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the Merger Agreement;

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal, except that the right to terminate will not be available to EECI or MEP if such restraint is due to the failure, in the case of MEP, MEP or MEP GP and in the case of EECI, EECI, Merger Sub or EEP, to perform in all material respects its obligations under the Merger Agreement or the Support Agreement, as applicable; or

•	obtained MEP Adverse Recommendation Change occurs.

EECI also may terminate the Merger Agreement if:

•	prior to obtaining the Partnership Unitholder Approval, if MEP is in willful breach of its obligations pursuant to the Merger Agreement, except that EECI shall not have the right to terminate the Merger Agreement if EECI, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable; or

•	MEP or MEP GP breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within the earlier of (x) 30 days following delivery of written notice by EECI or (y) the Outside Date and EECI is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable.

MEP (duly authorized by the MEP GP Board after consulting with the MEP Committee) also may terminate the Merger Agreement if EECI or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within the earlier of (x) 30 days following delivery of written notice by MEP or (y) the Outside Date and neither of MEP or MEP GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination,” the Merger Agreement will terminate, except for certain provisions, and there will be no liability on the part of any of EECI, Merger Sub or MEP and MEP GP or their respective directors, officers and affiliates to the other parties except for any failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement. In the event of a party’s intentional and material breach of the Merger Agreement or intentional fraud, then the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there will be no liability on the part of the MEP GP or MEP or their respective directors, officers and affiliates if the Merger Agreement is terminated by EECI or MEP due to a MEP Adverse Recommendation Change. Notwithstanding the foregoing, in no event will MEP GP or MEP or their respective directors, officers and affiliates have any liability for any matter set forth in the second sentence of this paragraph for any action taken or omitted to be taken by MEP GP, MEP, any of their respective subsidiaries or any of their respective representatives at the direction of EECI, any of its subsidiaries or any of their respective representatives.

Conduct of Business Pending the Merger

Subject to certain exceptions, unless EECI consents in writing (which consent must not be unreasonably withheld, delayed or conditioned), MEP GP and MEP have agreed not to, and will cause each of their respective subsidiaries not to, and EECI has agreed not to cause MEP or MEP GP to:

•	conduct its business and the business of its subsidiaries other than in the ordinary course or fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in the case of action that could have a material adverse effect as defined in the Merger Agreement;

•	other than the New Class A Common Units and annual compensatory equity awards granted to non-employee directors of the MEP GP Board in the ordinary course, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of any Rights outstanding as of the date of the Merger Agreement, as defined in the Merger Agreement) or any additional rights, (2) enter into any agreement with respect to the foregoing, in each case that would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement or (3) except as expressly contemplated by the Merger Agreement, issue, grant or amend any award under the Partnership Long-Term Incentive Plan;

•	(1) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (2) repurchase, redeem or otherwise acquire (or permit any of its subsidiaries to purchase, redeem or otherwise acquire) any equity interests or rights in MEP, except as required by the terms of its securities outstanding on the date of the Merger Agreement by the Partnership Long-Term Incentive Plan;

•	(1) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business, (2) acquire, by merger or otherwise, or lease any assets or any business or property of any other entity other than in the ordinary course of business consistent with past practice or (3) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	declare or pay dividends or distributions to the holders of any Units or equity interests in MEP, other than as described in “—Distributions”;

•	amend the MEP Partnership Agreement, as in effect on the date of the Merger Agreement;

•	enter into any material contract, except as would not have a material adverse effect on MEP and would not be materially adverse to EECI, Merger Sub and their respective subsidiaries, taken as a whole;

•	modify, amend, terminate, assign or waive any rights under any material contract in a manner which is materially adverse to EECI, Merger Sub and their respective subsidiaries, taken as a whole, or which would have a material adverse effect on MEP;

•	waive, release, assign, settle or compromise any legal proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief that is material to MEP and its subsidiaries taken as a whole or is a claim, action or proceeding relating to the transactions contemplated by the Merger Agreement;

•	implement or adopt any material change in accounting principles, practices or methods, other than as required by GAAP or other applicable regulatory authorities;

•	(1) change its fiscal year or any method of tax accounting, (2) make, change or revoke any material tax election, (3) settle or compromise any material liability for taxes, (4) file any material amended tax return or (5) take any action or fail to take any action that would reasonably be expected to cause MEP or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

•	other than in the ordinary course of business consistent with past practice, (1) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements or (2) create any lien on its property or the property of its subsidiaries to secure indebtedness;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended to or is reasonably likely to result in (1) any of its representations and warranties contained in the Merger Agreement being or becoming untrue in any material respect at the closing date, (2) any of the conditions to the closing of the Merger as set forth in the Merger Agreement not being satisfied, (3) any material delay in or prevention of the consummation of the Merger or (4) a material violation of any provision of the Merger Agreement; or

•	agree or commit to do anything described above.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, MEP GP and MEP (as the surviving entity of the Merger) jointly and severally agree to indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing, to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of MEP or any of its subsidiaries or MEP GP, to the fullest extent permitted under applicable law. In addition, MEP GP and MEP (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of MEP and MEP GP immediately prior to the Effective Time and ensure that the organizational documents of MEP and MEP GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six years following the Effective Time, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of MEP and MEP GP than are presently set forth in such organizational documents. In addition, MEP will maintain in effect for six years from the Effective Time, MEP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will MEP be required to expend more than an amount per year equal to 300% of current annual premiums paid by MEP for such insurance.

MEP Committee

EECI has agreed, until earlier of the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the MEP Committee, take any action (or allow its subsidiaries to take any action) intended to cause MEP GP to eliminate the MEP Committee, revoke or diminish the authority of the MEP Committee or remove or cause the removal of any director of the MEP GP Board that is a member of the MEP Committee either as a director or member of such committee.

Amendment and Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, whether before or after receipt of the Partnership Unitholder Approval, by action taken or authorized by the MEP GP Board and the EEM Board; provided, however, that the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the MEP Committee. Following receipt of the Partnership Unitholder Approval, no amendment to the provisions of the Merger Agreement may be made which by applicable law or stock exchange rule would require further approval by MEP’s limited partners, without such approval. Unless otherwise provided in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of MEP or MEP GP is required pursuant to the Merger Agreement (including any determination to exercise or refrain from exercising certain rights under, or to enforce the terms of, the Merger Agreement), such determination, decision, approval, consent, waiver or agreement must be authorized by the MEP Committee and such action will not require approval of the MEP Common Unitholders.

Waiver and Consent

At any time prior to the Effective Time, any party to the Merger Agreement may waive compliance by another party or grant any consent under the Merger Agreement, whether before or after the Partnership Unitholder Approval; provided, however, that, neither MEP nor MEP GP may take or authorize any such action without the prior approval of the MEP GP Board (after consulting with the MEP Committee). Notwithstanding the foregoing, no failure or delay by MEP, MEP GP, EECI or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Remedies; Specific Performance

The Merger Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement. The Merger Agreement provides for a waiver of any requirement to obtain, furnish or post any bond or similar instrument in connection with obtaining any remedy provided by this paragraph.

Representations and Warranties

The Merger Agreement contains representations and warranties by EECI and Merger Sub, on the one hand, and MEP and MEP GP, on the other hand. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement and in the documents incorporated by reference into this information statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by MEP and MEP GP relate to, among other things:

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	capitalization;

•	governmental approvals and legal proceedings;

•	opinions of financial advisors;

•	brokers and other advisors; and

•	no other representations and warranties.

The representations and warranties made by EECI and Merger Sub relate to, among other things:

•	corporate organization, standing and similar corporate matters;

•	operations and ownership of Merger Sub;

•	ownership of MEP Class A Common Units and Subordinated Units;

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, the absence of any conflicts with third parties created by such transactions and the execution and delivery of the Support Agreement;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	access to information;

•	information supplied in connection with this information statement and the filing of a Schedule 13E-3;

•	brokers and other advisors;

•	the availability of sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by the Merger Agreement; and

•	no other representations and warranties.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement and additional agreements relating to, among other things, access to information, applicability of takeover statutes, public announcements and litigation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to holders of Class A Common Units. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on holders of Class A Common Units who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold Class A Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Class A Common Units by gift, or directors and employees of MEP that received (or are deemed to receive) Class A Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a MEP equity incentive plan. Also, the discussion assumes that the Class A Common Units are held as capital assets at the time of the Merger (generally, property held for investment).

MEP has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the Merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, MEP strongly urges each holder of Class A Common Units to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to such unitholder of the Merger.

Tax Considerations of the Merger to Holders of Class A Common Units

Tax Characterization of the Merger. The receipt of cash in exchange for Class A Common Units pursuant to the Merger will be a taxable transaction to holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a holder’s Class A Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized. A holder who receives cash in exchange for Class A Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received and (B) such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger and (2) such holder’s adjusted tax basis in the Class A Common Units exchanged therefor (which includes such holder’s share of MEP’s nonrecourse liabilities immediately prior to the Merger).

A holder’s initial tax basis in its Class A Common Units would have been equal to the amount such holder paid for the Class A Common Units plus the holder’s share of MEP’s nonrecourse liabilities. Over time that basis would have (1) increased by (A) the holder’s share of MEP’s income and (B) any increases in the holder’s share of MEP’s nonrecourse liabilities, and (2) decreased, but not below zero, by (A) distributions from MEP, (B) the holder’s share of MEP’s losses, (C) any decreases in the holder’s share of MEP’s nonrecourse liabilities and (D) the holder’s share of MEP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a holder on the exchange of Class A Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by MEP and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a Class A Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such holder’s Class A Common Units pursuant to the Merger. Consequently, a holder may recognize both ordinary income and capital loss upon the exchange of Class A Common Units in the Merger.

Capital gain or loss recognized by a holder will generally be long-term capital gain or loss if the holder has held its Class A Common Units for more than 12 months as of the effective time of the Merger. If the holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a holder may offset capital gains and, in the case of individuals, offset no more than $3,000 of ordinary income. Capital losses recognized by holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each holder in the Merger will vary depending on each holder’s particular situation, including the adjusted tax basis of the Class A Common Units exchanged by each holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each holder. Passive losses that were not deductible by a holder in prior taxable periods because they exceeded a holder’s share of MEP’s income may be deducted in full upon the holder’s taxable disposition of its entire investment in MEP pursuant to the Merger. Each holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Merger to such holder, taking into account its own particular circumstances.

MEP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. Holders of Class A Common Units will be allocated their share of MEP’s items of income, gain, loss and deduction for the taxable period of MEP ending on the date of the Merger. These allocations will be made in accordance with the terms of the MEP Partnership Agreement. A holder will be subject to U.S. federal income tax on any such allocated income and gain even if such holder does not receive a cash distribution from MEP attributable to such allocated income and gain. Any such income and gain allocated to a holder will increase the holder’s tax basis in the Class A Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such holder resulting from the Merger. Any losses or deductions allocated to a holder will decrease the holder’s tax basis in the Class A Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such holder resulting from the Merger.

INFORMATION CONCERNING MEP

About MEP

MEP is a publicly traded Delaware limited partnership formed in 2013 by EEP to serve as EEP’s primary vehicle for owning and growing its natural gas and NGL midstream business in the United States. MEP’s business primarily consists of gathering unprocessed and untreated natural gas from wellhead locations and other receipt points on its systems, processing the natural gas to remove NGLs and impurities at its processing and treating facilities and transporting the processed natural gas and NGLs to intrastate and interstate pipelines for transportation to various customers and market outlets. Additionally, MEP also provides marketing services of natural gas and NGLs to wholesale customers.

Class A Common Units trade on the NYSE under the symbol “MEP.” MEP’s and MEP GP’s mailing address is 1100 Louisiana Street, Suite 3300, Houston, Texas 77002 and their telephone number is (713) 821-2000. A detailed description of MEP’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2015, and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, each incorporated by reference into this information statement. See “Where You Can Find More Information.”

During the past five years, neither MEP nor MEP GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2015, are derived from MEP’s audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2016 and 2015, are derived from MEP’s unaudited interim consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in MEP’s Annual Report on Form 10-K for the year ended December 31, 2015, and MEP’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2016, incorporated by reference into this information statement. The consolidated balance sheet data as of September 30, 2015 has been derived from MEP’s unaudited interim consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

For periods prior to the closing of MEP’s initial public offering on November 13, 2013, the selected data presented represents the selected historical consolidated financial data for MOLP, as MEP’s predecessor. The selected data covering periods prior to the closing of the IPO may not necessarily be indicative of the actual results of operations had MEP operated separately during those periods.

	Nine Months Ended September 30,		December 31,
	2016	2015	2015	2014	2013	2012(1)	2011(1)
	(in millions, except per unit amounts)
Consolidated Statement of Income Data:(2)
Operating revenues	$1,345.5	$2,314.6	$2,842.7	$5,894.3	$5,593.6	$5,357.9	$7,828.2
Operating expenses	1,465.1	2,597.5	3,125.2	5,741.6	5,528.5	5,186.5	7,608.9

Operating income (loss)	(119.6)	(282.9)	(282.5)	152.7	65.1	171.4	219.3
Interest expense, net	(25.0)	(21.5)	(29.5)	(16.7)	(1.7)	—	—
Equity in earnings of joint ventures	22.0	20.5	29.2	13.2	—	—	—
Other income (expense)	0.3	(0.2)	(0.3)	(0.3)	(1.2)	(0.1)	2.8
Income tax expense	(2.1)	(1.4)	(1.4)	(4.6)	(8.3)	(3.8)	(2.9)

Net income (loss)	$(124.4)	$(285.5)	$(284.5)	$144.3	$53.9	$167.5	$219.2

Predecessor income prior to initial public offering (from January 1, 2013 through November 12, 2013)					$56.3

Net loss subsequent to initial public offering to Midcoast Energy Partners, L.P. (from November 13, 2013 through December 31, 2013)					$(2.4)

Net income (loss) attributable to noncontrolling interest	$(46.7)	$(125.4)	$(120.6)	$80.2	$(0.6)

Net income (loss) attributable to general and limited partner ownership interest in Midcoast Energy Partners, L.P.	$(77.7)	$(160.1)	$(163.9)	$64.1	$(1.8)

Net income (loss) attributable to limited partner ownership interest(4)	$(76.1)	$(156.8)	$(160.5)	$62.8	$19.7	$64.0	$83.8

Net income (loss) per limited partner unit (basic and diluted)(4)	$(1.68)	$(3.47)	$(3.55)	$1.39	$0.68	$2.40	$3.14

Cash distributions paid per limited partner unit outstanding	$1.0725	$1.0425	$1.40	$1.14

	Nine Months Ended September 30,		December 31,
	2016	2015	2015	2014	2013	2012(1)	2011(1)
	(in millions, except per unit amounts)
Financial Position Data (at year end):(2)(3)
Property, plant and equipment, net	$4,133.0	$4,222.7	$4,226.3	$4,159.7	$4,082.3	$3,963.0	$3,651.3
Total assets	4,981.7	5,291.0	5,272.1	5,752.1	6,033.6	5,667.4	5,134.6
Long-term debt, excluding current maturities	848.5	818.2	888.2	758.0	332.2	—	—
Partners’ capital:
Predecessor partner interest	—	—	—	—	—	4,707.1	4,277.8
Class A common units	459.9	532.2	522.2	634.2	495.3	—	—
Subordinated units	999.7	1,072.0	1,062.0	1,174.0	1,035.1	—	—
General Partner units	50.2	43.6	43.3	47.8	42.2	—	—
Accumulated other comprehensive income (loss)	(0.9)	3.3	(0.9)	11.6	(3.1)	7.1	(28.7)
Noncontrolling interest	2,317.0	2,421.0	2,405.7	2,529.0	2,983.2	—	—

Partners’ capital	$3,825.9	$4,072.1	$4,032.3	$4,396.6	$4,552.7	$4,714.2	$4,249.1

Cash Flow Data:(2)(3)
Cash flows provided by operating activities	$139.9	$198.6	$207.0	$159.1	$420.9	$352.7	$415.6
Cash flows used in investing activities	$(17.2)	$(160.2)	$197.4	$231.3	$522.3	$614.5	$480.1
Cash flows provided (used) by financing activities	$(140.7)	$(22.8)	$8.4	$67.3	$106.3	$261.8	$64.5
Additions to property, plant and equipment, acquisitions and investment in joint venture included in investing activities, net of cash acquired	$52.8	$202.3	$239.1	$274.6	$462.9	$621.1	$484.0

(1)	Represents the Predecessor historical information.
(2)	Our income statement, financial position and cash flow data reflect the following acquisitions and dispositions:

Date of Acquisition/Disposition	Description of Acquisition/Disposition
February 2015	Acquisition of the midstream business of New Gulf Resources, LLC, or NGR, in Texas.

(3)	Our financial position and cash flow data include the effect of the following public limited partner unit issuances:

Date of Unit Issuance	Class of Limited Partnership Interest	Number of Units Issued	Net Proceeds Including General Partner Contribution
			(in millions)
December 2013	Class A	2,775,000	$47.0
November 2013	Class A	18,500,000	$304.5

•	The 2013 equity issuances represent the Offering.

(4)	Represents calculation retrospectively reflecting the affiliate capitalization of MEP consisting of 4.1 million Class A common units, 22.6 million MEP subordinated units and MEP general partner interest upon the transfer of a controlling ownership, including limited partner and general partner interest, in MOLP The noncontrolling interest reflects the 61% that was retained by EEP through June 30, 2014. On July 1, 2014, we acquired an additional 12.6% interest in MOLP from EEP, decreasing EEP’s total ownership in MOLP to 48.4%.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

Class A Common Units trade on the NYSE under the symbol “MEP.” On January 26, 2017, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Class A Common Units on the NYSE was $8.75 per share. On                 , the most recent practicable date before the printing of this information statement, high and low reported sales prices of Class A Common Units were $             and $            , respectively, and there were approximately             MEP Common Unitholders, including beneficial owners of common units held in “street name.”

The following table shows the high and low prices per common unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
Period from January 1, 2017 to February 10, 2017	$9.00	$6.90
Year Ended December 31, 2016
Quarter Ended December 31	$9.07	$5.30
Quarter Ended September 30	$9.50	$6.79
Quarter Ended June 30	$9.89	$4.58
Quarter Ended March 31	$10.09	$3.76
Year Ended December 31, 2015
Quarter Ended December 31	$13.58	$6.50
Quarter Ended September 30	$13.36	$8.75
Quarter Ended June 30	$15.17	$10.27
Quarter Ended March 31	$16.00	$11.41

Distribution Information

MEP considers cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. MEP’s ability to distribute available cash is contractually restricted by the terms of MEP’s credit facility. MEP’s credit facility contains covenants requiring MEP to maintain certain financial ratios. MEP is prohibited from making any distributions to unitholders if the distribution would cause an event of default, or an event of default exists, under its credit facility.

Under the terms of the MEP Merger Agreement, MEP is prohibited from paying distributions to its unitholders without the prior written consent of EECI except for distributions made in the ordinary course of business.

The following table shows the cash distributions paid during each quarter of the year ended December 31, 2016 and the year ended December 31, 2015. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution Paid Per Unit
Year Ended December 31, 2016
Quarter Ended December 31	$0.3575
Quarter Ended September 30	$0.3575
Quarter Ended June 30	$0.3575
Quarter Ended March 31	$0.3575
Year Ended December 31, 2015
Quarter Ended December 31	$0.3575
Quarter Ended September 30	$0.3525
Quarter Ended June 30	$0.3475
Quarter Ended March 31	$0.3425

INFORMATION CONCERNING THE ENBRIDGE PARTIES AND MERGER SUB

As of December 31, 2016, Enbridge and its consolidated subsidiaries owned an effective 41.7% interest in EEP. EECI is an indirect wholly owned subsidiary of Enbridge and the general partner of EEP. EECI has delegated substantially all of its general partner authority to manage the business and affairs of EEP to EEM and owns 11.7% of the listed shares of EEM and all of the voting shares of EEM. EECI elects the members of the board of directors of EEM.

EEM is a publicly traded Delaware limited liability company that was formed on May 14, 2002. EEM is a limited partner of EEP through its ownership of i-units representing a special class of EEP’s limited partner interests. On October 17, 2002, pursuant to a delegation of control agreement with EECI, the general partner of EEP, EEM assumed the management of EEP’s business and affairs. EEM owns an approximate 16.6% ownership interest in EEP.

EEP is a publicly traded Delaware limited partnership that owns crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transportation and marketing assets in the United States. EEP was formed in 1991 by EECI, its general partner, to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada, referred to as the Mainline system. A subsidiary of Enbridge owns the Canadian portion of the Mainline system. Enbridge is a leading provider of energy transportation, distribution and related services in North America and internationally. Enbridge is the ultimate parent of EECI. EEP is the sole owner of MEP GP, who is the general partner of MEP, and owns a 51.9% limited partner interest in MEP through its ownership of MEP common units. The principal business of EEP, EEM and EECI is to own, operate and develop a portfolio of pipelines and related midstream assets.

EECI formed Merger Sub on January 17, 2017 and is its sole member. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable filings under the securities laws.

At the closing of the Merger, Merger Sub will merge with and into MEP, the separate existence of Merger Sub will cease and MEP will survive and continue to exist as a Delaware limited partnership.

Shares representing limited liability company interests in EEM trade on the NYSE under the symbol “EEQ.” Class A common units representing limited partner interests in EEP trade on the NYSE under the symbol “EEP.” The business address of EEM, EECI, EEP and Merger Sub is 1100 Louisiana St., Suite 3300, Houston, Texas 77002, and their phone number is (713) 821-2000.

During the past five years, none of the entities described above has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF MEP AND THE ENBRIDGE PARTIES

MEP’s securities entitled to vote on the Merger Agreement and the Merger Transactions consist of the Class A Common Units and Class B common units. All of the Units (as defined in the MEP Partnership Agreement) may be voted by written consent. The unit ownership amounts below contain certain information about unitholders whom MEP believes are the “beneficial” owners of more than five percent (5%) of the outstanding Class A Common Units, as well as information regarding the MEP unit ownership by the directors and executive officers of MEP GP and the Enbridge Parties as of the dates listed below. Except as described below, MEP knows of no person that beneficially owns more than 5% of the outstanding Class A Common Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 22,610,056 Class A Common Units outstanding as of the dates listed below. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. In computing the number of the units beneficially owned by a person and the percentage ownership of that person, the units subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the dates listed below, are deemed outstanding, while such units are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of MEP, MEP GP, EEP and EECI is 1100 Louisiana St., Suite 3300, Houston, Texas 77002, except as otherwise noted.

Unit Ownership by MEP GP’s Directors and Executive Officers

The following table sets forth as of February 13, 2017, the number of Class A Common Units owned by each director and named executive officer of MEP GP.

Name of Beneficial Owner	Class A Common Units Beneficially owned (1)(2)	Percentage of Class A Common Units Beneficially Owned
Dan A. Westbrook(3)	15,000	*
John A. Crum	12,000	*
J. Herbert England	5,000	*
C. Gregory Harper	6,620	*
James G. Ivey	10,000	*
Mark A. Maki	19,000	*
R. Poe Reed(4)	200	*
Edmund P. Segner III	12,000	*
E. Chris Kaitson(5)	2,250
Stephen J. Neyland(6)	8,270	*
Kerry C. Puckett	8,000	*
All executive officers, directors, and nominees as a group (15 persons)	106,440	*

*	Represents less than 1%.

(1)	On January 26, 2017 MEP entered into the Merger Agreement with EECI whereby EECI will acquire all of our outstanding publicly held Class A Common Units. The transaction is expected to close during the second quarter of 2017, subject to customary conditions.

(2)	Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to all of the Class A Common Units attributed to him or her.
(3)	Mr. Westbrook is the indirect owner of the units, which are held by the Westbrook Trust.
(4)	Mr. Reed is the indirect owner of these units, of which 100 units each are held by his son and his daughter.
(5)	The units beneficially owned by Mr. Kaitson are held by his wife.
(6)	The units beneficially owned by Mr. Neyland are held in a Family Trust for which Mr. Neyland is a co-trustee as well as a beneficiary.

Unit Ownership by EEP’s Directors and Executive Officers

As of February 13, 2017, EEP’s directors and executive officers beneficially owned and had the right to vote 106,440 Class A Common Units, which represents less than 1% of the MEP limited partner units entitled to vote. These 106,440 Class A Common Units are held by Mr. Crum, Mr. England, Mr. Harper, Mr. Ivey, Noor S. Kaissi, Mr. Kaitson, Mr. Maki, Mr. Neyland, Mr. Puckett, Mr. Reed, Mr. Segner, Mr. Weathers and Mr.  Westbrook.

Unit Ownership by EEM’s and EECI’s Directors and Executive Officers

As of February 13, 2017, EEM’s and EECI’s directors and executive officers beneficially owned and had the right to vote 56,240 Class A Common Units, which represents less than 1% of the MEP limited partner units entitled to vote. These 56,240 Class A Common Units are held by Mr. England, Mr. Harper, Ms. Kaissi, Mr. Kaitson, Mr. Maki, Mr. Neyland and Mr. Westbrook.

Unit Ownership by Enbridge’s Directors and Executive Officers

As of February 13, 2017, Enbridge’s directors and executive officers beneficially owned and had the right to vote 31,020 Class A Common Units, which represents less than 1% of the MEP limited partner units entitled to vote. These 31,020 Class A Common Units are held by Mr. England, Mr. Harper, Mr. Maki and George Petty.

Unit Ownership of Other 5% or More Unitholders

The following table sets forth as of February 15, 2017, the number of MEP common units owned by each 5% or more unitholder:

Name of Beneficial Owner	Title of Class	Amount of Units Beneficially owned	Percentage of Class Beneficially Owned
Enbridge Energy Partners, L.P.(1)	Class A Common Units	1,335,056	5.9%
	Class B common units	22,610,056	100%
OppenheimerFunds Inc.(2)	Class A Common Units	4,481,651	19.8%
Oppenheimer SteelPath MLP Income Fund(3)	Class A Common Units	3,100,729	13.7%
Kayne Anderson Capital Advisors, L.P.(4)	Class A Common Units	2,562,572	11.3%
Clearbridge Investments, LLC(5)	Class A Common Units	2,341,304	10.4%
Atlantic Trust Group LLC(7)	Class A Common Units	1,368,300	6.1%
Oppenheimer SteelPath MLP Select 40 Fund(6)	Class A Common Units	1,339,510	5.9%

(1)	As of February 15, 2017, EEP directly held (i) 1,335,056 Class A Common Units (ii) 22,610,056 MEP Class B common units and (iii) 922,859 General Partner units, which were held by MEP GP, a wholly owned subsidiary of EEP.
(2)	OppenheimerFunds Inc. reported shared voting and dispositive power as to the 4,481,651 Class A Common Units in an amendment to its Schedule 13G, filed January 25, 2017.

(3)	Oppenheimer SteelPath MLP Income Fund reported sole voting power and shared dispositive power as to the 3,100,729 Class A Common Units in an amendment to its Schedule 13G filed on January 25, 2017.
(4)	Kayne Anderson Capital Advisors, L.P. reported shared voting and dispositive power as to the 2,562,572 Class A Common Units in an amendment to its schedule 13G, filed January 10, 2017.
(5)	Clearbridge Investments, LLC reported sole voting and dispositive power as to the 2,341,304 Class A Common Units in an amendment to its schedule 13G, filed February 14, 2017.
(6)	Oppenheimer SteelPath MLP Select 40 Fund reported sole voting power and shared dispositive power as to the 1,339,510 Class A Common Units in an amendment to its Schedule 13G filed on January 25, 2017.
(7)	Atlantic Trust Group LLC reported sole voting and dispositive power as to the 1,368,300 Class A Common Units in its Schedule 13G, filed on February 13, 2017.

CERTAIN PURCHASES AND SALES OF CLASS A COMMON UNITS

During the past 60 days, there have been no transactions in the Class A Common Units by MEP, MEP GP and the Enbridge Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION OF CLASS A COMMON UNITS

If the Merger is completed, Class A Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, MEP will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, MEP will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Class A Common Units.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

MEP is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this information statement. Any later information filed by MEP with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the MEP Special Meeting will be deemed to be incorporated by reference into this information statement and will automatically update and supersede this information. MEP incorporates by reference into this information statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	Our Current Reports on Form 8-K as filed with the SEC on February 1, 2016, June 8, 2016 and January 27, 2017 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein).

Any statement contained in a document incorporated by reference into this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or any other subsequently filed document that is incorporated by reference into this information statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

MEP files annual, quarterly and special reports and other information with the SEC. Copies of the annual report on Form 10-K for the year ended December 31, 2015 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 are incorporated by reference into this information statement. These reports and other information contain additional information about MEP. MEP will make these materials available for inspection and copying by any of its unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

Because the Merger is a “going private” transaction, MEP, MEP GP and the Enbridge Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

MEP will also make available on its website (http://www.midcoastpartners.com) under “Investor Relations” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed by MEP.

The opinion of Evercore and the presentations Evercore made to the MEP Committee will be made available for inspection and copying at the principal executive offices of MEP during regular business hours by any interested unitholder of MEP or such unitholder’s representative who has been so designated in writing.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that MEP files with the SEC by reference to its name or to its SEC file number. You also may read and copy any document MEP files with the SEC at the SEC’s public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. MEP’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of MEP since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.

The provisions of the Merger Agreement are extensive and not easily summarized. You should carefully read the Merger Agreement in its entirety because it, and not this information statement, is the legal document that governs the Merger of MEP in which you own units.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

This information statement is dated                 , 2017. You should not assume that the information contained in this information statement is accurate as of any date other than that date, or that the information contained in the Form 10-K and Form 10-Qs incorporated by reference into to this information statement is accurate as of any date other than the date of the document attached hereto. Neither the mailing of the information statement to unitholders nor the issuance of the applicable Merger Consideration pursuant to the Merger will create any implication to the contrary.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 26, 2017

BY AND AMONG

ENBRIDGE ENERGY COMPANY, INC.,

ENBRIDGE HOLDINGS (LEATHER) L.L.C.,

MIDCOAST ENERGY PARTNERS, L.P.

AND

MIDCOAST HOLDINGS, L.L.C.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2017 (this “Agreement”), is by and among Enbridge Energy Company, Inc., a Delaware corporation (“Parent”), Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”), Midcoast Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, the GP Board (acting based in part upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Limited Partners, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent, and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, the Special Committee of the Board of Directors of the EEP GP Delegate (the “EEP GP Delegate Conflicts Committee”) has (i) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, including its review of the terms of the Merger and the transactions contemplated thereby, including the Merger Agreement and the Support Agreement (in substantially the forms previously provided to the Committee), the advice of its legal and financial advisers and the fairness opinion dated January 26, 2017, of Simmons & Company International received by the Committee, that the Merger and the transactions contemplated thereby is fair and reasonable to, and in the best interests of, Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), including the EEP Unaffiliated Unitholders, (ii) recommended that the Board of Directors of the EEP GP Delegate (the “EEP GP Delegate Board”) cause EEP to (A) exercise EEP’s power, as the sole member of MEP GP, to approve the Merger and the transactions contemplated thereby, including the adoption and approval of the Merger Agreement and the Support Agreement, (ii) vote or deliver a written consent in respect of EEP’s limited partner interests in MEP in favor of the Merger and the transactions contemplated thereby and (iii) enter into the Support Agreement;

WHEREAS, the EEP GP Delegate Board (acting in part based upon the recommendation of the EEP GP Delegate Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of EEP, including its partners, (ii) authorized and approved the voting or consent by EEP, (A) as the sole member of Partnership GP and (B) of the Units held by EEP, in favor of the Merger and the adoption and approval of this Agreement, and (iii) authorized and approved the EEP Support Agreement;

WHEREAS, EEP, as the sole member of the Partnership GP, has approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and EEP, and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I.

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from or by any Person other than Parent, Merger Sub or their Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries, and (b) EEP shall be deemed to be an Affiliate of Parent and its Subsidiaries and shall not be considered an Affiliate of the Partnership, the Partnership GP or any of their Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Class A Common Unit” has the meaning set forth in the Partnership Agreement.

“Class B Common Unit” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to the Partnership and/or Parent be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof relating to information relating to Parent.

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EEP” has the meaning set forth in the Recitals.

“EEP GP Delegate” means Enbridge Energy Management, L.L.C., as delegate of Parent, the general partner of EEP.

“EEP GP Delegate Board” has the meaning set forth in the Recitals.

“EEP GP Delegate Conflicts Committee” has the meaning set forth in the Recitals.

“EEP Support Agreement” means the Support Agreement of EEP, in the form attached hereto as Exhibit A.

“EEP Unaffiliated Unitholders” means the holders of units of limited partner interest in EEP other than Parent, Enbridge Energy Management, L.L.C. and their respective Affiliates.

“Effective Time” has the meaning set forth in Section 2.3.

“Enbridge” means Enbridge Inc., a Canadian corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Fourth Quarter Distribution” has the meaning set forth in Section 6.17.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Knowledge” means, with respect to Parent, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Letter, or, with respect to the Partnership, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable investigation.

“Laws” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, with respect to either Parent or the Partnership, any change, effect, event or occurrence that, individually or in the aggregate, (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of the Parent and its Subsidiaries taken as a whole, or the Partnership and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Parent or the Partnership, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the gathering, processing treating, transportation and marketing of natural gas, natural gas liquids, crude oil and condensate industry generally (including the price of natural gas, natural gas liquids, crude oil and condensate and the costs associated with the gathering, processing treating, transportation and marketing thereof), in any region in which Parent or the Partnership, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Parent or the Partnership, respectively, to meet any internal or external projections, forecasts or estimates of revenue, cash flows or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of Class A Common Units (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any party with the provisions of this Agreement; provided, that, in the case of clause (a), (b) or (c), the impact on Parent or the Partnership, respectively, is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“New Class A Common Units” has the meaning set forth in Section 3.1(b).

“Notice of Proposed Adverse Recommendation Change” has the meaning set forth in Section 6.3(c)(i).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the letter delivered by Parent setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 13, 2013, as amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Section 4.7.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.5.

“Partnership Financial Advisor” has the meaning set forth in Section 4.5.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of November 6, 2013, as amended, modified or supplemented from time to time.

“Partnership Group” has the meaning set forth in the Partnership Agreement.

“Partnership Incentive Plan Adjustment” has the meaning set forth in Section 3.3(a).

“Partnership Information Statement” means the information statement to be filed by the Partnership in connection with the Merger.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Partnership Long-Term Incentive Plan, dated October 10, 2013, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(b).

“Partnership Notice Period” has the meaning set forth in Section 6.3(c)(i).

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all required exhibits and schedules thereto and documents incorporated by reference therein.

“Partnership Unaffiliated Unitholders” means holders of Units other than Parent, EEP, Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Unit” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent or EEP.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors and outside legal counsel and the GP Conflicts Committee, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership Unaffiliated Unitholders, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(c)) and (ii) is reasonably likely to be consummated and, if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board after consulting with the GP Conflicts Committee.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit” has the meaning set forth in the Partnership Agreement.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l) any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(m) the Parent Disclosure Letter and the Partnership Disclosure Letter are incorporated herein by reference and will be considered part of this Agreement;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to time mean Houston, Texas time.

ARTICLE II.

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership will cause a certificate of merger substantially in the form attached hereto as Exhibit B, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6 Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Parent is hereby admitted as a limited partner of the Partnership and shall be registered as such on the books of the Partnership, (b) by virtue of the Merger, Parent and EEP will hold all limited partner interests in the Partnership, (c) Partnership GP shall continue as the sole general partner of the Partnership and (d) the Partnership shall continue without dissolution.

ARTICLE III.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a) Conversion of Class A Common Units. Subject to Sections 3.1(d) and (f) and Section 3.4, each Class A Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $8.00 per Class A Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Class A Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Class A Common Units (“Certificated Units”) or non-certificated Class A Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest.

(b) Issuance of Class A Common Units to Parent. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the number of Class A Common Units of the Surviving Entity equal to the number of Class A Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) (the “New Class A Common Units”).

(c) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time whose Class A

Common Units are converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall cease to be limited partners of the Partnership pursuant to this Agreement and that, immediately following the Effective Time, Parent and EEP are the only limited partners of the Partnership.

(d) Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Any Partnership Interests (other than the General Partner Interest, the Units owned by EEP and the Incentive Distribution Rights) that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership, and any Partnership Interests (other than the General Partner Interest, the Units owned by EEP and the Incentive Distribution Rights) owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(e) General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding.

(f) Treatment of Incentive Distribution Rights and EEP Owned Units.

(i) The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the Partnership GP, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(ii) The Units issued and outstanding and owned by EEP as of immediately prior to the Effective Time shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(g) Distributions. To the extent applicable, holders of Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that has been declared by the Partnership GP with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Units, as applicable. To the extent applicable, holders of Units prior to the Effective Time (other than EEP) shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP with respect to such Units prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2 Surrender of Class A Common Units.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Class A Common Units as of the Effective Time whose Class A Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit (or an affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Class A Common Units as of the Effective Time whose Class A Common Units were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Class A Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Class A Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Class A Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Class A Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Class A Common Units converted into the right to receive the Merger Consideration one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Class A Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Class A Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Class A Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Class A Common Units represented by such Certificated Unit as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the Treasury regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Certificated Units or Book-Entry Units representing Class A Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3 Treatment of Partnership Incentive Awards; Termination of Partnership Equity Plan.

(a) Prior to the Effective Time, Parent and the Partnership GP will determine the terms and conditions of any adjustment(s), settlement(s) or substitution(s) to be made to or with respect to outstanding awards under the Partnership Long-Term Incentive Plan in connection with the Merger (each a “Partnership Incentive Plan Adjustment”), which Partnership Incentive Plan Adjustments, if any shall comply with Section 7(c) of the Partnership Long-Term Incentive Plan (or any other relevant provision of the Partnership Long-Term Incentive Plan or any award agreement thereunder) and shall become effective as of the Effective Time. Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions as may be necessary or appropriate to implement the Partnership Incentive Plan Adjustments, if any, as determined by Parent and the Partnership GP.

(b) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on August 15, 2014, deregistering all Class A Common Units thereunder.

Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Class A Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Class A Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE

PARTNERSHIP GP

The Partnership and the Partnership GP represent and warrant, jointly and severally, to Parent as follows:

Section 4.1 Authority.

(a) Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the sole member of the Partnership GP, the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger (upon obtaining the Partnership Unitholder Approval) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the Partnership GP or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.3, any Law applicable to the Partnership or the Partnership GP or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement or have a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(c) The GP Conflicts Committee, at a meeting duly called and held, has (i) unanimously determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee described in clauses (i) and (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

(d) The GP Board (acting based in part upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Limited Partners, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Class A Common Units, Class B Common Units, Subordinated Units, General Partner Units and the Incentive Distribution Rights. At the close of business on January 26, 2017, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 22,610,056 Class A Common Units, (ii) zero Class B Common Units, (iii) 22,610,056 Subordinated Units, (iv) the Incentive Distribution Rights, and (v) 922,859.428571 General Partner Units. At the close of business on January 26, 2017, there were 1,018,741 performance stock units relating to Class A Common Units outstanding under the Partnership Long-Term Incentive Plan, which could be earned in cash at a “performance multiplier” of up to 200%. Except as set forth in Section 4.2(a) of the Partnership Disclosure Letter, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Partnership Interests and the limited or general partner interests represented thereby were duly authorized and are validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and except for the general partner interests), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The General Partner is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and all of the Incentive Distribution Rights and such General Partner Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partnership Agreement.

(b) None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

(c) Other than ownership of its Subsidiaries, or as described in Section 4.2(c) of the Partnership Disclosure Letter, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.3 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Partnership or the Partnership GP or the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable antitrust or competition Law, (b) the filing with the SEC of such reports under Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Schedule 13E-3, (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the Partnership GP to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement or have a Partnership Material Adverse Effect.

Section 4.4 Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the Partnership GP, threatened against, or, to the Knowledge of the Partnership or the Partnership GP, any pending or threatened material governmental or regulatory investigation of, Partnership or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the Partnership GP, threatened to be imposed, against Partnership or any of its Subsidiaries.

Section 4.5 Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of January 26, 2017, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.6 Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.7 Disclosure Letter. On or prior to the date hereof, the Partnership and the Partnership GP have delivered to Parent a letter (the “Partnership Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Partnership Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in the Partnership Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Partnership Material Adverse Effect.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and Partnership GP have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the Partnership GP as follows:

Section 5.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2 Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. All of the issued and outstanding shares of common stock of Parent are indirectly owned by Enbridge. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Ownership of Partnership Units. As of the date of this Agreement, EEP is the record owner of 1,335,056 Class A Common Units and the sole record owner of 22,610,056 Subordinated Units, which represent (i) all outstanding Subordinated Units and (ii) all Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Board has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as sole member of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(c) Simultaneously with the execution of this Agreement, EEP will have executed and delivered the EEP Support Agreement.

Section 5.5 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Schedule 13E-3, (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6 Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7 Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9 Brokers and Other Advisors. Except for Citigroup Global Markets, Inc., the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10 Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.11 Disclosure Letter. On or prior to the date hereof, Parent and Merger Sub have delivered to the Partnership and the Partnership GP the Parent Disclosure Letter setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Parent Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in the Parent Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect to Parent.

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Partnership Information Statement and Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, the Partnership and Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each party shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, Parent and Merger Sub as provided by this Section 6.1) as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the

Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership, Parent or Merger Sub, as applicable, without providing the Partnership, Parent or Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership, Parent or Merger Sub, as applicable, shall consider and implement in good faith.

(b) Subject to Section 6.3, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification of the Partnership Board Recommendation or the GP Conflicts Committee’s or the GP Board’s approval of this Agreement or the transactions contemplated hereby.

Section 6.2 Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement, (iv) as provided in the Partnership Agreement or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Subsidiaries not to, and Parent shall not cause Partnership or Partnership GP to:

(a) (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b) other than the New Class A Common Units and annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights, (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated hereby, or (iii) except as expressly contemplated by this Agreement, issue, grant or amend any award under the Partnership Long-Term Incentive Plan;

(c) (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan;

(d) (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(e)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare distributions to the holders of any Units or other equity interests in the Partnership, in each case other than in the ordinary course of business pursuant to Section 6.2(a) and Section 6.17;

(f) amend the Partnership Agreement, as in effect on the date of this Agreement;

(g) enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(h) modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner which is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(i) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(j) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(k) (i) change its fiscal year or any method of Tax accounting, (ii) make, change or revoke any material Tax election, (iii) settle or compromise any material liability for Taxes, (iv) file any material amended Tax Return or (v) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(l) other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, or (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(n) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(o) agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.

Section 6.3 Partnership Adverse Recommendation Change.

(a) The Partnership shall, and Partnership GP shall cause its, and the Partnership’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Class A Common Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Without limiting the foregoing, it is understood and agreed that (a) any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership will be deemed to be a breach of this Section 6.3 by the Partnership and (b) no act or failure to act by Parent or any of its Affiliates or Representatives shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP. Notwithstanding the foregoing, but subject to the limitations in Sections 6.3(c) and (d), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their Representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a material, knowing and intentional breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that (i) the GP Board after consultation with its outside legal counsel and financial advisor and the GP Conflicts Committee, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law and (ii) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement.

(b) Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and their Representatives not to, directly or indirectly (i) take any action set forth in clause (iv) of Section 6.3(a) of this Agreement or (ii) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Board, after consulting with the GP Conflicts Committee, may make a Partnership Adverse Recommendation Change if the GP Board determines in good faith (after consultation with its financial advisor and outside legal counsel and the GP Conflicts Committee) (i) that an Acquisition Proposal constitutes a Superior Proposal and (ii) that the failure to take such action would be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Board may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i) the GP Board has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (“Notice of Proposed Adverse Recommendation

Change”). The Notice of Proposed Adverse Recommendation Change shall include, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Adverse Recommendation Change and an additional five day period)(the period inclusive of all such days, the “Partnership Notice Period”);

(ii) if applicable, Parent has been provided all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided); and

(iii) during the Partnership Notice Period, the GP Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Board or GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make, or in the case of the GP Conflicts Committee, recommend, a Partnership Adverse Recommendation Change.

(d) In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Section 6.4 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Until the Effective Time or the earlier termination of this Agreement, Parent shall not, and shall not recommend, direct or cause EEP to (i) amend, modify, revoke or supplement the EEP Support Agreement, or

(ii) directly or indirectly (A) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Units owned by EEP as of the date hereof, (B) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Section 6.4(b), or (C) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any equity or other ownership interest in EEP.

(c) Until the Effective Time or the earlier termination of this Agreement, Parent will not, and will not recommend or direct any of its Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5 Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7 Indemnification and Insurance.

(a) From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Surviving

Entity and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b) The Surviving Entity shall maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.7(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP or any indemnification agreements. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of the Partnership Information Statement and Schedule 13E-3.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership and Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Class A Common Units from the NYSE and the termination of trading of the Class A Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Class A Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.11 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by the Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, its Affiliates or their respective Representatives.

Section 6.13 Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transaction.

Section 6.14 No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related hereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.15 Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.16 Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.17 Distributions. The Partnership GP shall declare, and shall cause the Partnership to pay, the Partnership’s regular quarterly cash distribution to holders of the Class A Common Units with respect to the quarter ended December 31, 2016 in accordance with the Partnership Agreement (the “Fourth Quarter Distribution”); provided, however, that, subject to applicable Laws, the Fourth Quarter Distribution shall not be less than $0.3575 without the prior approval of the GP Conflicts Committee. The Partnership and Parent shall coordinate the timing of the Fourth Quarter Distribution so that the record date and payment date precedes the Effective Time so as to permit the payment of the Fourth Quarter Distribution.

Section 6.18 Tax Matters.

(a) For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the parties agree to treat the Merger (a) with respect to the Partnership Unaffiliated Unitholders, as a taxable sale of their Class A Common Units to Parent and (b) with respect to Parent, as a purchase from the Partnership Unaffiliated Unitholders of such Class A Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b) The parties expect that the Merger will not result in the Partnership being treated as terminated under Section 708(b)(1)(B) of the Code. The parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Unitholders, including a change to the method of allocation prescribed under Section 6.2(f) of the Partnership Agreement.

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Unitholder Approval. The affirmative vote or consent in favor of the approval of this Agreement, including the Merger, of the holders of a Unit Majority (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP qualified as to materiality or Partnership Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b) Performance of Obligations of the Partnership and Partnership GP. Each of the Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub qualified as to materiality or Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Board, after consulting with the GP Conflicts Committee.

(b) by either of the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) or Parent:

(i) if the Closing shall not have been consummated on or before June 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the Partnership GP to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of the Parent, Merger Sub or EEP to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the EEP Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent, Merger Sub or EEP, to perform in all material respects any of its obligations under this Agreement or the EEP Support Agreement, as applicable; or.

(iii) if a Partnership Adverse Recommendation Change shall have occurred.

(c) by Parent:

(i) if prior to obtaining the Partnership Unitholder Approval, if the Partnership is in willful breach of its obligations pursuant to the first two sentences of Section 6.1(b) or Section 6.3(a); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the EEP Support Agreement, as applicable; or

(ii) if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the EEP Support Agreement, as applicable.

(d) by the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.16, Section 8.2 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable party or parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership or their respective directors, officers and Affiliates if this Agreement is terminated by Parent or the Partnership pursuant to Section 8.1(b)(iii). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 No Survival, Etc.. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after obtaining the Partnership Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented without the prior approval of the GP Conflicts Committee; provided, further, that after obtaining the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and such action shall not require approval of the holders of Class A Common Units.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Board (after consulting with the GP Conflicts Committee). Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Sections 3.1(d) and (f) and Section 3.4, the right of the holders of Class A Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Class A Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Specific Performance. Each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Enbridge Energy Company, Inc.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Mark Boyce

Facsimile: 713-821-2229

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Brett E. Braden

Email: brett.braden@lw.com

and

Enbridge Energy Partners, L.P.

c/o Enbridge Energy Management, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Lisa Wilson

Facsimile: 713-821-2229

Email: lisa.wilson@enbridge.com

and

EEP GP Delegate Conflicts Committee

c/o Enbridge Energy Management, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chairman of the Conflicts Committee

Facsimile: 713-821-2229

and

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Michael Telle

Email: mtelle@velaw.com

If to the Partnership or the Partnership GP, to:

Midcoast Energy Partners, L.P.

c/o Midcoast Holdings, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

Facsimile: 713-821-2229

Email: chris.kaitson@enbridge.com

with copies (which shall not constitute notice) to:

GP Conflicts Committee

c/o Midcoast Holdings, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chairman of the Conflicts Committee

Facsimile: 713-821-2229

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Will Anderson

Email: will.anderson@bracewelllaw.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five Business Days after dispatch by certified or registered mail.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement and the EEP Support Agreement for breaches of the representations, warranties, covenants and agreements contained in this Agreement and the EEP Support Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ NOOR S. KAISSI
Name:	Noor S. Kaissi
Title:	Controller

MERGER SUB:

ENBRIDGE HOLDINGS (LEATHER) L.L.C.

By:	/s/ NOOR S. KAISSI
Name:	Noor S. Kaissi
Title:	Controller

[Signature Page to Merger Agreement]

PARTNERSHIP:

MIDCOAST ENERGY PARTNERS L.P.

By: Midcoast Holding, L.L.C., its general partner

By:	/s/ C. GREGORY HARPER
Name:	C. Gregory Harper
Title:	President

PARTNERSHIP GP:

Midcoast Holdings, L.L.C.

By:	/s/ C. GREGORY HARPER
Name:	C. Gregory Harper
Title:	President

[Signature Page to Merger Agreement]

ANNEX B

Execution Version

SUPPORT AGREEMENT

BY AND AMONG

ENBRIDGE ENERGY PARTNERS, L.P.,

ENBRIDGE ENERGY COMPANY, INC.

AND

MIDCOAST ENERGY PARTNERS, L.P.

DATED AS OF JANUARY 26, 2017

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of January 26, 2017 (this “Agreement”), is by and among MIDCOAST ENERGY PARTNERS, L.P., a Delaware limited partnership (“MEP”), ENBRIDGE ENERGY COMPANY, INC., a Delaware corporation (“EECI”), and ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (“EEP”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, EECI, Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly-owned Subsidiary of EECI (“Merger Sub”), MEP and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of MEP (“MEP GP”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into MEP (the “Merger”), with MEP as the surviving entity, and each outstanding Class A Common Unit will be converted into the right to receive the merger consideration specified therein, other than (i) Class A Common Units owned by MEP, any of its Subsidiaries, Parent or its Affiliates (other than EEP), which shall be cancelled and cease to exist and (ii) Class A Common Units owned by EEP, which shall be unchanged and remain issued and outstanding;

WHEREAS, as of the date hereof, EEP is the record owner in the aggregate of, and has the right to vote and dispose of, 1,335,056 Common Units and EEP is the record owner in the aggregate of 22,610,056 Subordinated Units (such Common Units and Subordinated Units, together, the “Existing Units”); and

WHEREAS, as an inducement and condition of EECI’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, EECI has required that EEP, and EEP has agreed to, enter into this Agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined), set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Agreement” has the meaning assigned to such term in the preamble.

“Affiliate” or “Affiliates” has the meaning set forth in the Merger Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“Class A Common Units” has the meaning set forth in the Partnership Agreement.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Covered Units” means the Existing Units together with any Common Units that EEP or any of its Subsidiaries acquires beneficially or of record on or after the date hereof.

“EECI” has the meaning assigned to such term in the preamble.

“EEP” has the meaning assigned to such term in the preamble.

“EEP Unaffiliated Unitholders” means the holders of units of limited partner interest in EEP other than Parent, EEP GP Delegate and their respective Affiliates.

“EEP GP Delegate” means Enbridge Energy Management, L.L.C., as the delegate of EECI, the general partner of EEP.

“EEP GP Delegate Board” means the Board of Directors of the EEP GP Delegate.

“EEP GP Delegate Conflicts Committee” has the meaning assigned to such term in Section 3.2(a)(ii).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Existing Units” has the meaning assigned to such term in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GP Board” has the meaning set forth in the Merger Agreement.

“GP Conflicts Committee” has the meaning set forth in the Merger Agreement.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“MEP” has the meaning assigned to such term in the preamble.

“MEP GP” has the meaning assigned to such term in the recitals.

“Merger” has the meaning assigned to such term in the recitals.

“Merger Agreement” has the meaning assigned to such term in the recitals.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Merger Sub” has the meaning assigned to such term in the recitals.

“Order” or “Orders” has the meaning set forth in Section 3.1(d) of this Agreement.

“Partnership Adverse Recommendation Change” has the meaning set forth in the Merger Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 13, 2013, as amended, modified or supplemented from time to time.

“Partnership Information Statement” has the meaning set forth in the Merger Agreement.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representative” or “Representatives” has the meaning set forth in the Merger Agreement.

“Subordinated Units” has the meaning set forth in the Partnership Agreement.

“Subsidiary” or “Subsidiaries” has the meaning set forth in the Merger Agreement.

“Surviving Entity” has the meaning set forth in the Merger Agreement.

“Termination Date” has the meaning set forth in Section 6.1 of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided that, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by EEP in connection with a bona fide loan or the conversion of any Covered Units pursuant to the terms of the Partnership Agreement (including, for the avoidance of doubt, the conversion of EEP’s Subordinated Units into Common Units).

ARTICLE 2

VOTING

Section 2.1 Agreement to Vote Covered Units.

(a) EEP hereby irrevocably and unconditionally agrees, in its capacity as a holder of the Covered Units, that prior to the Termination Date (as defined herein), at any meeting of the unitholders of MEP, however called, including any adjournment or postponement thereof, or in connection with any written consent of the unitholders of MEP, it shall, to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of establishing a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units (A) in favor of the approval and adoption of the Merger Agreement, any transactions contemplated by the Merger Agreement and any other matter necessary for the consummation of such transactions submitted for the vote or written consent of the unitholders of MEP; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MEP or MEP GP or any of their Subsidiaries contained in the Merger Agreement; and (C) against any action, agreement or transaction that would impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

(b) Except as otherwise set forth in or contemplated by this Agreement, EEP may vote the Covered Units in its discretion on all matters submitted for the vote of unitholders of MEP or in connection with any written consent of MEP’s unitholders in a manner that is not inconsistent with the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. EEP hereby represents, covenants and agrees that, except for this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of EEP contained herein untrue or incorrect or have the effect of preventing or disabling EEP from performing any of its obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of EEP. EEP (except to the extent otherwise provided herein) hereby represents and warrants to MEP and EECI as follows:

(a) Good Standing. EEP is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Organization; Authorization; Validity of Agreement; Necessary Action.

(i) EEP has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by EEP of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by EEP and no other actions or proceedings on the part of EEP to authorize the execution and delivery of this Agreement, the performance by it of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by EEP and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of EEP enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The Special Committee (the “EEP GP Delegate Conflicts Committee”) of the EEP GP Delegate Board, at a meeting duly called and held, has (A) determined that each of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement is fair and reasonable to and in the best interests of EEP, including the EEP Unaffiliated Unitholders, (B) recommended that the EEP GP Delegate Board authorize and approve the voting or consent by EEP, (1) as the sole member of MEP GP and (2) of the Existing Units held by EEP, in favor of the Merger and adoption and approval of the Merger Agreement, and (C) recommended that the EEP GP Delegate Board authorize and approve this Agreement.

(iii) The EEP GP Delegate Board (acting in part based on the recommendation of the EEP GP Delegate Conflicts Committee) has (A) determined that each of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement is fair and reasonable to and in the best interests of EEP, including its partners, (B) authorized and approved the voting or consent by EEP, (1) as the sole member of MEP GP and (2) of the Existing Units held by EEP, in favor of the Merger and adoption and approval of the Merger Agreement, and (C) authorized and approved this Agreement.

(c) Ownership. As of the date hereof, EEP is the record owner of the Existing Units, and all of the Covered Units owned by EEP from the date hereof through and on the Closing Date will be owned of record or beneficially by EEP. EEP has and will have at all times through the Closing Date voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article 2 hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units owned by EEP at all times through the Closing Date.

(d) No Violation. Neither the execution and delivery of this Agreement by EEP nor the performance by EEP of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including the Existing Units, owned by EEP, (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to EEP or any of its properties, rights or assets or (iii) result in a violation or breach of or conflict with its organizational and governing documents.

(e) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by EEP in connection with EEP’s execution, delivery and performance of this Agreement or the consummation by EEP of the transactions contemplated hereby, except for any requirements under the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

(f) Reliance by MEP and EECI. EEP understands and acknowledges that each of MEP and EECI is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement and the representations, warranties, covenants and obligations of EEP contained herein.

Section 3.2 Representations and Warranties of MEP. MEP (except to the extent otherwise provided herein) hereby represents and warrants to EEP and EECI as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. MEP has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by MEP of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by MEP and no other actions or proceedings on the part of MEP to authorize the execution and delivery of this Agreement, the performance by it of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by MEP and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of MEP enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) No Violation. Neither the execution and delivery of this Agreement by MEP nor the performance by MEP of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, owned by MEP, (ii) violate any Orders or laws applicable to MEP or any of its properties, rights or assets or (iii) result in a violation or breach of or conflict with its organizational and governing documents.

(c) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by MEP in connection with MEP’s execution, delivery and performance of this Agreement or the consummation by MEP of the transactions contemplated hereby, except for any requirements under the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

Section 3.3 Representations and Warranties of EECI. EECI hereby represents and warrants to EEP and MEP that the execution and delivery of this Agreement by EECI and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of EECI.

ARTICLE 4

GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY

Section 4.1 Grant of Irrevocable Proxy; Appointment of Proxy. FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EEP HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, C. GREGORY HARPER, E. CHRIS KAITSON AND ANY OTHER PROXY DESIGNEE, EACH OF THEM INDIVIDUALLY, EEP’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH ARTICLE 2, IF AND ONLY IF EEP FAILS TO VOTE OR ATTEMPTS TO VOTE THE COVERED UNITS IN A MANNER INCONSISTENT WITH THE TERMS OF THIS AGREEMENT. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE GP CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST, AND EEP WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY EEP WITH RESPECT TO THE COVERED UNITS TO VOTE ON THE MATTERS SET FORTH IN ARTICLE 2 HEREOF (AND EEP HEREBY REPRESENTS TO MEP THAT ANY SUCH OTHER PROXY IS REVOCABLE).

Section 4.2 Expiration of Proxy. The proxy granted in this Article 4 shall automatically expire upon the termination of this Agreement.

ARTICLE 5

OTHER COVENANTS

Section 5.1 Prohibition on Transfers, Other Actions. From and after the date hereof and until the Termination Date, EEP agrees not to (a) Transfer any of the Covered Units, beneficial ownership thereof or voting power therein; (b) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, EEP’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that would reasonably be expected to restrict or otherwise affect EEP’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from pledges or security interests (or the foreclosure thereof) relating to existing or future bona fide loans that do not affect EEP’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, EEP may Transfer any or all of the Covered Units, in accordance with applicable law, to any affiliate of EEP; provided, further, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to MEP and EECI a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were EEP. Any Transfer in violation of this provision shall be null and void.

Section 5.2 Unit Splits and Unit Distributions. In the event of a unit split, unit distribution or any change in the Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange or conversion of units or the like, the terms “Covered Units” and “Existing Units” shall be deemed to refer to and include such Units as well as all such distributions and any securities of MEP into which or for which any or all of such Units may be changed, exchanged or converted or which are received in such transaction.

Section 5.3 Unitholder Capacity. The parties hereto acknowledge that this Agreement is being entered into by EEP solely in its capacity as a holder of Covered Units, and nothing in this Agreement shall restrict or limit the ability of EEP or any officer, director, owner or employee thereof to take any action in his, her or its capacity as an officer, director, owner or employee thereof or MEP or MEP GP.

Section 5.4 Non-Survival of Representations and Warranties. The representations and warranties of the parties contained herein shall not survive the Termination Date.

Section 5.5 Further Assurances. From time to time, at MEP’s request and expense and without further consideration, EEP shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 5.6 Rollover of Partnership Interests. EEP agrees and acknowledges that, in the Merger, the Partnership Interests of which EEP is the record and beneficial owner as of the Effective Time will remain outstanding as Partnership Interests of the Surviving Entity and will not be converted into the right to receive the Merger Consideration or any other form of consideration.

ARTICLE 6 MISCELLANEOUS

Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the GP Board (after consulting the GP Conflicts Committee) making a Partnership Adverse Recommendation Change, (d) the written agreement of EEP, EECI and MEP to terminate this Agreement or (e) the date of any modification, waiver or amendment to the Merger Agreement without the prior written consent of EEP (such earliest date being referred to herein as the “Termination Date”). After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MEP or EECI any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to EEP, and MEP and EECI shall have no authority to direct EEP in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3 Publicity. EEP hereby permits MEP to include and disclose in the Partnership Information Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement EEP’s identity and ownership of the Covered Units and the nature of EEP’s commitments, arrangements and understandings pursuant to this Agreement.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to EEP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana St., Suite 3300

Houston, Texas 77002

Attention: Mark Boyce

With copies to:

Vinson & Elkins

First City Tower, 1001 Fannin St., Suite 2500

Houston, Texas 77002

Attention: Michael Telle

If to MEP, to:

Midcoast Energy Partners, L.P.

1100 Louisiana St., Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

With copies to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Will Anderson

If to EECI, to:

Enbridge Energy Company, Inc.

1100 Louisiana St., Suite 3300

Houston, Texas 77002

Attention: Mark Boyce

With copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Brett E. Braden

Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.7 Expenses. Except as otherwise provided herein, all costs and expenses in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated hereby are consummated.

Section 6.8 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without regard to the conflict of law principles thereof.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 6.4, irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.9, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 6.9(b) is solely for the purposes referred to in this Section 6.9(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by MEP, EECI and EEP. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

Section 6.11 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.12 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 6.13 Action by MEP. No waiver, consent or other action by or on behalf of MEP pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the GP Board and the GP Conflicts Committee.

Section 6.14 Successors and Assigns; Third Party Beneficiaries. Except as permitted by Section 5.1, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

MIDCOAST ENERGY PARTNERS, L.P.

By:	Midcoast Holdings, L.L.C, its general partner

By:	/s/ C. GREGORY HARPER
Name: C. Gregory Harper
Title: President

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:	/s/ VALORIE J. WANNER
Name: Valorie Wanner
Title: Corporate Secretary

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ NOOR S. KAISSI
Name: Noor S. Kaissi
Title: Controller

Signature Page to Support Agreement

ANNEX C

January 26, 2017

Conflicts Committee of the Board of Directors of Midcoast Holdings, L.L.C.

Midcoast Holdings, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Members of the Conflicts Committee:

We understand that Enbridge Energy Company, Inc., a Delaware corporation (“Parent”), Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Midcoast Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Delaware limited partnership. In the Merger, each of the Partnership’s outstanding Class A Common Units (each, a “Common Unit”), other than the Common Units owned by Parent and its Affiliates and Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), will be converted into the right to receive $8.00 per Common Unit in cash (the “Consideration”). As a result of the Merger, Partnership GP will remain the general partner of the Partnership and Parent and EEP will hold all of the limited partner interests of the Partnership. The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee of the Board of Directors of Partnership GP (the “Conflicts Committee”) has asked us whether, in our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Common Units (other than Parent, EEP, Partnership GP and their respective Affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available historical business and financial information relating to the Partnership that we deemed to be relevant, including information set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and Current Reports on Form 8-K filed since January 1, 2016, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership;

(ii)	reviewed certain non-public historical and projected financial and operating data relating to the Partnership prepared and furnished to us by management of the Partnership;

(iii)	discussed the past and current operations, financial projections and current financial condition of the Partnership with management of the Partnership (including management’s views on the risks and uncertainties of achieving such projections);

(iv)	reviewed certain publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

(v)	reviewed the reported prices and the historical trading activity of the Common Units;

(vi)	compared the financial performance of the Partnership and its stock market trading multiples with publicly available financial terms of certain other publicly traded companies that we deemed relevant;

Conflicts Committee of the

Board of Directors of Midcoast Holdings, L.L.C.

January 26, 2017

Page- 2

(vii)	compared the financial performance of the Partnership and the valuation multiples implied by the Merger with those of certain other transactions that we deemed relevant;

(viii)	performed a discounted cash flow analysis based on forecasts and other data provided by management of the Partnership;

(ix)	performed a discounted distributions analysis based on forecasts and other data provided by management of the Partnership;

(x)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Merger;

(xi)	reviewed information regarding the process conducted by EEP with respect to soliciting third parties to acquire EEP’s general partner and limited partner interests in the Partnership and EEP’s limited partner interest in Midcoast Operating, L.P. (“MOLP”) or, alternatively, all of the general partner and limited partner interests in the Partnership and MOLP;

(xii)	reviewed a draft of the Merger Agreement dated January 25, 2017;

(xiii)	reviewed a draft of the EEP Support Agreement dated January 25, 2017; and

(xiv)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership, we have assumed that such data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future competitive, operating and regulatory environments and related financial performance of the Partnership under the assumptions stated therein. Among other things, we took into consideration the financial impact on the holders of Common Units of the projected substantial reduction in quarterly distributions payable on Common Units reflected in the projected financial and operating data relating to the Partnership prepared and furnished to us by management of the Partnership. We express no view as to any projected financial or operating data relating to the Partnership or any judgments, estimates or assumptions on which such data are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Partnership as to the future financial and operating performance of the Partnership.

For purposes of rendering our opinion, we have assumed that the representations and warranties of each party contained in the Merger Agreement and the EEP Support Agreement (in the draft forms reviewed by us) are true and correct in all respects material to our analysis, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the EEP Support Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits of the Merger to the holders of Common Units. We have assumed that the final versions of all documents reviewed by us in draft form will conform in all material respects to the drafts reviewed by us.

Conflicts Committee of the

Board of Directors of Midcoast Holdings, L.L.C.

January 26, 2017

Page- 3

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Partnership or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated as of the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Consideration, from a financial point of view, as of the date hereof, to the holders of Common Units (other than Parent, EEP, Partnership GP and their respective Affiliates). We do not express any view on, and our opinion does not address, the fairness, financial or otherwise, of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Partnership GP, the Partnership or any other parties to the Merger Agreement or affiliates thereof or any class of such persons, whether relative to the Consideration, the Merger or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or opportunities that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Neither this letter nor our opinion constitutes a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of units of the Partnership should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Common Units will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and the Partnership’s advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, other than respect to its opinion and work performed for the Conflicts Committee in connection with the Conflicts Committee’s consideration of a proposed subscription agreement with respect to the issuance by the Partnership to EEP of up to $250 million of a new class of limited partnership interests in the Partnership convertible into Common Units, no material relationship existed between Evercore Group L.L.C. or any of its affiliates, on the one hand, and the Partnership, EEP, Partnership GP, Parent or any of their respective affiliates, on the other hand, pursuant to which compensation was received or is intended to be received by Evercore Group L.L.C. or its affiliates as a result of such relationship. We and our affiliates may provide financial or other services to the Partnership, EEP, Partnership GP or Parent or any of their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership, EEP, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Conflicts Committee of the

Board of Directors of Midcoast Holdings, L.L.C.

January 26, 2017

Page- 4

This letter and the opinion expressed herein is addressed to, and is for the information and benefit of, the Conflicts Committee in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, used, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written approval or in accordance with the terms of the engagement letter, dated December 22, 2016, among the Partnership, the Conflicts Committee and Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Common Units (other than Parent, EEP, Partnership GP and their respective Affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III Senior Managing Director

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